Exhibit 2.2

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

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In re	:
	:	Chapter 11 Case No.
:
SILICON GRAPHICS, INC., et al.,	:	06-10977 (BRL)
:
Debtors.	:	(Jointly Administered)
x

DISCLOSURE STATEMENT FOR DEBTORS’ FIRST

AMENDED JOINT PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP

Attorneys for Debtors and

    Debtors in Possession

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

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SUMMARY OF PLAN

The following is a summary of the Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated June 30, 2006 (as the same may be amended, the “Plan”), of Silicon Graphics, Inc. (“Silicon Graphics”), Silicon Graphics Federal, Inc. (“SGI Federal”), Silicon Graphics World Trade Corporation (“SGI World Trade”), Silicon Graphics Real Estate, Inc., Silicon Studio, Inc., Cray Research, L.L.C., Cray Research America Latina Ltd., Cray Research Eastern Europe Ltd., Cray Research India Ltd., Cray Research International, Inc., Cray Financial Corporation, Cray Asia/Pacific, Inc., Paragraph International, Inc., and WTI Development, Inc. (collectively, the “Debtors” and with their non-Debtor affiliates “SGI”), the debtors and debtors in possession in these chapter 11 cases. Silicon Graphics is the direct or indirect parent of each of the other Debtors. This Disclosure Statement describes the Plan and the distributions contemplated thereunder for each of the Debtors and their creditors.

The Debtors commenced their chapter 11 cases following several years of declining financial performance, which can be traced to certain strategic decisions made by SGI in the late 1990’s that failed to yield the expected operating results and the downturn in the global economy that depressed the technology and computer industry. This declining financial performance, coupled with a burdensome cost structure and significant legacy costs, left SGI with the need for financial reorganization.

Beginning in 2005, SGI and its advisors explored various restructuring alternatives including M&A transactions, refinancing options, recapitalizations and a potential chapter 11 filing. During this time, SGI initiated a number of internal cost reduction and liquidity improvement initiatives including refinancing its significant indebtedness, making changes in senior leadership and implementing workforce reductions. However, such efforts were insufficient to ease the financial strain on the businesses. Through its financial advisors, SGI solicited and received expressions of interest for its assets while at the same time continuing to negotiate with its secured creditors. As a result of such negotiations, SGI determined that the most efficient way to de-lever its balance sheet and return the company to profitability was through a pre-negotiated chapter 11 restructuring. In May 2006, SGI and the Ad Hoc Committee reached an agreement on the principal terms of a chapter 11 plan of reorganization. Thereafter, the Debtors commenced their chapter 11 cases on May 8, 2006.

Upon commencement of these chapter 11 cases, SGI filed a term sheet outlining the terms of the reorganization plan reached with the Ad Hoc Committee. Under the term sheet, certain members of the Ad Hoc Committee (the “Plan Sponsors”) would sponsor a chapter 11 plan that provided for the reorganization of the Debtors as a going concern (the “Reorganized Debtors”). Integral components of the agreement with the Ad Hoc Committee were the Debtors’ proposed $130 million debtor in possession financing facility, which would allow the Debtors to repay their prepetition senior secured credit facility and provide sufficient liquidity to fund SGI during the course of the chapter 11 cases, and a rights offering backstopped by the Plan Sponsors, coupled with a conversion of Silicon Graphics’ secured notes into 100% of the equity (prior to dilution by the Management Incentive Plan and the Overallotment Shares) in Reorganized Silicon Graphics.

During the first month of the cases, the Debtors were faced with a number of objections from the Creditors’ Committee as well as Lampe Conway, the holder of the majority of the Cray Unsecured Debentures, to the terms of the proposed chapter 11 plan as well as the incurrence of the postpetition financing obligations. Following significant arms’-length negotiations among the Debtors, the Ad Hoc Committee, the Creditors’ Committee, and Lampe Conway, the parties reached a global settlement (the “Global Settlement”) resolving the major outstanding issues in the chapter 11 cases. Under the Global Settlement, the parties agreed to withdraw their objections to the Debtors’ request for $130 million in postpetition financing, allow the repayment in full of the Debtors’ obligations under the Prepetition Credit Agreement, and support the terms of the Plan.

Under the Plan, the holders of Silicon Graphics’ 6.50% and 11.75% secured notes will (i) convert their secured claims into approximately 93% of the equity of Reorganized Silicon Graphics (assuming full exercise of the Subscription Rights and subject to dilution by the Management Incentive Plan and the Overallotment Shares) through a direct grant of stock as well as through the opportunity to purchase stock pursuant to a rights offering and (ii) receive their pro rata share of interests in a Liquidating Trust consisting of certain litigation claims of the Debtors. General unsecured creditors of Silicon Graphics will receive their pro rata share of $9 million in Cash. Holders of Claims on account of the Cray Unsecured Debentures will receive Subscription Rights for the purchase of 700,000 shares of the equity in Reorganized Silicon Graphics and their pro rata share of a Cash distribution of $1.2 million, less the Cray Indenture Trustee Fees. The creditors of each of the Debtors other than Silicon Graphics will be paid in full (subject to an aggregate cap of $1 million on account of the Claims against and equity interests in SGI Federal and SGI World Trade) and equity interests in each of the foregoing will be left unaltered.

Based upon the Debtors’ estimate of the Allowed Claims in these chapter 11 cases and assuming full exercise of the Subscription Rights, the Plan provides for a 67% recovery to the holders of Secured Note Claims, 26.5% recovery to the holders of General Unsecured Silicon Graphics Claims, 16% recovery to the holders of Cray Unsecured Debenture Claims and 100% recovery to all creditors of and holders of Equity Interests in SGI Federal, SGI World Trade, Cray Research, L.L.C., Silicon Graphics Real Estate, Inc., Silicon Studio, Inc., Cray Research America Latina Ltd., Cray Research Eastern Europe Ltd., Cray Research India Ltd., Cray Research International, Inc., Cray Financial Corporation, Cray Asia/Pacific, Inc., Paragraph International, Inc., and WTI Development, Inc. These projections are based on assumptions described herein and are not guaranteed. The Plan is supported by the Ad Hoc Committee, the Creditors’ Committee and Lampe Conway.

THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THEM TO REORGANIZE SUCCESSFULLY AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THEIR CREDITORS. THE DEBTORS URGE CREDITORS TO VOTE TO ACCEPT THE PLAN. THE CREDITORS’ COMMITTEE AND THE AD HOC COMMITTEE ALSO STRONGLY ENCOURAGE ALL CREDITORS TO VOTE IN FAVOR OF THE PLAN. THE CREDITORS’ COMMITTEE AND THE AD HOC COMMITTEE WERE ACTIVELY INVOLVED IN THE FORMULATION OF THE PLAN AND BELIEVE THAT THE PLAN PROVIDES THE HIGHEST AND BEST RECOVERIES FOR ALL OF THE DEBTORS’ CREDITORS.

I.

INTRODUCTION

The Debtors submit this Disclosure Statement pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”) to holders of equity interests (“Equity Interests”) in and Claims against the Debtors in connection with (i) the solicitation of acceptances of the Plan filed by the Debtors with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) and (ii) the hearing to consider confirmation of the Plan (the “Confirmation Hearing”) scheduled for September [_], 2006 at 10:00 a.m. (prevailing Eastern Time). Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

Annexed as Exhibits to this Disclosure Statement are copies of the following documents:

The Plan (Exhibit A);

The Global Settlement Agreement, dated June 23, 2006 (the “Global Settlement Agreement”), the Plan Term Sheet, as amended and annexed thereto (the “Term Sheet”) and the Restructuring Agreement between Silicon Graphics and certain holders of Senior Secured Convertible Notes, dated May 7, 2006, as amended from time to time (the “Restructuring Agreement”) (Exhibit B);

Order of the Bankruptcy Court dated July [_], 2006 (the “Disclosure Statement Order”) approving, among other things, this Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (annexed without exhibits) (Exhibit C);

Silicon Graphics’ Annual Report on Form 10-K for the fiscal year ended June 24, 2005 (annexed without exhibits) (Exhibit D);

Form 10-Q for the quarter ended December 30, 2005 (Exhibit E); and

SGI’s Liquidation Analysis (Exhibit F).

A Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims that the Debtors believe may be entitled to vote to accept or reject the Plan. In addition, certain holders of Claims against the Debtors are receiving a Subscription Form for purposes of the Rights Offering described in Section VI.D of this Disclosure Statement.

On July [    ], 2006, after notice and a hearing, the Bankruptcy Court signed the Disclosure Statement Order, approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable a hypothetical investor of the relevant classes to make an informed judgment whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

The Disclosure Statement Order, a copy of which is annexed hereto as Exhibit C, sets forth in detail, among other things, the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim entitled to vote on the Plan should read the Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

A. HOLDERS OF CLAIMS ENTITLED TO VOTE

Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are not deemed to have rejected the proposed plan are entitled to vote to accept or reject a proposed plan. Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan. For a detailed description of the treatment of Claims and Equity Interests under the Plan, see Section VI of this Disclosure Statement.

Claims in Class 5 (Secured Note Claims), Class 6 (General Unsecured Silicon Graphics Claims), and Class 7 (Cray Unsecured Debenture Claims) of the Plan are impaired and, to the extent Claims in such Classes are Allowed, the holders of such Claims will receive distributions under the Plan. As a result, holders of Claims in those Classes are entitled to vote to accept or reject the Plan. Claims and Equity Interests in Class 1 (Other Priority Claims), Class 2 (Secured Tax Claims), Class 3 (Other Secured Claims), Class 4 (Prepetition Credit Agreement Claims), Class 10 (General Unsecured SGI Federal Claims), Class 11 (SGI Federal Equity Interests), Class 12 (General Unsecured SGI World Trade Claims), Class 13 (SGI World Trade Equity Interests), Class 14 (General Unsecured Cray Research LLC Claims), Class 15 (Cray Research LLC Equity Interests), Class 16 (General Unsecured Cray SGI Real Estate), Class 17 (SGI Real Estate Equity Interests), Class 18 (General Unsecured Silicon Studio Claims), Class 19 (Silicon Studio Equity Interests), Class 20 (General Unsecured Cray Research America Latina Claims), Class 21 (Cray Research America Latina Equity Interests), Class 22 (General Unsecured Cray Research Eastern Europe Claims), Class 23 (Cray Research Eastern Europe Equity Interests), Class 24 (General Unsecured Cray Research India Claims), Class 25 (Cray Research India Equity Interests), Class 26 (General Unsecured Cray Research International Claims), Class 27 (Cray Research International Equity Interests), Class 28 (General Unsecured Cray Financial Claims), Class 29 (Cray Financial Equity Interests), Class 30 (General Unsecured Cray Asia/Pacific Claims), Class 31 (Cray Asia/Pacific Equity Interests), Class 32 (General Unsecured Paragraph Claims), Class 33 (Paragraph Equity Interests), Class 34 (General Unsecured WTI Claims) and Class 35 (WTI Equity Interests) of the Plan are unimpaired. As a result, holders of Claims and Equity Interests in those Classes are conclusively presumed to have accepted the Plan.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. For a more detailed description of the requirements for confirmation of the Plan, see Section IX of this Disclosure Statement.

If a Class of Claims entitled to vote on the Plan rejects the Plan, the Debtors reserve the right to amend the Plan or request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code or both. Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the rejection of a plan by one or more impaired classes of claims or equity interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each rejecting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section IX.B.(2) of this Disclosure Statement.

Holders of Subordinated Securities Claims and Old Equity Interests will not receive any distribution under the Plan and are therefore deemed to have rejected the Plan. With respect to those Classes of Claims and Equity Interests that are deemed to have rejected the Plan, i.e., Class 8 (Subordinated Securities Claims), and Class 9 (Old Equity Interests), the Debtors intend to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code.

The Debtors are commencing this solicitation after extensive negotiations with the Prepetition Agent, the Creditors’ Committee, the Ad Hoc Committee and Lampe Conway. The Prepetition Agent has been represented by Jeffer, Mangels, Butler & Marmaro LLP and Pryor Cashman Sherman & Flynn LLP as legal advisors. The Creditors’ Committee has been represented by Winston & Strawn LLP as legal advisor and FTI Consulting as financial advisors. The Ad Hoc Committee has been represented by Goodwin Proctor LLP as legal advisor and Houlihan Lokey Howard & Zukin as financial advisor. Lampe Conway has been represented by Milbank, Tweed, Hadley & McCloy LLP as legal advisor.

THE DEBTORS, THE CREDITORS’ COMMITTEE AND THE AD HOC COMMITTEE RECOMMEND THAT HOLDERS OF CLAIMS IN CLASSES 5, 6 AND 7 VOTE TO ACCEPT THE PLAN.

The Debtors’ legal advisor is Weil, Gotshal & Manges LLP, their restructuring and financial advisors are AlixPartners, LLC (“AlixPartners”) and Bear, Stearns & Co. Inc. (“Bear Stearns”), respectively. They can be contacted at:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Phone: (212) 310-8000 Attn: Gary T. Holtzer, Esq. Stephen A. Youngman, Esq. Shai Y. Waisman, Esq.

AlixPartners, LLC

181 W. Madison, Suite 4700

Chicago, IL 60602

Phone: (312) 346-2500

Attn: James A. Mesterharm

and

Bear, Stearns & Co. Inc.

383 Madison Avenue

New York, NY 10179

Phone (212) 272-2000

Attn:    Andrew B. Samett

            Edward M. Rimland

B. VOTING PROCEDURES

If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold Claims in more than one Class and you are entitled to vote Claims in more than one Class, you will receive separate Ballots, which must be used for each separate Class of Claims. Ballots and master ballots (“Master Ballots”) should be returned to:

SILICON GRAPHICS, INC. BALLOT PROCESSING

c/o FINANCIAL BALLOTING GROUP LLC

757 THIRD AVENUE, 3RD FLOOR

NEW YORK, NEW YORK 10017

If the return envelope provided with your Ballot was addressed to your bank or brokerage firm, please allow sufficient time for that firm to process your vote on a Master Ballot before the Voting Deadline (4:00 p.m., prevailing Eastern Time, September 6, 2006).

Do not return your notes or securities with your Ballot.

TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED BY NO LATER THAN 4:00 P.M. (PREVAILING EASTERN TIME) ON SEPTEMBER 6, 2006. ANY EXECUTED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR A REJECTION OF THE PLAN SHALL NOT BE COUNTED.

Any Claim in an impaired Class as to which an objection or request for estimation is pending or which is listed on the Schedules as unliquidated, disputed or contingent is not entitled to vote unless the holder of such Claim has obtained an order of the Bankruptcy Court temporarily allowing such Claim for the purpose of voting on the Plan.

Pursuant to the Disclosure Statement Order, the Bankruptcy Court set July 7, 2006 as the record date for holders of Cray Unsecured Debenture Claims entitled to vote on the Plan and July 27, 2006 as the record date for the holders of Secured Note Claims and General

Unsecured Silicon Graphics Claims entitled to vote on the Plan. Accordingly, only holders of record as of the applicable record date that otherwise are entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

If you are a holder of a Claim entitled to vote on the Plan and you did not receive a Ballot, received a damaged Ballot or lost your Ballot or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call Financial Balloting Group LLC at (646) 282-1800.

C. CONFIRMATION HEARING

Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on [             ], 2006 at 10:00 a.m. (prevailing Eastern Time) before the Honorable Burton R. Lifland, Room 623, United States Bankruptcy Court for the Southern District of New York, Alexander Hamilton House, One Bowling Green, New York, New York 10004. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan must be served and filed so that they are received on or before [             ], 2006 at 4:00 p.m. (prevailing Eastern Time) in the manner described below in Section IX.A of this Disclosure Statement. The Confirmation Hearing may be adjourned from time to time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF. HOLDERS OF CLAIMS SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING THE PLAN, PRIOR TO VOTING ON THE PLAN.

FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND EQUITY INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING. THE DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR EQUITY INTERESTS. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY NATURE, ARE FORWARD-LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.

ALL HOLDERS OF CLAIMS SHOULD CAREFULLY READ AND CONSIDER FULLY THE RISK FACTORS SET FORTH IN SECTION VIII OF THIS DISCLOSURE STATEMENT BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

SUMMARIES OF CERTAIN PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE APPLICABLE AGREEMENT, INCLUDING THE DEFINITIONS OF TERMS CONTAINED IN SUCH AGREEMENT.

THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THEM TO REORGANIZE SUCCESSFULLY AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THEIR CREDITORS.

THE DEBTORS URGE CREDITORS TO VOTE TO ACCEPT THE PLAN. THE CREDITORS’ COMMITTEE AND THE AD HOC COMMITTEE ALSO STRONGLY ENCOURAGE ALL CREDITORS TO VOTE IN FAVOR OF THE PLAN. THE CREDITORS’ COMMITTEE AND THE AD HOC COMMITTEE WERE ACTIVELY INVOLVED IN THE FORMULATION OF THE PLAN AND BELIEVE THAT THE PLAN PROVIDES THE HIGHEST AND BEST RECOVERIES FOR THE DEBTORS’ CREDITORS.

IRS CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR EQUITY INTERESTS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

II.

OVERVIEW OF THE PLAN

The following table briefly summarizes the classification and treatment of Administrative Expense Claims, Claims and Equity Interests under the Plan:

Class	Type of Claim or Equity Interest	Treatment	Approximate Allowed Amount [1]	Approximate Percentage Recovery
—	Administrative Expense Claims	Paid in full, in Cash, on the later of the Effective Date or when such Claim becomes Allowed; Claims incurred in the ordinary course of business will be paid when due in the ordinary course of business	$30.3 million	100%

—	Postpetition Financing Agreement Claims	Paid in full, in Cash, on the Effective Date; outstanding letters of credit will be cancelled and replaced on the Effective Date pursuant to the Exit Facility or 100% cash collateralized	$100 million	100%

[1]	The amounts set forth herein are the Debtors’ estimates based on the Debtors’ books and records; the actual amounts will depend upon the final reconciliation and resolution of all Administrative Expense Claims and Claims as well as the negotiation of cure amounts and may vary from the amounts shown herein.

Class	Type of Claim or Equity Interest	Treatment	Approximate Allowed Amount [1]	Approximate Percentage Recovery
—	Professional Compensation and Reimbursement Claims	Paid in full, in Cash, in accordance with the order allowing any such Claim	$5.6 million	100%

—	Indenture Trustee Fees	Paid in full, in Cash, on the Effective Date, provided, however, that the payment on account of the Cray Indenture Trustee Fees will not exceed $1.2 million	$[—]	100%

—	Priority Tax Claims	Either (i) paid in full, in Cash, on the Effective Date or (ii) paid in full, in Cash, over a period not exceeding five years from and after the Commencement Date, in equal semi-annual Cash payments with interest at the applicable rate under non-bankruptcy law	Undetermined[2]	100%

1	Other Priority Claims	Unimpaired. Paid in full, in Cash, on the later of the Effective Date and the date such Claim becomes and Allowed Other Priority Claim or as soon thereafter as is practicable	$0.6 million	100%

2	Secured Tax Claims	Unimpaired. Either (i) paid in full, in Cash, on the Effective Date or (ii) paid in full, in Cash, over a period not exceeding five years from and after the Commencement Date, in equal semi-annual Cash payments with interest at the applicable rate under non-bankruptcy law	$2 million[3]	100%

[2]	The Debtors have not yet made a determination as to the correct classification of outstanding tax claims, as such the entirety of the estimate is currently included in Class 2 (Secured Tax Claims). Classification of tax claims as secured or priority shall not be deemed to be a waiver of the Debtors’ rights or defenses with respect to such Claims.
[3]	The Debtors have not yet made a determination as to the correct classification of outstanding tax claims, as such the entirety of the estimate is currently included in Class 2 (Secured Tax Claims). Classification of tax claims as secured or priority shall not be deemed to be a waiver of the Debtors’ rights or defenses with respect to such Claims. In addition, this amount is subject to change based on the outcome of certain pending audits of the Debtors.

Class	Type of Claim or Equity Interest	Treatment	Approximate Allowed Amount [1]	Approximate Percentage Recovery
3	Other Secured Claims	Unimpaired. Either (i) reinstated, (ii) paid in full, in Cash, on the later of the Effective Date and the date such Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (iii) receive the Collateral securing such Other Allowed Secured Claim	$0	100%

4	Prepetition Credit Agreement Claims	Unimpaired. Paid in full, in Cash, on the Effective Date, or as soon thereafter as is practicable	$0	100%

Class	Type of Claim or Equity Interest	Treatment	Approximate Allowed Amount [1]	Approximate Percentage Recovery
5	Secured Note Claims	Impaired. Paid Ratable Proportion of (i) 2,500,000 shares of New Common Stock, (ii) shares of New Common Stock issuable as a result of and to the extent the holder of such Secured Note Claims exercises its Ratable Proportion of 6,800,000 Subscription Rights, and (iii) 100% of the beneficial interests in the Liquidating Trust on the Effective Date, or as soon thereafter as is practicable	$191 million	26%[4] - 67%[5]

6	General Unsecured Silicon Graphics Claims	Impaired. Paid Ratable Proportion of $9.0 million in Cash on each Distribution Date or as soon thereafter as practicable	$33.9 million	26.5%

[4]	Based on mid-point equity value assuming no exercise of Subscription Rights by holders of Secured Note Claims.
[5]	Based on mid-point equity value assuming 100% exercise of Subscription Rights by holders of Secured Note Claims.

Class	Type of Claim or Equity Interest	Treatment	Approximate Allowed Amount [1]	Approximate Percentage Recovery
7	Cray Unsecured Debenture Claims	Impaired. Paid Ratable Proportion of (i) $1.2 million in Cash (less the Cray Indenture Trustee Fees, estimated for purposes of this Disclosure Statement to be $100,000) and (ii) shares of New Common Stock issuable as a result of and to the extent the holder of such Cray Unsecured Debenture Claim exercises its Ratable Proportion of 700,000 Subscription Rights on the Effective Date or as soon thereafter as is practicable	$56.8	2%[6] - 16%[7]

8	Subordinated Securities Claims	Impaired. No distribution	$0	0%

9	Old Equity Interests	Impaired. No distribution	$0	0%

10	General Unsecured SGI Federal Claims	Unimpaired. Paid in full, in Cash, on the later of the Effective Date and the date such Claim becomes an Allowed General Unsecured SGI Federal Claim, or as soon thereafter as practicable	$0.9 million	100%

11	SGI Federal Equity Interests	Unimpaired. Unaltered by the terms of the Plan	N/A	N/A

[6]	Based on mid-point equity value assuming no exercise of Subscription Rights by holders of Cray Unsecured Debenture Claims.
[7]	Based on mid-point equity value assuming 100% exercise of Subscription Rights by holders of Cray Unsecured Debenture Claims.

Class	Type of Claim or Equity Interest	Treatment	Approximate Allowed Amount [1]	Approximate Percentage Recovery
12	General Unsecured SGI World Trade Claims	Unimpaired. Paid in full, in Cash, on the later of the Effective Date and the date such Claim becomes an Allowed General Unsecured SGI World Trade Claim, or as soon thereafter as practicable	$0	100%

13	SGI World Trade Equity Interests	Unimpaired. Unaltered by the terms of the Plan	N/A	N/A

14	General Unsecured Cray Research LLC Claims	Unimpaired. Paid in full, in Cash, on the Effective Date or as soon thereafter as practicable	$0	100%

15	Cray Research LLC Equity Interests	Unimpaired. Unaltered by the terms of the Plan	N/A	N/A

16	General Unsecured SGI Real Estate Claims	Unimpaired. Paid in full, in Cash, on the Effective Date or as soon thereafter as practicable	$0	100%

17	SGI Real Estate Equity Interests	Unimpaired. Unaltered by the terms of the Plan	N/A	N/A

18	General Unsecured Silicon Studio Claims	Unimpaired. Paid in full, in Cash, on the Effective Date or as soon thereafter as practicable	$0	100%

19	Silicon Studio Equity Interests	Unimpaired. Unaltered by the terms of the Plan	N/A	N/A

20	General Unsecured Cray Research America Latina Claims	Unimpaired. Paid in full, in Cash, on the Effective Date or as soon thereafter as practicable	$0	100%

21	Cray Research America Latina Equity Interests	Unimpaired. Unaltered by the terms of the Plan	N/A	N/A

22	General Unsecured Cray Research Eastern Europe Claims	Unimpaired. Paid in full, in Cash, on the Effective Date or as soon thereafter as practicable	$0	100%

Class	Type of Claim or Equity Interest	Treatment	Approximate Allowed Amount [1]	Approximate Percentage Recovery
23	Cray Research Eastern Europe Equity Interests	Unimpaired. Unaltered by the terms of the Plan	N/A	N/A

24	General Unsecured Cray Research India Claims	Unimpaired. Paid in full, in Cash, on the Effective Date or as soon thereafter as practicable	$0	100%

25	Cray Research India Equity Interests	Unimpaired. Unaltered by the terms of the Plan	N/A	N/A

26	General Unsecured Cray Research International Claims	Unimpaired. Paid in full, in Cash, on the Effective Date or as soon thereafter as practicable	$0	100%

27	Cray Research International Equity Interests	Unimpaired. Unaltered by the terms of the Plan	N/A	N/A

28	General Unsecured Cray Financial Claims	Unimpaired. Paid in full, in Cash, on the Effective Date or as soon thereafter as practicable	$0	100%

29	Cray Financial Equity Interests	Unimpaired. Unaltered by the terms of the Plan	N/A	N/A

30	General Unsecured Cray Asia/Pacific Claims	Unimpaired. Paid in full, in Cash, on the Effective Date or as soon thereafter as practicable	$0	100%

31	Cray Asia/Pacific Equity Interests	Unimpaired. Unaltered by the terms of the Plan	N/A	N/A

Class	Type of Claim or Equity Interest	Treatment	Approximate Allowed Amount [1]	Approximate Percentage Recovery
32	General Unsecured Paragraph Claims	Unimpaired. Paid in full, in Cash, on the Effective Date or as soon thereafter as practicable	$0	100%

33	Paragraph Equity Interests	Unimpaired. Unaltered by the terms of the Plan	N/A	N/A

34	General Unsecured WTI Claims	Unimpaired. Paid in full, in Cash, on the Effective Date or as soon thereafter as practicable	$0	100%

35	WTI Equity Interests	Unimpaired. Unaltered by the terms of the Plan	N/A	N/A

For detailed historical and projected financial information and valuation estimates, see Section VII below, entitled “PROJECTIONS AND VALUATION ANALYSIS,” and Exhibits D and E to this Disclosure Statement.

III.

GENERAL INFORMATION

A. OVERVIEW OF CHAPTER 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and its equity interest holders. In addition to permitting the rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor’s assets.

The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the commencement date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court binds the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the order approving confirmation of a plan discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

Certain holders of claims against and interests in a debtor are permitted to vote to accept or reject the plan. Prior to soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical investor of the relevant classes to make an informed judgment regarding the plan. The Debtors are submitting this Disclosure Statement to holders of Claims against and Equity Interests in the Debtors to satisfy the requirements of section 1125 of the Bankruptcy Code.

B. CORPORATE STRUCTURE

SGI has direct sales and distributions in approximately 50 countries around the world, including in Europe, Asia, the Middle East, and South America. The chart below provides a general overview of SGI’s corporate structure, including all of the Debtors (shaded) and several non-Debtor entities (unshaded):

In the United States, SGI is headquartered in Mountain View, California, and has its U.S. sales headquarters in Silver Spring, Maryland. SGI also has sales offices, customer training centers, and engineering capabilities in New York, Maryland, Massachusetts, Texas and Minnesota. SGI owns a manufacturing facility and maintains a significant presence of engineering and administrative staff in Chippewa Falls, Wisconsin.

Silicon Graphics, the ultimate parent corporation of all SGI entities, is primarily responsible for SGI’s manufacturing operations and is party to the majority of contracts with SGI’s suppliers and vendors. Silicon Graphics also owns, maintains, and operates, on its own behalf and for the benefit of all subsidiaries, the majority of intellectual property and information systems technology that is required to operate its global business. SGI Federal is responsible for SGI’s defense and security market segment and is party to various contracts with the federal government and other third-parties that contract directly with the government.

SGI’s foreign subsidiaries constitute a significant and productive portion of its sales force from which SGI derives over one-third of its revenue. SGI’s foreign subsidiaries are located in approximately 27 countries, including, among others, Argentina, Australia, Belgium, Canada, China, France, Germany, India, Mexico, the Netherlands, Switzerland, and the United Kingdom. In addition to its direct sales force, SGI utilizes indirect channels, including resellers and authorized distributors, throughout the world.

C. BACKGROUND

1. History

Founded in 1981, SGI began as a manufacturer of graphic display terminals based on proprietary software and hardware that accelerated the display of three-dimensional images. Over the past 25 years, SGI has grown to become a leading provider of high-performance computing servers and storage products and services. Whether sharing images to aid in brain surgery, finding oil more efficiently, studying global climate, providing technologies for homeland security, or enabling the transition from analog to digital broadcasting, SGI’s systems are designed to compute vast amounts of data, translate data into high-resolution images in a realistic time frame and scale, and provide high-speed storage. SGI systems have enabled discovery and innovation for scientists, engineers, and creative professionals who benefit from systems engineered to meet their specific needs.

SGI operates through three business segments: High-Performance Systems, Software and Storage and Global Services.

2. High-Performance Systems

High-performance computing (“HPC”) is characterized by massive data sets, immense quantities of mathematical calculations, and high-speed data transfer. Most computers today, i.e., basic home and office computers, employ a single processor to process data in a linear fashion. To service high-performance computing requirements, however, end users require “supercomputers” that may have hundreds of processors that partition work and process data in a parallel fashion. Parallel computing is premised on the idea that problem solving can be divided into smaller tasks, which may be carried out simultaneously to achieve faster results. HPC has typically addressed technical problems such as weather forecasting, nuclear fusion simulation, molecular modeling, and crypto-analysis. Increasingly, HPC is being applied to commercial applications including data warehousing and analytics, real-time enterprise infrastructure, and digital imaging and analysis.

SGI designs and manufactures supercomputers that not only are among the fastest computers in the world, but are also built to be flexibly configured and scalable to meet specific customer needs. In October 2004, SGI broke the world supercomputer speed record with “Columbia,” a supercomputer built for NASA. Today, Columbia still ranks as the fourth fastest supercomputer in the world.

3. Software And Storage

Customers across high-performance computing markets desire ever increasing performance capabilities, creating a parallel need to store and manage the massive amount of data generated by these high-performance computers. SGI manufactures a line of scalable, high-performance storage solutions built specifically for data-intensive environments. These storage solutions help customers access data more rapidly and maintain higher levels of security. The Storage and Software segment also produces the proprietary software necessary to facilitate rapid and efficient data access.

4. Global Services

The Global Services segment assists customers with the design, installation, and support of SGI’s computer systems, software, and storage products. Through its Global Services segment, SGI offers its customers solutions tailored to meet their business objectives and maximize the return on their technology investment. SGI provides customer support services online, through SGI global support centers, and through authorized local service providers in countries where SGI does not have a local office. SGI’s proven support offerings include both hardware and software support, and range from on-site and mission critical support to same-day and next-day support with response times based on the needs of the customer.

5. SGI’s Customers

SGI targets five market segments: Defense and Security, Science and Research, Manufacturing, Energy, and Media. SGI’s customers include many Fortune 1,000 corporations, world-leading research organizations, and numerous government agencies, including NASA.

Within the Defense and Security sector, SGI provides solutions to defense, intelligence, and homeland security organizations such as the Department of Defense, as well as major corporations that are government systems integrators. These organizations rely on SGI for computing, and storage solutions that are integral to their operations in developing weapons systems, monitoring U.S. airspace, deploying security and military forces, and numerous other applications. SGI’s expertise and experience allows the interdisciplinary application of its products and solutions to these customers’ needs.

Among those in the Science and Research sector who utilize SGI technology to solve increasingly large and complex problems are venerable institutions such as NASA, Stanford, MIT, and Cambridge University. The increased power and speed of SGI’s computing solutions has enabled researchers to drastically reduce the time required to conduct even the most intricate simulations. For example, 10-year climate and ocean modeling simulations that previously took an entire year to calculate can now be done in two days on SGI systems. The advanced graphic capabilities of the SGI systems have enabled advancements in medical practice and research. SGI technology was used by neurosurgeons in developing three-dimensional graphics to simulate and prepare for complex surgical procedures such as the successful separation of twins joined at the head and brain. SGI’s technological advancements in memory storage and capacity have enabled researchers at the National Cancer Institute to model anticancer drug interactions which entails the processing of huge amounts of genomic data.

SGI technologies and solutions also are heavily relied on in the Manufacturing sector. Major automotive, aerospace, and general manufacturing companies rely on SGI to conduct virtual prototyping and, thereby, shorten product development cycles and reduce related costs. SGI’s Virtual Reality Center and Visual Area Networking technologies allow remote users to collaborate around single-location graphics supercomputers. SGI’s systems enable automobile manufacturers to conduct virtual crash tests to assess potential injuries while production-line simulations help streamline the assembly process.

SGI technologies are responsible for many of the leading advancements in the Media and Entertainment Sector. SGI provides the intellectual technology infrastructure that has enabled the transition from analog to digital in the film and post-production industries.

6. Marketing, Sales and Distribution

SGI sells system products and solutions through both a direct sales force and indirect channel partners. In Fiscal Year 2005, SGI initiated a program to recruit and develop a stronger reseller channel in order to reach a greater number of customers and introduce its products to new markets. The SGI direct sales and support organization operates throughout the United States and in most significant international markets. SGI has channel partners in almost all the countries in which it has a presence; in other countries, SGI operates through authorized distributors.

SGI’s indirect channel partners include service providers, systems integrators, value-added resellers, master resellers, and original equipment manufacturers (a/k/a “OEMs”).

SGI’s Solutions Finance organization works with customers to arrange third-party financing for sales-type lease transactions and assists in the remarketing of off-lease systems.

No single end-user customer accounted for 10% or more of SGI’s revenues in each of the last three fiscal years. While sales in the United States Government sector represent substantially more than that level, these sales are made to and through numerous government agencies and to integrators and resellers who work with those agencies. Further information regarding revenue and operating profit by reportable segments and revenue from external customers by geographic region is available in SGI’s Annual Report on Form 10-K for the fiscal year ended June 24, 2005 attached to this Disclosure Statement as Exhibit D.

7. Manufacturing

SGI’s single point of assembly and test for internally designed products is located in Chippewa Falls, Wisconsin. SGI’s operations primarily involve the assembly and test of high level subassemblies and subsystems, configured specifically to customer requirements. All finished products are subject to appropriate environmental and functional testing prior to shipment. SGI continually evaluates the allocation of manufacturing activities among its own operations and those of suppliers and subcontractors.

Most of SGI’s products incorporate components that are available from only one or limited sources. Key components that are sole-sourced include application-specific integrated circuits (ASICs), microprocessors and certain cable and memory products. SGI has chosen to deal with sole sources in these cases because of unique technologies, economic advantages, or other factors. But reliance on single or limited source vendors involves several risks, including the possibility of shortages of key components. Continued availability of these components could be affected if producers were to discontinue supplying, or to change the payment terms for, components customized to meet SGI’s requirements.

Risks also include limited bargaining flexibility, long lead times, reduced control over delivery schedules, and the possibility of charges for excess and obsolete inventory. SGI attempts to mitigate these potential risks by working closely with these and other key suppliers on product introduction plans, strategic inventories, and internal and external manufacturing schedules and levels. Consistent with industry practice, SGI acquires components through a combination of formal purchase orders, supplier contracts, and open orders based on projected demand information. These purchase commitments typically cover requirements for periods ranging from 30 to 180 days.

SGI also has single sources for less critical components, such as peripherals, communications controllers, power supplies, monitors, and chassis, but SGI believes that in most cases it could develop alternative sources for these components if necessary. However, unexpected reductions, interruptions or price increases would, at least in the short term, adversely affect operating results.

Several suppliers are located outside the United States. Pricing from these suppliers can be strongly affected by such factors as trade protection measures and changes in currency exchange rates. In addition, the markets for memory modules, which are a significant component of the overall systems cost, can be volatile both in terms of pricing and availability.

8. Competitive Environment

The computer industry is highly competitive and is known for rapid technological advances. These advances result in frequent new product introductions, short product life cycles and steadily improving price/performance. The principal competitive factors for SGI’s business are product features, price/performance, product quality and reliability, ease of use, capabilities of the system software, availability of third-party applications software, customer support, product availability, corporate reputation, and price. Significant discounting from list prices is prevalent in the industry.

SGI’s unique market focus on technical and creative users provides advantages in being able to design our systems specifically for these users. However, competitors such as IBM, Hewlett-Packard and Sun Microsystems, are generally far larger companies with much greater resources. Because a high-performance computer system is a substantial investment requiring multi-year support, concerns as to SGI’s continued viability can have a significant competitive impact. In some instances, the diversified businesses of SGI’s competitors can support very deep discounting to gain market share in the high-performance computing business. SGI believes growth in the Linux-based systems market may also attract increased competition. An important competitive development in the market has been the emergence of networked “clusters” of commodity computers from suppliers like Dell Computer as an alternative to SGI’s mid-range products. These clusters have grown at a faster than anticipated rate and are taking an increasing share of the high-performance computing market.

9. Seasonality and Backlog

SGI does not consider its business to be highly seasonal, although in the past three years revenues in the second fiscal quarter ending in December have been higher than other quarters in the fiscal year, reflecting in part buying patterns of calendar year-end customers. Past performance should not be considered a reliable indicator of future revenues or financial performance.

SGI’s consolidated backlog at March 2006 was $131 million. Backlog is comprised of committed purchase orders for products and services deliverable within nine months. SGI generally does not maintain sufficient backlog to meet quarterly objectives for product revenue without obtaining significant new orders that are booked and shipped within the quarter.

Although the backlog reflects only orders for which a firm purchase order has been issued or a contract has been made, many orders in backlog are subject to customer cancellation or rescheduling in certain circumstances, and government customers typically have rights of cancellation for convenience. As a result, backlog should not be considered a reliable indicator of SGI’s ability to achieve any particular level of revenue or financial performance.

10. Proprietary Rights and Licenses

SGI currently owns and has applied for more than 700 U.S. patents and intends to continue to protect its inventions with patents in the United States and abroad. SGI also holds various U.S. and foreign trademarks. Although SGI believes the ownership of patents, copyrights, trademarks, and service marks is an important factor in its business and that future success does depend in part on the ownership thereof, SGI relies primarily on the innovative skills, technical competence, and marketing abilities of its personnel to differentiate its products and services within the marketplace.

As is customary in the industry, SGI licenses from third parties a wide range of software for internal use and use by its customers.

SGI’s business will be affected by its success in protecting proprietary information and obtaining necessary licenses. Litigation or changes in the interpretation of intellectual property laws could expand or reduce the extent to which SGI or its competitors are able to protect intellectual property or could require significant changes in product design. Because of technological changes in the computer industry, current extensive patent coverage, and the rapid rate of issuance of new patents, it is possible certain components of SGI’s products and business methods may unknowingly infringe existing patents of others. The computer industry has seen a substantial increase in litigation with respect to intellectual property matters, and we have been engaged in several intellectual property lawsuits both as plaintiff and defendant. SGI is in discussions with several parties that have asserted intellectual property infringement claims, and expects that litigation of this sort will reoccur from time to time.

11. ISV and Reseller Relationships

SGI depends on a strong network of software, hardware and reselling partners. SGI has invested in a worldwide development program for independent software vendors which includes porting and benchmark help, direct interaction with our engineering staff and sales and marketing resources. SGI also engages in a variety of programs with OEM and reselling partners to bring its technologies to a variety of customers not serviced directly by its own sales force.

12. Research and Development

SGI is concentrating its research and development efforts on products and technologies that it believes hold the highest potential, including global shared memory system architectures and storage. Its strategy is to derive maximum leverage from these efforts by using a foundation of industry-standard components, such as the Intel Itanium family of microprocessors and the Linux operating system. As a result, SGI has sharply reduced its investment in its own MIPS microprocessors and IRIX operating system. There can be no assurance that SGI will maintain or create sufficient differentiation to achieve and sustain a competitive advantage.

During Fiscal Year 2005 and Fiscal Year 2004, SGI spent approximately $93 million and $109 million, respectively, on research and development, representing approximately 13% of total revenue per year. As of March 2006, SGI’s year-to-date spending on research and development was $65 million, representing approximately 15.5% of revenue through March 2006. SGI is committed to continuing innovation and differentiation, and as a result will most likely continue to make research and development investments consistent with historical levels. However, declines in total revenue over the last several fiscal years have led to the reduction in the absolute dollar level of investment in research and development.

13. Employees and Labor Matters

As of the April 28, 2006, SGI had 1,858 employees, consisting of 1,237 employees in the United States and 621 employees abroad. Historically, SGI has enjoyed favorable relationships with its highly qualified personnel. None of SGI’s employees are represented by labor unions.

14. Properties

SGI owns and leases sales, service, research and development and administrative offices worldwide and has principal facilities in California, Wisconsin, Minnesota, and Maryland, United States and in Reading, United Kingdom. SGI has two reportable segments: Products and Global Services. Because of the relationship between these segments, substantially all of the properties are used at least in part by both of these segments and SGI has the flexibility to use each of the properties in whole or in part for each of the segments.

A list of the Debtors’ owned and leased properties was filed with the Bankruptcy Court pursuant to Bankruptcy Rule 1007-2 on the Commencement Date. Subsequently the Debtors have vacated and otherwise disposed of a number of the properties pursuant to order of the Bankruptcy Court. For further information see Section V.E of this Disclosure Statement.

15. Legal Proceedings and Claims

(a) SCO Litigation. SCO Group, the successor to AT&T as the owner of certain UNIX system V intellectual property and as SGI’s licensor, has publicly claimed that certain elements of the Linux operating system infringe SCO Group’s intellectual property rights. In August 2003, SGI received a letter from SCO Group alleging that, as a result of certain activities related to the Linux operating system, SGI is in breach of the fully paid license under which SGI distributes its IRIX operating system. The letter purported to terminate the UNIX System V license effective October 14, 2003. SGI believes that the SCO Group’s allegations are without merit and that the fully paid license is non-terminable. There can be no assurance that this dispute with SCO Group will not escalate into litigation, which could have a material adverse effect upon SGI, or that SCO Group’s intellectual property claims, which include a widely publicized litigation against IBM Corporation, will not impair market acceptance of the Linux operating system.

(b) German Systems Integrator Litigation. On August 10, 2005, SGI filed a lawsuit with the LG Munich, a Higher Regional Court in Germany, relating to a dispute with a systems integrator regarding whether acceptance criteria were met with regard to an SGI system delivered in the spring of 2003. SGI is seeking full payment for the system in an amount equal to €5 million ($6 million based on the conversion rate as of June 24, 2005). The other party has previously advised that they contest the claim and has alleged damages of €9 million plus interest since April 2004 ($11 million based on the conversion rate as of June 24, 2005) which exceeds SGI’s contractual limit of liability of €2 million ($2.4 million based on the conversion rate as of June 24, 2005). SGI cannot currently predict the outcome of this dispute.

(c) Syntegra Litigation. On July 29, 2005, Syntegra (USA), Inc., a computer repair services vendor, filed a complaint against SGI in the U.S. District Court, Northern District of California, in connection with SGI’s termination of its contract with Syntegra and transition of its business to an alternate vendor alleging, among other things, breach of contract, unfair competition and misappropriation of trade secrets. SGI intends to vigorously defend against these allegations.

(d) Export Law Investigation. As a result of anonymous allegations and allegations by an ex-employee, SGI is conducting an internal investigation into whether certain systems were delivered to an entity in China in possible violation of U.S. export laws. SGI has voluntarily shared information with respect to the investigation with the U.S. Department of Commerce. SGI cannot assure that the Department or other agencies of the U.S. government will not institute any proceedings against SGI in the future. In addition, from time to time, SGI receives inquiries from regulatory agencies informally requesting information or documentation. There can be no assurance in any given case that such informal review will not lead to further proceedings involving SGI in the future.

(e) DRAM Claims. DRAM (Dynamic Random Access Memory) is a necessary component in a wide variety of electronics including personal computers, cellular telephones, digital cameras and many other devices. DRAM allows for the storage and retrieval of electronic data. SGI purchased more than $100 million of DRAM between April 1999 and June 2002. As such, SGI would qualify as a member of a class that is bringing action against various DRAM manufacturers based on a claim that the manufacturers conspired to reduce the supply of DRAM to artificially inflate prices. The suit was brought by 11 technology companies that purchased DRAM from Micron who claim they overpaid for DRAM because of the alleged price-fixing scheme. Now certified as a class action, the suit represents thousands of companies in the U.S. that purchased DRAM from a number of defendants. According to the complaint, beginning in 1999 the price for DRAM began falling dramatically, dipping below the cost of production. Then, in September 2001, DRAM prices spiked and by February 2002 reached as high as $4.50, the complaint states. In mid-2002, media reports cited statements by DRAM manufacturer Mosel-Vitelic’s vice president Thomas Chang that the company held price-fixing meetings with other manufacturers where they agreed to reduce production to boost prices. In 2002, the Antitrust Division of the Department of Justice began an investigation of price-fixing by a number of the defendants and has obtained guilty pleas and significant settlements from a number of the defendants.

Although the litigation is ongoing and the ultimate recovery is still speculative, the Debtors estimate that their share of a potential recovery could easily exceed $5 million. Any recoveries from this litigation will be distributed to the holders of the Secured Notes.

(f) Patent Infringement. SGI routinely receives communications from third parties asserting patent or other rights covering its products and technologies. Based upon internal evaluation, SGI may take no action or may seek to obtain a license. SGI is in discussions with several parties that have asserted intellectual property infringement claims. There can be no assurance in any given case that a license will be available on terms considered reasonable, or that litigation will not ensue.

SGI is not aware of any pending disputes, including those disputes and settlements described above, that would be likely to have a material adverse effect on current financial condition, results of operations, or liquidity. However, litigation is subject to inherent uncertainties, and unfavorable outcomes could occur. An unfavorable outcome could include the payment of monetary damages, Cash or other settlement, or an injunction prohibiting the sale of one or more products. If an unfavorable resolution were to occur, there exists the possibility of a material adverse impact on SGI’s financial condition, results of operations, or cash flows of the period in which the resolution occurs or on future periods.

D. SIGNIFICANT PREPETITION INDEBTEDNESS

The following chart illustrates SGI’s significant prepetition indebtedness:

The instruments evidencing these obligations are described below. In addition to the foregoing, the Debtors have trade debt of approximately $35 million.

1. The Third Amended and Restated Credit Agreement

Silicon Graphics, SGI Federal, and SGI World Trade (together with Silicon Graphics and SGI Federal, the “Borrowers”), as borrowers, were parties to the Prepetition Credit Agreement, with Wells Fargo Foothill, Inc. (“Wells Fargo”) and Ableco Finance, LLC (“Ableco” and, together with Wells Fargo, the “Prepetition Lenders”). The Prepetition Credit Agreement provided for (i) a revolving credit facility (the “Revolving Credit Facility”) in the maximum aggregate amount of $50 million, including letters of credit, and (ii) a term loan facility (the “Term Loan”) in the amount of $50 million. Obligations arising under the Prepetition Credit Agreement were obligations of Silicon Graphics, SGI Federal, and World Trade only, and were not guaranteed by, or otherwise obligations of, Silicon Graphics’ other subsidiaries.

The amounts borrowed under the Prepetition Credit Agreement were used to fund general working capital requirements and for issuance of letters of credit required by certain of the Debtors’ leases. As of the Commencement Date, approximately $76 million was outstanding under the Prepetition Credit Agreement. At filing, the Borrowers had borrowed the $30 million outstanding under the Term Loan as a result of the Prepetition Lenders having applied $20 million of held cash collateral against the Term Loan balance on May 4, 2006, and are using $46 million of capacity available under the Revolving Credit Facility, $43 million of which is in letters of credit issued in favor of affiliates of Goldman Sachs Group (“Goldman”) in connection with SGI’s leases of nonresidential real property in Mountain View, California.

Pursuant to that certain Security Agreement, dated as of October 24, 2005 (the “Bank Security Agreement”), the Borrowers granted first priority Liens and security interests in favor of Wells Fargo, as agent for the Prepetition Lenders, in substantially all of the Borrowers’

assets, including the following: (i) Accounts,8 (ii) books and records, (iii) chattel paper, (iv) Deposit Accounts, (v) Equipment and fixtures, (vi) General Intangibles, (vii) Inventory, (viii) Investment Related Property, (ix) Negotiable Collateral, (x) Supporting Obligations, (xi) Commercial Tort Claims, (xii) money, Cash Equivalents, or other such assets, (xiii) real property, and (xiv) proceeds and products of any of the foregoing (collectively, the “Prepetition Credit Agreement Collateral”). 9

All outstanding obligations under the Prepetition Credit Agreement were repaid by the Debtors on June 28, 2006.

2. The Secured Notes

In December 2003, Silicon Graphics exchanged 98% of its then-existing 5.25% Senior Convertible Notes, due September 1, 2004 (the “2004 Senior Notes”) for: (i) approximately $224 million of Senior Secured Convertible Notes, bearing interest at 6.50% per annum, and (ii) approximately $2.4 million of newly issued Senior Secured Notes bearing interest at 11.75% per annum (together with the Senior Secured Convertible Notes, the “Secured Notes”), both of which are due June 1, 2009. On September 1, 2004, SGI repaid the remaining 2% of its then existing 2004 Senior Notes that were not tendered for exchange. Unlike the Secured Notes, the 2004 Senior Notes were unsecured.

U.S. Bank National Association (“U.S. Bank”) is the indenture trustee pursuant to the indentures for each of the Secured Notes. Approximately $189 million of the Senior Secured Convertible Notes and $2.4 million of the Senior Secured Notes were outstanding as of March 31, 2006. Interest on the Secured Notes is payable semi-annually on June 1 and December 1 of each year. The Secured Notes are obligations of Silicon Graphics only, and are not guaranteed by, or otherwise obligations of, Silicon Graphics’ subsidiaries.

Pursuant to that certain Security Agreement, dated as of December 24, 2003 (the “Secured Notes Security Agreement”), Silicon Graphics granted to U.S. Bank, as indenture trustee, second priority Liens10 on all of its right, title, and interest in, certain of its assets in order to secure the obligations under the Secured Notes (the “Secured Notes Collateral”). The Secured Notes Collateral includes Silicon Graphics’ (i) Accounts, (ii) Books, (iii) Equipment, (iv) IP Collateral, (v) Negotiable Property, (vi) money that comes into the possession, custody or control of the Trustee, and (vii) proceeds and products of any of the foregoing. The Secured Notes Collateral does not include any property that is not subject to a lien granted to the Prepetition Lenders or any assets of Silicon Graphics’ subsidiaries, and excludes certain other assets of Silicon Graphics (including, without limitation, certain excluded intellectual property).

[8]	Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to such terms in the agreement or document in which they are referenced.
[9]	This description of the collateral is qualified in its entirety by the terms of the Bank Security Agreement.
[10]	When the Secured Notes were originally issued, the collateral securing the Secured Notes (by a second lien) was substantially the same collateral securing the then-existing bank credit agreement (by a first lien), dated as of September 24, 2002. In March, April and October of 2005, the Debtors provided the Prepetition Lenders with a first lien on the Prepetition Credit Agreement Collateral, which consists of the collateral provided to the previous lenders and the Secured Notes and additional collateral to secure their obligations under the Prepetition Credit Agreement.

In connection with the issuance of the Secured Notes, Silicon Graphics, U.S. Bank, and Wells Fargo executed an intercreditor agreement, dated as of December 24, 2003, governing their respective rights with respect to the Prepetition Credit Agreement Collateral and the Secured Notes Collateral. The intercreditor agreement expired pursuant to its terms upon the repayment, in full, of the amounts outstanding under the Prepetition Credit Agreement.

3. The Cray Unsecured Debentures

In February 1996, Silicon Graphics acquired Cray Research, L.L.C. (“Cray”), successor in interest to Cray Research, Inc. Prior to SGI’s acquisition of Cray, Cray had issued the Cray Unsecured Debentures in the principal amount of $115 million, bearing interest at the rate of 6.125% per annum. JPMorgan Chase Bank (f/k/a Manufacturers Hanover Trust Company, f/k/a Chemical Bank) is the Indenture Trustee under the Cray Indenture (the “Cray Indenture Trustee”).

As provided in the Cray Indenture, upon Silicon Graphics’ acquisition of Cray, pursuant to that certain First Supplemental Indenture, dated June 30, 1996, between Silicon Graphics, Cray, and Chemical Bank, Silicon Graphics succeeded to the rights and obligations of Cray under the Cray Unsecured Debentures. As of March 31, 2006, approximately $56.8 million was outstanding under the Cray Unsecured Debentures and, to date, all required interest and principal payments have been timely made. The Debtors contend that the Cray Unsecured Debentures are unsecured and are subordinate in right of payment to the payment in full of all obligations under the Prepetition Credit Agreement and the Secured Notes.

4. Recent Financial Information

As of December 30, 2005, SGI’s unaudited consolidated financial statements reflected assets totaling approximately $397 million and liabilities totaling approximately $650 million. As of December 30, 2005, SGI reported Cash, Cash equivalents and marketable investments of approximately $65 million.

Silicon Graphics is a reporting company under Section 12(b) of the Securities and Exchange Act of 1934. Silicon Graphics’ common stock was publicly traded on the New York Stock Exchange under the symbol “SGI.” However, as of November 2005, because Silicon Graphics’ common stock fell below the minimum price requirement, the New York Stock Exchange suspended trading of Silicon Graphics’ common stock. Currently, Silicon Graphics’ common stock is quoted over-the-counter under the symbol “SGID.” As of April 28, 2006, there were 274,247,196 shares of Silicon Graphics’ common stock outstanding.

IV.

KEY EVENTS LEADING TO THE

COMMENCEMENT OF THE REORGANIZATION CASES

A. DECLINE IN FINANCIAL PERFORMANCE

In the last several years, SGI has faced a number of challenges, which, taken together, have had a negative impact on SGI’s overall financial performance. In the late 1990’s, SGI made a series of investments in strategies and technologies that yielded less than the expected results. In addition, from 2001 throughout 2002, the technology and computer industry experienced a significant decline, which was caused, in large measure, by the downturn in the global economy. As a result, SGI’s customers significantly reduced their capital expenditures, which, in turn, negatively impacted revenue. The combination of these factors, limited the research and development resources available for core processor development for future products. As a result, SGI’s core processor technology lost momentum in the market.

Recently, SGI has been challenged by delays in the introduction of new technology, a focus on more specialized markets, fierce competition from larger companies leading to reduced market share, an overleveraged capital structure, and a burdensome cost structure, including legacy real estate and high corporate overhead. All of these issues have culminated in customer concerns regarding SGI’s future, which has impacted SGI’s ability to sell its products.

1. Competition and Reduced Market Share

SGI’s historical market focus has been on high-performance technical, engineering, and creative customers that are producing innovations in their respective fields. While other companies do not focus exclusively in these markets, the cutting-edge nature of many of these applications draws competition from other computer manufacturers such as IBM, Hewlett-Packard and Sun Microsystems. These competitors focus primarily in the larger enterprise computing market, which enables them to generate higher volumes and to spread their costs. As a result, such companies are fiercely competitive in certain high-profile, high-performance computing procurements. SGI’s more narrow focus has enabled it to gain mindshare within high-performance computing, but has limited the product volume across which SGI can spread its costs.

2. Delays in New Technology

Historically, SGI’s computers were based on proprietary components. In 2000, SGI adopted a strategy to begin developing computers that incorporated third-party suppliers’ products. Delays from certain of SGI’s third-party suppliers, however, resulted in corresponding delays in SGI’s ability to introduce its new products. This delay resulted in lost sales and customer concerns, which negatively impacted SGI’s revenues.

3. Burdensome Cost Structure

Despite these downward revenue pressures, SGI was not able to reduce its operating costs at a rate commensurate with its declining revenues. Due to many of the factors discussed above, SGI was saddled with overhead that was designed to support a much larger company, and a complex operational model. In addition, SGI’s debt structure was a direct result of these prior business decisions, and not supportable by its current revenue levels.

Another significant non-productive cash obligation is SGI’s legacy real estate expense. In 1995, at the height of SGI’s growth, SGI entered into a long-term ground lease (the “Ground Lease”) with the City of Mountain View, California, pursuant to which SGI leased certain real property for an initial term of 55 years. The Ground Lease included property located on Amphitheatre Drive and Crittenden Lane in Mountain View, California. SGI entered into the Ground Lease in order to facilitate construction of office facilities on Amphitheatre Drive (the “Amphitheatre Technology Center”) and Crittenden Drive (the “Crittenden Technology Center”), which would serve as SGI’s headquarters. In December 2000, after construction of the Amphitheatre and Crittenden Technology Centers, at a time when SGI’s revenues had been declining for several years, SGI completed a sale and leaseback transaction with Goldman, pursuant to which SGI assigned all of its rights and interests in the Ground Lease to Goldman and leased back from Goldman the Amphitheatre and Crittenden Technology Centers.

As SGI’s revenues continued to decrease, so did the size of its workforce and, as a result, SGI no longer required the Amphitheatre Technology Center. Accordingly, in 2004, SGI subleased the entirety of the Amphitheatre Technology Center to Google, Inc. and relocated its headquarters to the nearby Crittenden Technology Center. Because the sale and leaseback transaction with Goldman was completed at the height of the Silicon Valley real estate market - a market that has since dramatically declined leaving an overabundance of available office space - SGI’s sublease to Google offset only a portion of SGI’s obligations to Goldman. Prior to the Commencement Date, SGI continued to incur negative cash flows in connection with the Amphitheatre Technology Center - approximately $10 million per year and approximately $83 million for the remaining term of the Amphitheatre Technology Center lease - and was still required to maintain letters of credit in the approximate amount of $43 million as security for all of its obligations to Goldman. Please see Section V.F below “Goldman Settlement” concerning the postpetition treatment of these leases.

4. Turnaround Efforts

Notwithstanding the reduction in revenues and burdensome cost structure, SGI’s businesses are of considerable value and represent strategic resources and assets that would be difficult to replicate. SGI, through its highly skilled workforce, has made enormous strides in the field of supercomputing, high-performance systems, scalable processing, and data storage. SGI currently holds or has applied for over 700 patents and holds numerous valuable intellectual property trademarks both domestically and internationally. As noted above, SGI’s customers include numerous U.S. and other governmental agencies. In fact, SGI realizes over 40% of its revenue from projects critical to United States Government agencies.

In response to SGI’s deteriorating financial performance, SGI’s management has taken decisive action in an effort to restructure its operations to reduce its overall cost structure. In May of 2005, SGI engaged AlixPartners to assist SGI in the development and implementation of strategies to reduce its costs and simplify its operations. These plans included steps to reduce headcount and employee-associated expenses, information technology spending, finance and administrative costs, marketing costs, manufacturing costs, and material-source costs. Through December 2005 these efforts have yielded over $85 million in annualized expense savings and margin improvement.

In addition, in October 2005, AlixPartners assisted SGI in refinancing its obligations under SGI’s then-existing secured credit facility through the Prepetition Credit Agreement. As of the Commencement Date the Debtors had borrowed all $50 million available under the Term Loan and were left with virtually no borrowing capacity under the Revolving Credit Facility due to the requirement to maintain approximately $43 million in letters of credit in connection with the Amphitheatre and Crittenden Technology Centers.

On January 27, 2006, SGI’s Board of Directors changed SGI’s leadership and Dennis McKenna assumed the responsibilities of Chairman and Chief Executive Officer. In Mr. McKenna’s first 30 days with SGI, he developed plans for operational improvements that included incremental cost reduction initiatives. On March 2, 2006, SGI announced and began implementation of a broad sweeping cost reduction and organizational re-alignment, which includes a reduction in over 12% its workforce, additional changes in leadership, including a flattening of SGI’s senior leadership structure, changes in sales force organizational deployment, and changes in product strategy. In conjunction with the actions already taken, the combined operational restructuring efforts underway are expected to reduce SGI’s costs by over $150 million annually when complete in the second quarter of Fiscal Year 2007.

B. THE RESTRUCTURING NEGOTIATIONS

Beginning in 2005, SGI and its advisors explored various transactions, including possible M&A transactions, refinancing options, recapitalizations, and a potential chapter 11 filing, in an effort to maximize value for its stakeholders. For example, SGI, through its financial advisor Bear Stearns, contacted over 30 strategic and financial buyers, and received expressions of interest in purchasing SGI’s assets. SGI also explored various refinancing alternatives in an effort to increase liquidity.

Prior to the commencement of these cases, SGI also engaged in extensive negotiations with the Ad Hoc Committee regarding a recapitalization of SGI’s significant indebtedness. On May 5, 2006, SGI and the Ad Hoc Committee reached agreement on a term sheet (the “Prepetition Term Sheet”), which set forth the terms of a proposed restructuring that would significantly delever SGI’s balance sheet and provide SGI with adequate funding for the chapter 11 process. On May 7, 2006, SGI entered into the Restructuring Agreement with certain members of the Ad Hoc Committee that provided for such members’ support of a chapter 11 plan of reorganization consistent with the Term Sheet.

The Restructuring Agreement and Term Sheet generally provided that:

certain holders of the Secured Notes would provide SGI with a $70 million debtor in possession financing facility, which would be used for general corporate purposes and to pay down an additional $20 million of existing indebtedness under the Prepetition Credit Agreement. These holders have also committed to backstop a $50 million rights offering;

claims of the Prepetition Lenders under the Prepetition Credit Agreement would be paid in full in Cash on the Effective Date of the Plan;

holders of claims arising under the Secured Notes would be exchanged for a portion of the new equity in Reorganized Silicon Graphics and would be offered the opportunity to purchase the majority of the remaining new equity of Reorganized Silicon Graphics in a fully-backstopped $50 million rights offering;

general unsecured claims (excluding the Secured Noteholders’ deficiency claims) would receive their ratable share of approximately $1.5 million;

subordination provisions in the Cray Indenture would be enforced and, as a result, the holders of the Cray Unsecured Debentures would receive no recovery; and

holders of Silicon Graphics’ common stock would receive no recovery.

Following careful consideration of all alternatives, SGI determined that implementation of the restructuring as set forth in the Restructuring Agreement and the Prepetition Term Sheet through the commencement of these chapter 11 cases was the best way to maximize the value of SGI’s businesses and was in the best interests of all of SGI’s creditors, and implementation of such restructuring would be a significant step in effectuating SGI’s turnaround and enable SGI to emerge as a healthy, viable enterprise that can continue its dominance in world-class computing solutions. As described below, following the commencement of the Reorganization Cases, the Debtors, the Creditors’ Committee, the Ad Hoc Committee and Lampe Conway engaged in extensive arms’-length negotiations, as a result of which the Prepetition Term Sheet was significantly modified through the Global Settlement. The Global Settlement is described in section V.K below.

V.

THE REORGANIZATION CASES

A. FIRST DAY ORDERS

On the Commencement Date, the Debtors filed a series of motions seeking various relief from the Bankruptcy Court designed to minimize any disruption of business operations and to facilitate their reorganization.

1.	Case Administration Orders. The Bankruptcy Court issued orders: (i) authorizing the joint administration of the chapter 11 cases, (ii) establishing notice procedures, (iii) granting an extension of time to file the Debtors’ schedules and statements, and (iv) authorizing the mailing of initial notices and all other mailings directly to parties in interest and the waiver of the requirement to file a list of creditors. In addition, the Bankruptcy Court authorized the retention of legal, financial, and restructuring advisors.

2.	Critical Obligations. The Bankruptcy Court authorized the Debtors to satisfy certain outstanding obligations including those relating to: (i) wages, compensation, and employee benefits, (ii) certain value added taxes, and (iii) claims of common carriers and custom brokers.

3.	Business Operations. Among other things, the Bankruptcy Court authorized the Debtors to: (i) continue certain customer service programs, (ii) continue certain workers’ compensation and other insurance policies, and (iii) reject certain executory contracts and unexpired leases of real and personal property.

4.	Financial Operations. The Bankruptcy Court authorized the Debtors to (i) maintain their existing bank accounts and forms, (ii) continue to use existing investment guidelines and (iii) continue their centralized cash management system.

B. CHAPTER 11 FINANCING

To enable the continued operation of their business, avoid short-term liquidity concerns, and preserve the going-concern value of their estates, the Debtors, together with their attorneys and financial advisors, negotiated the terms and conditions of postpetition financing arrangements with the DIP Agent and the Prepetition Agent and thereafter entered into the Postpetition Financing Agreement, providing up to $130 million debtor in possession financing. The Creditors’ Committee, Lampe Conway, the U.S. Trustee, and the Cray Indenture Trustee filed objections to the Debtors’ motion to approve the debtor in possession financing (the “DIP Objections”). The DIP Objections were resolved, including through the Global Settlement.

The Postpetition Financing Agreement was approved by the Bankruptcy Court on June 26, 2006. The Postpetition Financing Order (i) authorized the Debtors to incur post-petition secured indebtedness in the amount of $130 million while granting to the Agent under the Postpetition Financing Agreement (the “Postpetition Agent”) and lenders thereunder, subject to specified “permitted” prior Liens, and a “carve-out” for specified professional fees and other costs and expenses, superpriority administrative expense claims and first priority priming Liens against, and security interests in, substantially all of the Debtors’ then-owned and after-acquired property, (ii) authorized the Debtors to repay amounts owed under the Prepetition Credit Agreement, which was repaid on June 28, 2006, and (iii) authorized the Debtors’ use of cash collateral of the Secured Notes and granted to the Secured Notes certain adequate protection of their interests therein. Consistent with the Restructuring Agreement, the Postpetition Financing Agreement established certain reorganization “milestones” to be attained by the Debtors (subject to extensions by the “Required Lenders” under the Postpetition Financing Agreement), including approval of this Disclosure Statement by the Bankruptcy Court on or before August 1, 2006 and confirmation of the Plan on or before September 20, 2006.

C. CREDITORS’ COMMITTEE

On May 19, 2006, the U.S. Trustee, pursuant to its authority under section 1102 of the Bankruptcy Code, appointed the Creditors’ Committee.

The current members of the Creditors’ Committee are:

Hammerman Capital Master Fund LP as Managed by Hammerman Capital Management LLC 101 Huntington Ave, 12th Floor Boston MA, 02199	JPMorgan Chase Bank, N.A. Worldwide Securities Services as Indenture Trustee under the Cray Indenture 4 New York Plaza, 15th Floor New York, NY 10004

Pinnacle Data Systems, Inc . 6600 Port Road Groveport, OH 43125	Solectron Corp. 847 Gibraltar Drive, Building 5 Milpitas, CA 95035

XYRATEX 2031 Concourse Drive San Jose, CA 95131

The Creditors’ Committee has retained the following advisors:

Attorneys Winston & Strawn LLP 200 Park Ave. New York, NY 10166	Financial Advisors FTI Consulting 3 Times Square 11th Floor New York 10036

Since the appointment of the Creditors’ Committee, the Debtors have consulted with the Creditors’ Committee concerning the administration of the chapter 11 cases. The Debtors have informed the Creditors’ Committee with respect to their operations and have sought concurrence of the Creditors’ Committee for actions and transactions outside of the ordinary course of business.

D. THE SCHEDULES AND BAR DATE

On June 21, 2006, the Debtors filed their schedules of assets and liabilities, schedules of current income and expenditures, schedules of executory contracts and unexpired leases, and statements of financial affairs. On June 26, 2006, the Bankruptcy Court entered an order establishing August 4, 2006 at 5:00 p.m. (prevailing Eastern Time) as the last date and time (the “Bar Date”) for each person or entity to file proofs of Claim based on prepetition Claims against any of the Debtors, and November 4, 2006 at 5:00 p.m. (prevailing Eastern Time) as the last date and time for governmental entities to file proofs of Claim based upon prepetition Claims against any of the Debtors. A notice of the Bar Date will be published in The New York Times (National Edition), and a proof of Claim form will be mailed to all known holders of Claims.

E. REJECTION AND ABANDONMENT OF CERTAIN PROPERTY

As a result of restructuring efforts over the last several years, prior to the Commencement Date, the Debtors owned and leased certain real property that was no longer used in operations. Efforts to market the leases were unsuccessful. Accordingly, on the Commencement Date the Debtors filed a motion seeking authorization to reject (i) certain unexpired leases and subleases of nonresidential real property, (ii) reject certain executory contracts and (iii) abandon certain personal property. The motion was approved by the Bankruptcy Court on May 31, 2006. The Debtors have subsequently vacated each of the rejected properties.

F. GOLDMAN SETTLEMENT

As described above, prior to the Commencement Date, as a result of a series of sale and leaseback transactions with Goldman, SGI was the tenant under three leases of mostly unused nonresidential real property in Mountain View, California: the ATC Lease, the CTC-A Lease and the CTC-C/D Lease (collectively, the “Leases”). The obligations of SGI under the Leases were secured by three separate letters of credit (the “Letters of Credit”) in the aggregate stated amount of approximately $43.8 million (a significant portion of the Debtors’ borrowing capacity under the Prepetition Credit Agreement). In addition, the Debtors subleased the entire premises under the ATC Lease to Google, Inc. at a rental rate that was less than the Debtors’ obligations under that Lease. Despite engaging in prepetition negotiations regarding the orderly termination of the Leases, the Debtors and the landlords party to the respective Leases (each of which were affiliates of Goldman) were unable to reach an agreement.

On the Commencement Date, the Debtors filed an adversary proceeding seeking to permanently enjoin the landlords and mortgagees from negotiating, drawing upon, making demand for payment or receiving the proceeds of the Letters of Credit, based solely on an event of default occasioned by the Debtors’ bankruptcy filing. The Bankruptcy Court established a briefing schedule in connection with the adversary proceeding and scheduled a hearing to entertain the Debtors’ request for a preliminary injunction.

Subsequent to the initial appearance before the Bankruptcy Court, the parties negotiated a settlement of the adversary proceeding and the Debtors filed a motion seeking approval of the settlement on May 26, 2006.

On June 15, 2006, the Bankruptcy Court entered an order approving a settlement between the Debtors and WXIII/Amphitheatre Realty LLC, WXIII/Crittenden Realty A/B, LLC, WXIII/Crittenden Realty C, LLC and WXIII/Crittenden Realty D, LLC (collectively, the “Landlords”), and authorizing the Debtors to enter into settlement agreements with the Landlords for the termination of the Leases. Pursuant to the settlement agreements, the Landlords were authorized to draw down on portions of the Letters of Credit in exchange for the termination of the Leases. As a result of the settlement, the Debtors will be able to successfully free approximately $19 million in borrowing capacity and terminate the unwanted and burdensome Leases upon completion of an agreed upon schedule to vacate the leased properties. The agreement was closed by the parties on June 27, 2006.

G. THE 3013 MOTION

On June 15, 2006, the Debtors filed a motion pursuant to section 1122 of the Bankruptcy Code and Bankruptcy Rule 3013 seeking an order determining the classification of the Cray Unsecured Debentures in connection with the Plan (the “3013 Motion”). The Debtors asserted that pursuant to the Cray Indenture, the obligations thereunder were contractually subordinate to the claims of the Secured Notes. On June 27, 2006, the Debtors withdrew the 3013 Motion, without prejudice, in accordance with the terms of the Global Settlement Agreement.

H. MOTION TO TRANSFER VENUE

On June 19, 2006, the Creditors’ Committee filed a motion (the “Venue Motion”) and memorandum of law asking the Bankruptcy Court to transfer the venue of the Debtors’ cases to the Northern District of California. In accordance with the Global Settlement Agreement, the Creditors’ Committee withdrew the Venue Motion, without prejudice, on June 26, 2006.

I. THE RABBI TRUST

Prior to the Commencement Date, Silicon Graphics adopted the Silicon Graphics, Inc. Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) effective September 9, 1994 as a supplemental retirement plan for the benefit of a select group of management and highly compensated employees of Silicon Graphics and its subsidiaries. Silicon Graphics entered into a trust agreement with the Merrill Lynch Trust Co. of California (“Merrill Lynch”) to establish a grantor trust (the “Rabbi Trust”) to accept contributions made pursuant to the Deferred Compensation Plan. The Deferred Compensation Plan provided for employee contributions in the form of deferrals of all or a part of their compensation to the Rabbi Trust and discretionary matching contributions by Silicon Graphics. As of June 19, 2006, the balance in the Rabbi Trust was $1,648,571.48.

All contributions were made from the general assets of Silicon Graphics. Merrill Lynch, in accordance with the terms of the Deferred Compensation Plan and the Rabbi Trust, must freeze all assets of the Rabbi Trust upon certain events including the filing of bankruptcy by Silicon Graphics. The Rabbi Trust further provides that upon a bankruptcy filing, the assets of the Rabbi Trust are subject to the claims of the general creditors of Silicon Graphics.

On June 26, 2006, the Debtors filed an adversary proceeding against Merrill Lynch with the Bankruptcy Court asking the Bankruptcy Court to order Merrill Lynch to turn over the assets of the Rabbi Trust to the Debtors’ bankruptcy estates and to account for the assets of the Rabbi Trust.

J. THE KEY EMPLOYEE RETENTION PROGRAM

The Debtors anticipate that they will seek Bankruptcy Court approval to establish a key employee retention program for non-insider employees (the “KERP”). At the time of filing of this Disclosure Statement, the parameters of the KERP are not final and remain subject to Bankruptcy Court approval.

K. THE GLOBAL SETTLEMENT

On June 23, 2006, the Debtors, the Creditors’ Committee, the DIP Lenders, the Ad Hoc Committee, and Lampe Conway (collectively, the “Global Settlement Parties”) entered into the Global Settlement Agreement, modifying the terms of the Restructuring Agreement and Prepetition Term Sheet, and settling all open issues between the parties in connection with the Debtors’ restructuring between the parties in connection with the Debtors’ restructuring and efforts to emerge from chapter 11. Based upon the Global Settlement Agreement, the Plan embodies a compromise and settlement of the issues relating to the distribution of value of the Debtors among the holders of Secured Note Claims, the Creditors’ Committee, holders of General Unsecured Silicon Graphics Claims and the holders of Cray Unsecured Debenture Claims.

The Global Settlement Agreement and the Terms Sheet generally provide:

the Global Settlement Parties will use reasonable and diligent efforts to seek prompt confirmation and consummation of the Plan, which will be in accordance with the Term Sheet as follows:

•	the Postpetition Financing Obligations will be paid in full on the Effective Date;

•	subject to review of the validity and perfection of Liens and security interests in the Prepetition Credit Agreement Collateral, the Prepetition Credit Agreement Claims will be paid in full on the Effective Date;

•	holders of the Secured Notes will receive their pro rata share of (i) 2,500,000 shares of New Common Stock, (ii) 6,800,000 rights to purchase one share of New Common Stock, and (iii) 100% of the beneficial interests in the Liquidating Trust that will liquidate any potential claims held by the Debtors in the DRAM price fixing litigation;

•	the Liquidating Trust will be funded by a $250,000 Cash contribution from the Debtors;

•	holders of General Unsecured Silicon Graphics Claims will receive their pro rata share of $9.0 million;

•	holders of General Unsecured SGI Federal Claims and General Unsecured SGI World Trade Claims will be paid in full provided that the aggregate claims against SGI Federal and SGI World Trade do not exceed $1 million;

•	holders of Cray Unsecured Debenture Claims will receive their pro rata share of (i) 700,000 Subscription Rights and (b) $1.2 million in Cash (less the reasonable fees and expenses of the Cray Indenture Trustee);

•	the record date for holders of the Cray Unsecured Debenture Claims will be July 7, which is ten days after notice of the Rights Offering in respect of such holders was received by the NASD;

•	the Backstop Purchasers have agreed that Lampe Conway will be entitled to purchase any Subscription Rights issued to holders of Cray Unsecured Debenture Claims not otherwise purchased in the Rights Offering, provided the backstop Purchasers remain committed for the entirety of the Rights Offering;

•	Lampe Conway will be entitled to reimbursement of up to $315,000 for expenses incurred in connection with the Reorganization Cases;

•	the Backstop Purchasers will be entitled to the Backstop Fee and the Overallotment Shares in exchange for their commitment under the Backstop Commitment Agreement;

subject to confirmation of the Plan, the 3013 Motion will be withdrawn, without prejudice;

the Venue Motion will be withdrawn without prejudice;

the DIP Objections will be withdrawn;

the Plan will not be modified in any materially adverse way to Lampe Conway or the holders of the Cray Unsecured Debenture Claims except as provided in the Global Settlement;

the capital structure of Reorganized Silicon Graphics will consist of only one class of common stock;

Reorganized Silicon Graphics will emerge from bankruptcy as a public reporting company; and

the Debtors will reimburse the reasonable fees and expenses of legal and financial advisors to Lampe Conway up to an additional $100,000 for costs incurred in connection with the review and documentation of a modification to the Plan for a Permitted Transaction.

The Global Settlement Agreement was presented to the Bankruptcy Court on June 26, 2006. Based upon the terms of the Global Settlement Agreement and the Term Sheet, dated June 23, 2006, the Debtors filed the Plan on June 30, 2006.

VI.

THE PLAN OF REORGANIZATION

A. INTRODUCTION

The Debtors believe that (i) through the Plan, holders of Allowed Claims will receive a greater recovery from the estates of the Debtors than the recovery that they would receive in a liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) the Plan will afford the Debtors the opportunity and ability to continue in business as a viable going concern and preserve ongoing employment for the Debtors’ employees.

The Plan is annexed hereto as Exhibit A and forms a part of this Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by reference to the provisions of the Plan.

Statements as to the rationale underlying the treatment of Claims and Equity Interests under the Plan are not intended to, and shall not, waive, compromise or limit any rights, claims or causes of action in the event the Plan is not confirmed.

B. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN OF REORGANIZATION

One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are “allowed” may receive distributions under a chapter 11 plan. This term is used throughout the Plan and the descriptions below. In general, an “allowed” claim or “allowed” equity interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court determines, that the claim or equity interest, and the amount thereof, is in fact a valid obligation of the debtor. Section 502(a) of the Bankruptcy Code provides that a timely filed claim or equity interest is automatically “allowed” unless the debtor or other party in interest objects. However, section 502(b) of the Bankruptcy Code specifies certain claims that may not be “allowed” in bankruptcy even if a proof of claim is filed. These include, but are not limited to, claims that are unenforceable under the governing agreement between a debtor and the claimant or applicable non-bankruptcy law, claims for unmatured interest, property tax claims in excess of the debtor’s equity in the property, claims for services that exceed their reasonable value, real property lease and employment contract rejection damage claims in excess of specified amounts, late-filed claims and contingent claims for contribution and reimbursement. Additionally, Bankruptcy Rule 3003(c)(2) prohibits the allowance of any claim or equity interest that either is not listed on the debtor’s schedules or is listed as disputed, contingent or unliquidated, if the holder has not filed a proof of claim or equity interest before the established deadline.

The Bankruptcy Code requires that, for purposes of treatment and voting, a chapter 11 plan divide the different claims against, and equity interests in, the debtor into separate classes based upon their legal nature. Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature. Because an entity may hold multiple claims and/or equity interests which give rise to different legal rights, the “claims” and “equity interests” themselves, rather than their holders, are classified.

Under a chapter 11 plan of reorganization, the separate classes of claims and equity interests must be designated either as “impaired” (affected by the plan) or “unimpaired” (unaffected by the plan). If a class of claims is “impaired,” the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on the plan, and the right to receive, under the chapter 11 plan, no less value than the holder would receive if the debtor were liquidated in a case under chapter 7 of the Bankruptcy Code. Under section 1124 of the Bankruptcy Code, a class of claims or interests is “impaired” unless the plan (i) does not alter the legal, equitable and contractual rights of the holders or (ii) irrespective of the holders’ acceleration rights, cures all defaults (other than those arising from the debtor’s insolvency, the commencement of the case or nonperformance of a nonmonetary obligation), reinstates the maturity of the claims or interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable and contractual rights. Typically, this means that the holder of an unimpaired claim will receive on the later of the consummation date or the date on which amounts owing are actually due and payable, payment in full, in cash, with postpetition interest to the extent appropriate and provided for under the governing agreement (or if there is no agreement, under applicable nonbankruptcy law), and the remainder of the debtor’s obligations, if any, will be performed as they come due in accordance with their terms. Thus, other than its right to accelerate the debtor’s obligations, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor’s case not been commenced.

Pursuant to 1126(f) of the Bankruptcy Code, holders of unimpaired claims or interests are “conclusively presumed” to have accepted the plan. Accordingly, their votes are not solicited. Under the Debtors’ Plan, the Claims and Equity Interests in Class 1 (Other Priority Claims), Class 2 (Secured Tax Claims), Class 3 (Other Secured Claims), Class 4 (Prepetition Credit Agreement Claims), Class 10 (General Unsecured SGI Federal Claims), Class 11 (SGI Federal Equity Interests), Class 12 (General Unsecured SGI World Trade Claims), Class 13 (SGI World Trade Equity Interests), Class 14 (General Unsecured Cray Research LLC Claims), Class 15 (Cray Research LLC Equity Interests), Class 16 (General Unsecured Cray SGI Real Estate), Class 17 (SGI Real Estate Equity Interests), Class 18 (General Unsecured Silicon Studio Claims), Class 19 (Silicon Studio Equity Interests), Class 20 (General Unsecured Cray Research America Latina Claims), Class 21 (Cray Research America Latina Equity Interests), Class 22 (General Unsecured Cray Research Eastern Europe Claims), Class 23 (Cray Research Eastern Europe Equity Interests), Class 24 (General Unsecured Cray Research India Claims), Class 25 (Cray Research India Equity Interests), Class 26 (General Unsecured Cray Research International Claims), Class 27 (Cray Research International Equity Interests), Class 28 (General Unsecured Cray Financial Claims), Class 29 (Cray Financial Equity Interests), Class 30 (General Unsecured Cray Asia/Pacific Claims), Class 31 (Cray Asia/Pacific Equity Interests), Class 32 (General Unsecured Paragraph Claims), Class 33 (Paragraph Equity Interests), Class 34 (General Unsecured WTI Claims) and Class 35 (WTI Equity Interests) are unimpaired, and therefore, the holders of such Claims and Equity Interests are “conclusively presumed” to have voted to accept the Plan.

Under certain circumstances, a class of claims or equity interests may be deemed to reject a plan of reorganization. For example, a class is deemed to reject a plan of reorganization under section 1126(g) of the Bankruptcy Code if the holders of claims or interests in such class do not receive or retain property under the plan on account of their claims or equity interests. Under this provision of the Bankruptcy Code, the holders of Claims and Equity Interests in Class 8 (Subordinated Securities Claims), and Class 9 (Old Equity Interests) are deemed to reject the Plan because they receive no distribution and retain no property interest under the Plan. Because Classes 8 (Subordinated Securities Claims) and 9 (Old Equity Interests) are deemed to reject the Plan, the Debtors are required to demonstrate that the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code with respect to such Classes. Among these are the requirements that the plan be “fair and equitable” with respect to, and not “discriminate unfairly” against, the claims and equity interests in such Classes. For a more detailed description of the requirements for confirmation, see Section IX.B below, entitled “CONFIRMATION OF THE PLAN OF REORGANIZATION — Requirements for Confirmation of the Plan of Reorganization.”

Consistent with these requirements, the Plan divides the Allowed Claims against, and Allowed Equity Interests in, the Debtors into the following Classes:

Class	Claims
1	Other Priority Claims
2	Secured Tax Claims
3	Other Secured Claims
4	Prepetition Credit Agreement Claims
5	Secured Note Claims
6	General Unsecured Silicon Graphics Claims
7	Cray Unsecured Debenture Claims

8	Subordinated Securities Claims
9	Old Equity Interests
10	General Unsecured SGI Federal Claims
11	SGI Federal Equity Interests
12	General Unsecured SGI World Trade Claims
13	SGI World Trade Equity Interests
14	General Unsecured Cray Research LLC Claims
15	Cray Research LLC Equity Interests
16	General Unsecured SGI Real Estate Claims
17	SGI Real Estate Equity Interests
18	General Unsecured Silicon Studio Claims
19	Silicon Studio Equity Interests
20	General Unsecured Cray Research America Latina Claims
21	Cray Research America Latina Equity Interests
22	General Unsecured Cray Research Eastern Europe Claims
23	Cray Research Eastern Europe Equity Interests
24	General Unsecured Cray Research India Claims
25	Cray Research India Equity Interests
26	General Unsecured Cray Research International Claims
27	Cray Research International Equity Interests
28	General Unsecured Cray Financial Claims
29	Cray Financial Equity Interests
30	General Unsecured Cray Asia/Pacific Claims
31	Cray Asia/Pacific Equity Interests
32	General Unsecured Paragraph Claims
33	Paragraph Equity Interests
34	General Unsecured WTI Claims
35	WTI Equity Interests

1. Unclassified

Administrative Expense Claims

Administrative Expense Claims are the actual and necessary costs and expenses of the Debtors’ Reorganization Cases that are allowed under sections 330, 503(b), 507(a)(2) and 507(b) of the Bankruptcy Code. Such expenses will include, but are not limited to, actual and necessary costs and expenses of preserving the Debtors’ estates, actual and necessary costs and expenses of operating the Debtors’ businesses, indebtedness or obligations incurred or assumed by the Debtors in Possession during the Reorganization Cases and compensation for professional services rendered and reimbursement of expenses incurred. Specifically excluded from Administrative Expense Claims are any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code, which fees or charges, if any, will be paid in accordance with Sections 14.7 of the Plan.

Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors will be paid in full and performed by the Debtors or Reorganized Debtors, as the case may be, in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions. The reasonable, documented and unpaid fees and expenses of Goodwin Procter LLP and Houlihan Lokey Howard & Zukin, as advisors to the Ad Hoc Committee and of Milbank, Tweed, Hadley & McCloy LLP, as advisors to Lampe Conway and subject to the limitations set forth in the Global Settlement, will be Allowed Administrative Expense Claims and will be paid without the need for further filing of a proof of Claim and without the need for further Bankruptcy Court approval.

Postpetition Financing Obligation Claims

Postpetition Financing Obligation Claims are all obligations of Silicon Graphics, SGI Federal and SGI World Trade arising under the Postpetition Financing Agreement and the Postpetition Financing Order.

On the Effective Date, all Allowed Postpetition Financing Obligation Claims shall be paid in full in Cash. To the extent any letters of credit issued pursuant to the Postpetition Financing Agreement are outstanding on the Effective Date, such letters of credit will be cancelled and replaced with new letters of credit to be issued pursuant to the Exit Facility, or 100% Cash collateralized. Upon payment and satisfaction in full of all Postpetition Financing Obligation Claims, all Liens and security interests granted to secure such obligations, whether in the Reorganization Cases or otherwise, shall be terminated and of no further force or effect.

Professional Compensation and Reimbursement Claims

Professional Compensation and Reimbursement Claims are all Claims of entities seeking compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code. All such entities must file, on or before the date that is 90 days after the Effective Date their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred.

Pursuant to the Plan, holders of Allowed Professional Compensation and Reimbursement Claims will be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order relating to or Allowing any such Administrative Expense Claim. The Reorganized Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.

Indenture Trustee Fees

Indenture Trustee Fees are the reasonable compensation of the Indenture Trustee, as provided by the 6.50% Indenture, the 11.75% Indenture, and the Cray Indenture, including, without limitation, reasonable attorneys’ fees and disbursements incurred by the Indenture Trustee, whether prior to or after the Effective Date.

All Indenture Trustee Fees will be paid in Cash on the Effective Date by the Reorganized Debtors as Administrative Expense Claims, without the need for application to, or approval of, the Bankruptcy Court; provided, however, that, in accordance with Section 4.7 of the Plan, the Debtors or Reorganized Debtors will not be obligated to pay and will have no liability for the Cray Indenture Trustee Fees in excess of the $1.2 million distribution provided to holders of Allowed Cray Unsecured Debenture Claims pursuant to the Plan. Each Indenture Trustee’s Charging Lien will be discharged solely upon payment in full of such Indenture Trustee Fees. Nothing contained therein shall be deemed to impair, waive or discharge the Charging Lien for any fees and expenses not paid by the Reorganized Debtors.

To the extent that any Indenture Trustee provides services related to distributions pursuant to the Plan (including, but not limited to, the services referenced in Section 6.8(c) of the Plan), such Indenture Trustee will receive from the Reorganized Debtors, without further court approval, reasonable compensation for such services and reimbursement of reasonable expenses, including, but not limited to, reasonable attorneys’ fees and expenses, incurred in connection with such services. These payments will be made on terms agreed to among the Indenture Trustee and the Reorganized Debtors.

Priority Tax Claims

A Priority Tax Claim is any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Debtors or the Reorganized Debtors, (a) on the Effective Date, Cash in an amount equal to such Allowed Priority Tax Claim or (b) commencing on the Effective Date and continuing over a period not exceeding five years from and after the Commencement Date, equal semi-annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at the applicable rate under non-bankruptcy law, subject to the sole option of the Debtors or Reorganized Debtors to prepay the entire amount of the Allowed Priority Tax Claim. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due.

2. Classified

Class 1 – Other Priority Claims

Other Priority Claims include certain claims that are granted priority in payment under section a Claim entitled to priority in payment as specified in section 507(a)(4), (5), (6) or (7) of the Bankruptcy Code, including certain wage, salary and other compensation obligations to employees of the Debtors up to a statutory cap of $10,000 per employee. The Debtors estimate that on the Effective Date, the allowed amount of such claims will aggregate approximately $0.6 million.

Class 1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed Other Priority Claim agrees to a different treatment, each holder of an Allowed Other Priority Claim will receive Cash in an amount equal to such Allowed Other Priority Claim on the later of the Effective Date and the date such Allowed Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is practicable.

Class 2 – Secured Tax Claims

Secured Tax Claims include any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $2 million.

Class 2 is unimpaired by the Plan. Each holder of an Allowed Secured Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed Secured Tax Claim agrees to a different treatment, each holder of an Allowed Secured Tax Claim will receive, at the sole option of the Debtors or the Reorganized Debtors, (i) Cash in an amount equal to such Allowed Secured Tax Claim or (ii) commencing on the Effective Date and continuing over a period not exceeding five years from and after the Commencement Date, equal semi-annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at the applicable rate under non-bankruptcy law, subject to the sole option of the Debtors or Reorganized Debtors to prepay the entire amount of the Allowed Priority Tax Claim.

Class 3 – Other Secured Claims

Other Secured Claims include any Secured Claim other than a Secured Tax Claim, Prepetition Credit Agreement Claim or Senior Note Claim. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Class 3 is unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of the Debtors or the Reorganized Debtors, (i) on the Effective Date or as soon thereafter as is practicable, each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy

Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

Class 4 – Prepetition Credit Agreement Claims

Prepetition Credit Agreement Claims include any Secured Claim arising under the Prepetition Credit Agreement. The Postpetition Credit Agreement was repaid in full, in Cash, on June 28, 2006. As a result, the Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Class 4 is unimpaired by the Plan. Each holder of a Prepetition Credit Agreement Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Each holder of an Allowed Prepetition Credit Agreement Claim will be paid in full, in Cash, together with postpetition interest, on the Effective Date or as soon thereafter as is practicable.

Class 5 – Secured Note Claims

Secured Note Claims include any Secured Claim arising under the 6.50% Indenture and the 11.75% Indenture. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $191 million.

Class 5 is impaired by the Plan. Each holder of a Secured Note Claim is entitled to vote to accept or reject the Plan. The acceptance of the Plan by the holders of Secured Note Claims will constitute agreement to waive the Secured Note Deficiency Claims as of the Effective Date.

Each holder of an Allowed Secured Note Claim will (i) receive on the Effective Date or as soon thereafter as is practicable, its Ratable Proportion of 2,500,000 shares of New Common Stock, (ii) have the right to participate in the Rights Offering to exercise such holder’s Ratable Proportion of 6,800,000 Subscription Rights on the terms and subject to the conditions of Article IX of the Plan, and (iii) receive its Ratable Proportion of 100% of the beneficial interests of the Litigation Trust, which will be treated for U.S. federal income tax purposes in accordance with Section 5.11(m) of the Plan, or to forward the .

Class 6 – General Unsecured Silicon Graphics Claims

General Unsecured Silicon Graphics Claims include any General Unsecured Claim asserted against Silicon Graphics. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $33.9 million.

Class 6 is impaired by the Plan. Each holder of a General Unsecured Silicon Graphics Claim is entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed General Unsecured Silicon Graphics Claim agrees to a different treatment, each holder of an Allowed General Unsecured Silicon Graphics Claim will receive its Distribution Pro Rata Share of $9.0 million in Cash on each Distribution Date or as soon thereafter as is practicable. With respect to any distribution made to the holder of an Allowed General Unsecured Silicon Graphics Claim, the distribution will be reduced by the amount of any distribution previously distributed to such holder on account of such Allowed General Unsecured Silicon Graphics Claim in any prior distribution. No distribution will be made to holders of an Allowed Secured Note Claim on account of the Secured Note Deficiency Claim.

Class 7 – Cray Unsecured Debenture Claims

Cray Unsecured Debenture Claims include any Claim against any of the Debtors arising under the Cray Indenture. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $56.8 million.

Class 7 is impaired by the Plan. Each holder of a Cray Unsecured Debenture Claim is entitled to vote to accept or reject the Plan.

Each holder of an Allowed Cray Unsecured Debenture Claim will (i) have the right to participate in the Rights Offering to exercise such holder’s Ratable Proportion of 700,000 Subscription Rights on the terms and subject to the conditions of Article IX of the Plan and (ii) receive its Ratable Proportion of $1.2 million in Cash (less the Cray Indenture Trustee Fees) on the Effective Date or as soon thereafter as is practicable.

Class 8 – Subordinated Securities Claims

Subordinated Securities Claims include any Claim against any of the Debtors, whether or not the subject of an existing lawsuit, (i) arising from rescission of a purchase or sale of shares of any other securities, if any, of any of the Debtors or an Affiliate of the Debtors, (ii) for damages arising from the purchase or sale of any security, (iii) for violations of the securities laws, misrepresentations or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, but not limited to, any attorneys’ fees, other charges or costs incurred on account of the foregoing claims or, (iv) except as otherwise provided for in the Plan, for reimbursement, contribution or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including Claims based upon allegations that the Debtors made false and misleading statements and engaged in other deceptive acts in connection with the sale of securities. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0 million.

Class 8 is impaired by the Plan. Each holder of a Subordinated Securities Claim is deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

Each holder of an Allowed Subordinated Securities Claim will not receive or retain any interest or property under the Plan on account of such Allowed Subordinated Securities Claim. The treatment of Subordinated Securities Claims under the Plan is in accordance with and gives effect to the provisions of section 510(b) of the Bankruptcy Code.

Class 9 – Old Equity Interests

Old Equity Interests include all interests in the Debtors on account of any shares of common or preferred stock or other instrument evidencing an ownership interest in Silicon Graphics, and all options, warrants or rights, contractual or otherwise, to acquire any such interests.

Class 9 is impaired by the Plan. Each holder of an Old Equity Interest is deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

On the Effective Date, the Old Equity Interests shall be cancelled and the holders of Old Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Old Equity Interests under the Plan.

Class 10 – General Unsecured SGI Federal Claims

General Unsecured SGI Federal Claims include any General Unsecured Claim asserted against SGI Federal. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.9 million.

Class 10 is unimpaired by the Plan. Each holder of a General Unsecured SGI Federal Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed General Unsecured SGI Federal Claim agrees to a different treatment, each holder of an Allowed General Unsecured SGI Federal Claim will be paid in full in Cash on the later of the Effective Date and the date such General Unsecured SGI Federal Claim becomes and Allowed General Unsecured SGI Federal Claim or as soon thereafter as is practicable.

Class 11 – SGI Federal Equity Interests

SGI Federal Equity Interests include all shares of common or preferred stock or other instrument evidencing ownership interest in SGI Federal, whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests.

Class 11 is unimpaired by the Plan. Each holder of an SGI Federal Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

The SGI Federal Equity Interests will be unaltered by the Plan.

Class 12 – General Unsecured SGI World Trade Claims

General Unsecured SGI World Trade Claims include any General Unsecured Claim asserted against SGI World Trade. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Class 12 is unimpaired by the Plan. Each holder of a General Unsecured SGI World Trade Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed General Unsecured SGI World Trade Claim agrees to a different treatment, each holder of an Allowed General Unsecured SGI World Trade Claim will be paid in full, in Cash, on the later of the Effective Date and the date such Allowed General Unsecured SGI World Trade Claim becomes and Allowed General Unsecured SGI World Trade Claim, or as soon thereafter as is practicable.

Class 13 – SGI World Trade Equity Interests

SGI World Trade Equity Interests include all shares of common or preferred stock or other instrument evidencing ownership interest in SGI World Trade, whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests.

Class 13 is unimpaired by the Plan. Each holder of an SGI World Trade Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

The SGI World Trade Equity Interests will be unaltered by the Plan.

Class 14 – General Unsecured Cray Research Claims

General Unsecured Cray Research Claims include any General Unsecured Claim asserted against Cray Research, L.L.C. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Class 14 is unimpaired by the Plan. Each holder of a General Unsecured Cray Research Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed General Unsecured Cray Research Claim agrees to a different treatment, each holder of an Allowed General Unsecured Cray Research Claim will be paid the full amount of its Allowed General Unsecured Cray Research Claim, in Cash, on the Effective Date or as soon thereafter as is practicable.

Class 15 – Cray Research LLC Equity Interests

Cray Research Equity Interests include all shares of common or preferred stock or other instrument evidencing ownership interest in Cray Research L.L.C., whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests.

Class 15 is unimpaired by the Plan. Each holder of a Cray Research Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

The Cray Research Equity Interests will be unaltered by the Plan.

Class 16 – General Unsecured SGI Real Estate Claims

General Unsecured SGI Real Estate Claims include any General Unsecured Claim asserted against SGI Real Estate, Inc. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Class 16 is unimpaired by the Plan. Each holder of a General Unsecured SGI Real Estate Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed General Unsecured SGI Real Estate Claim agrees to a different treatment, each holder of an Allowed General Unsecured SGI Real Estate Claim will be paid the full amount of its Allowed General Unsecured SGI Real Estate Claim, in Cash, on the Effective Date or as soon thereafter as is practicable.

Class 17 – SGI Real Estate Equity Interests

SGI Real Estate Equity Interests include all shares of common or preferred stock or other instrument evidencing ownership interest in SGI Real Estate, Inc., whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests.

Class 17 is unimpaired by the Plan. Each holder of an SGI Real Estate Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

The SGI Real Estate Equity Interests will be unaltered by the Plan.

Class 18 – General Unsecured Silicon Studio Claims

General Unsecured Silicon Studio Claims include any General Unsecured Claim asserted against Silicon Studio, Inc. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Class 18 is unimpaired by the Plan. Each holder of a General Unsecured Silicon Studio Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed General Unsecured Silicon Studio Claim agrees to a different treatment, each holder of an Allowed General Unsecured Silicon Studio Claim will be paid the full amount of its Allowed General Unsecured Silicon Studio Claim, in Cash, on the Effective Date or as soon thereafter as is practicable.

Class 19 – Silicon Studio Equity Interests

Silicon Studio Equity Interests include all shares of common or preferred stock or other instrument evidencing ownership interest in Silicon Studio, Inc., whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests.

Class 19 is unimpaired by the Plan. Each holder of a Silicon Studio Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

The Silicon Studio Equity Interests will be unaltered by the Plan.

Class 20 – General Unsecured Cray Research America Latina Claims

General Unsecured Cray Research America Latina Claims include any General Unsecured Claim asserted against Research America Latina Ltd. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Class 20 is unimpaired by the Plan. Each holder of a General Unsecured Cray Research America Latina Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed General Unsecured Cray Research America Latina Claim agrees to a different treatment, each holder of an Allowed General Unsecured Cray Research America Latina Claim will be paid the full amount of its Allowed General Unsecured Cray Research America Latina Claim, in Cash, on the Effective Date or as soon thereafter as is practicable.

Class 21 – Cray Research America Latina Equity Interests

Cray Research America Latina Equity Interests include all shares of common or preferred stock or other instrument evidencing ownership interest in Cray Research America Latina Ltd., whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests.

Class 21 is unimpaired by the Plan. Each holder of a Cray Research America Latina Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

The Cray Research America Latina Equity Interests will be unaltered by the Plan.

Class 22 – General Unsecured Cray Research Eastern Europe Claims

General Unsecured Cray Research Eastern Europe Claims include any General Unsecured Claim asserted against Cray Research Eastern Europe, Ltd. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Class 22 is unimpaired by the Plan. Each holder of a General Unsecured Cray Research Eastern Europe Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed General Unsecured Cray Research Eastern Europe Claim agrees to a different treatment, each holder of an Allowed General Unsecured Cray Research Eastern Europe Claim will be paid the full amount of its Allowed General Unsecured Cray Research Eastern Europe Claim, in Cash, on the Effective Date or as soon thereafter as is practicable.

Class 23 – Cray Research Eastern Europe Equity Interests

Cray Research Eastern Europe Equity Interests include all shares of common or preferred stock or other instrument evidencing ownership interest in Cray Research Eastern Europe, Ltd., whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests.

Class 23 is unimpaired by the Plan. Each holder of a Cray Research Eastern Europe Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

The Cray Research Eastern Europe Equity Interests will be unaltered by the Plan.

Class 24 – General Unsecured Cray Research India Claims

General Unsecured Cray Research India Claims include any General Unsecured Claim asserted against Cray Research India Ltd. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Class 24 is unimpaired by the Plan. Each holder of a General Unsecured Cray Research India Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed General Unsecured Cray Research India Claim agrees to a different treatment, each holder of an Allowed General Unsecured Cray Research India Claim will be paid the full amount of its Allowed General Unsecured Cray Research India Claim, in Cash, on the Effective Date or as soon thereafter as is practicable.

Class 25 – Cray Research India Equity Interests

Cray Research India Equity Interests include all shares of common or preferred stock or other instrument evidencing ownership interest in Cray Research India, Ltd. whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests.

Class 25 is unimpaired by the Plan. Each holder of a Cray Research India Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

The Cray Research India Equity Interests will be unaltered by the Plan.

Class 26 – General Unsecured Cray Research International Claims

General Unsecured Cray Research International Claims include any General Unsecured Claim asserted against Cray Research International, Inc. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Class 26 is unimpaired by the Plan. Each holder of a General Unsecured Cray Research International Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed General Unsecured Cray Research International Claim agrees to a different treatment, each holder of an Allowed General Unsecured Cray Research International Claim will be paid the full amount of its Allowed General Unsecured Cray Research International Claim, in Cash, on the Effective Date or as soon thereafter as is practicable.

Class 27 – Cray Research International Equity Interests

Cray Research International Equity Interests include all shares of common or preferred stock or other instrument evidencing ownership interest in Cray Research International, Inc. whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests.

Class 27 is unimpaired by the Plan. Each holder of a Cray Research International Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

The Cray Research International Equity Interests will be unaltered by the Plan.

Class 28 – General Unsecured Cray Financial Claims

General Unsecured Cray Financial Claims include any General Unsecured Claim asserted against Cray Financial Corporation. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Class 28 is unimpaired by the Plan. Each holder of a General Unsecured Cray Financial Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed General Unsecured Cray Financial Claim agrees to a different treatment, each holder of an Allowed General Unsecured Cray Financial Claim will be paid the full amount of its Allowed General Unsecured Cray Financial Claim, in Cash, on the Effective Date or as soon thereafter as is practicable.

Class 29 – Cray Financial Equity Interests

Cray Financial Equity Interests include all shares of common or preferred stock or other instrument evidencing ownership interest in Cray Financial Corporation, whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests.

Class 29 is unimpaired by the Plan. Each holder of a Cray Financial Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

The Cray Financial Equity Interests will be unaltered by the Plan.

Class 30 – General Unsecured Cray Asia/Pacific Claims

General Unsecured Cray Asia/Pacific Claims include any General Unsecured Claim asserted against Cray Asia/Pacific, Inc. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Class 30 is unimpaired by the Plan. Each holder of a General Unsecured Cray Asia/Pacific Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed General Unsecured Cray Asia/Pacific Claim agrees to a different treatment, each holder of an Allowed General Unsecured Cray Asia/Pacific Claim will be paid the full amount of its Allowed General Unsecured Cray Financial Claim, in Cash, on the Effective Date or as soon thereafter as is practicable.

Class 31 – Cray Asia/Pacific Equity Interests

Cray Asia/Pacific Equity Interests include all shares of common or preferred stock or other instrument evidencing ownership interest in Cray Asia/Pacific, Inc. whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests.

Class 31 is unimpaired by the Plan. Each holder of a Cray Asia/Pacific Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

The Cray Asia/Pacific Equity Interests will be unaltered by the Plan.

Class 32 – General Unsecured Paragraph Claims

General Unsecured Paragraph Claims include any General Unsecured Claim asserted against Paragraph International, Inc. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Class 32 is unimpaired by the Plan. Each holder of a General Unsecured Paragraph Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed General Unsecured Paragraph Claim agrees to a different treatment, each holder of an Allowed General Unsecured Paragraph Claim will be paid the full amount of its Allowed General Unsecured Paragraph Claim, in Cash, on the Effective Date or as soon thereafter as is practicable.

Class 33 – Paragraph Equity Interests

Paragraph Equity Interests include all shares of common or preferred stock or other instrument evidencing ownership interest in Paragraph International, Inc., whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests.

Class 33 is unimpaired by the Plan. Each holder of a Paragraph Latina Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

The Paragraph Equity Interests will be unaltered by the Plan.

Class 34 – General Unsecured WTI Claims

General Unsecured WTI Claims include any General Unsecured Claim asserted against WTI Development, Inc. The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Class 34 is unimpaired by the Plan. Each holder of a General Unsecured WTI Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed General Unsecured WTI Claim agrees to a different treatment, each holder of an Allowed General Unsecured WTI Claim will be paid the full amount of its Allowed General Unsecured WTI Claim, in Cash, on the Effective Date or as soon thereafter as is practicable

Class 35 – WTI Equity Interests

WTI Equity Interests include all shares of common or preferred stock or other instrument evidencing ownership interest in WTI Development, Inc. whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests.

Class 35 is unimpaired by the Plan. Each holder of a WTI Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

The WTI Equity Interests will be unaltered by the Plan.

C. MEANS OF IMPLEMENTING THE PLAN

1. Settlement of Claims

Pursuant to Bankruptcy Rule 9019, the Plan, including the classification, distribution and other benefits provided thereunder, constitutes a good faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan as embodied in the Global Settlement, including, without limitation, all Claims and controversies regarding the subordination of the Cray Unsecured Debentures. All plan distributions made to creditors holding Allowed Claims in any class are intended to be and will be final, and no Plan distribution to the holder of a Claim in one class will be subject to being shared with or reallocated to the holders of any Claim in another class by virtue of any prepetition collateral trust agreement, shared collateral agreement, subordination agreement, other similar intercreditor arrangement or deficiency Claim.

2. Intercompany Claims

Notwithstanding anything to the contrary herein, Intercompany Claims will be adjusted, continued or discharged to the extent determined appropriate by the Debtors or the Reorganized Debtors, in their sole discretion. Any such transaction may be effected on or subsequent to the Effective Date without any further action by the stockholders of any of the Debtors, the Debtors in Possession or the Reorganized Debtors.

3. Merger/Dissolution/Consolidation

On or as of the Effective Date or as soon as practicable thereafter, and without the need for any further action, the Reorganized Debtors may, with the prior consent of the Ad Hoc Committee (which consent will not be unreasonably withheld) (i) cause any or all of the Reorganized Debtors to be merged into one or more of the Reorganized Debtors, dissolved or otherwise consolidated, (ii) cause the transfer of assets between or among the Reorganized Debtors or (iii) engage in any other transaction in furtherance of the Plan.

4. Cancellation of Existing Securities and Agreements

Except (i) as otherwise expressly provided in the Plan, (ii) with respect to executory contracts or unexpired leases that have been assumed by the Debtors, (iii) for purposes of evidencing a right to distributions under the Plan, or (iv) with respect to any Claim that is reinstated and rendered unimpaired under the Plan, on the Effective Date, the Postpetition Financing Agreement, Prepetition Credit Agreement, Indentures and all notes issued thereunder, all Old Equity Interests and other instruments evidencing any Claims against the Debtors or Old Equity Interests will be deemed automatically cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors thereunder will be discharged, and none of the Debtors or Reorganized Debtors will thereafter be liable in any way for any amounts in connection therewith.

5. Surrender of Existing Securities

Each holder of the Senior Secured Convertible Notes, the Senior Secured Notes, and the Cray Unsecured Debentures must surrender such note(s) to the Indenture Trustee, or in the event such note(s) is held in the name of, or by a nominee of, the Depository Trust Company, the Disbursing Agent will seek the cooperation of the Depository Trust Company to provide appropriate instructions to the Indenture Trustee. No distributions under the Plan will be made for or on behalf of any such holder unless and until such note is received by the Indenture Trustee or appropriate instructions from the Depository Trust Company are received by the Indenture Trustee, or the loss, theft or destruction of such note is established to the reasonable satisfaction of the Indenture Trustee, which satisfaction may require such holder to (i) submit a lost instrument affidavit and an indemnity bond and (ii) hold the Debtors, Reorganized Debtors, Disbursing Agent and the Indenture Trustee harmless in respect of such note and any distributions made in respect thereof. Upon compliance with this section by a holder of any note, such holder will, for all purposes under the Plan, be deemed to have surrendered such note. Any holder of Senior Secured Convertible Notes, Senior Secured Notes or Cray Unsecured Debentures that fails to surrender such note or satisfactorily explain its non-availability to the Indenture Trustee within one year of the Effective Date will be deemed to have no further Claim against any of the Debtors and the Reorganized Debtors (or their property) or the Indenture Trustee in respect of such Claim and will not be entitled to participate in any distribution under the Plan.

6. Incurrence of New Indebtedness

Reorganized Silicon Graphics expects to enter into an Exit Facility likely consisting of two separate sub-facilities of up to $100 million or such other amount as the Debtors and the Ad Hoc Committee deem appropriate and necessary. The proceeds of the Exit Facility together with the proceeds of the Rights Offering, and cash generated from operations will be used to repay the claims in connection with the Postpetition Financing Agreement, to fund payments required to be made under the Plan on the Effective Date, and to meet working capital and other corporate needs of Reorganized SGI, thereby facilitating its emergence from bankruptcy.

The two separate sub-facilities of the Exit Facility will likely consist of the following: (i) a $30 million revolving line of credit (the “Revolving Line of Credit”) secured by accounts receivable, inventory, machinery & equipment, owned real property, and intellectual property, which will be undrawn on emergence and (ii) a $70 million term loan secured by a second lien on the above mentioned assets. The settlement among SGI, the Creditors’ Committee, and Lampe Conway provides that the consent of Lampe Conway, which consent may not be unreasonably withheld, will be required if the outstanding balance under the Exit Facility will exceed $100 million on the Effective Date.

SGI is currently beginning discussions with several lenders which have expressed interest in providing exit financing proposals to arrange the Exit Facility. As of the date hereof, no formal commitment to provide the Exit Facility has been obtained. SGI is confident that prior to confirmation it will obtain one or more formal commitments to provide the Exit Facility. Entry into the Exit Facility is a condition to the effectiveness of the SGI Plan. Documents evidencing the Exit Facility, or commitment letters with respect thereto, will be presented by SGI to the Bankruptcy Court no later than the Confirmation Date. In the Confirmation Order, the Debtors will request the Bankruptcy Court to authorize the Reorganized Debtors to execute the same together with other documents as the Exit Facility lenders may reasonably require to effectuate the treatment afforded to the parties under the Exit Facility.

7. Issuance of New Common Stock

Reorganized Silicon Graphics is authorized under the Plan to issue New Common Stock on the Effective Date without the need for any further corporate action and without any further action by holders of Claims or Equity Interests. The New Common Stock will consist of 25,000,000 authorized shares of Reorganized Silicon Graphics and distributed as follows, subject to adjustment pursuant to Section 6.10 of the Plan: 10,000,000 shares will be issued and distributed to the holders of Allowed Secured Note Claims and Allowed Cray Unsecured Debenture Claims pursuant to Article IV of the Plan the Rights Offering set forth in Article IX of the Plan; provided, however, that not more than 700,000 such shares will be issued and distributed to holders of Allowed Cray Unsecured Debenture Claims; and further provided, however, that to the extent any portion of the 700,000 shares are not acquired by holders of Allowed Cray Unsecured Debenture Claim or Lampe Conway pursuant to the Lampe Conway Rights Offering Option, such shares will be acquired by the Backstop Purchaser. The Overallotment Shares will be distributed to the Backstop Purchasers pursuant to Section 9.6 of the Plan, and a certain number of shares not to exceed 10% of the New Common Stock will be distributed pursuant to the terms of the New Management Incentive Plan.

8. Exemption from Securities Laws

In reliance upon section 1145 of the Bankruptcy Code, other than Backstop Securities (as defined below), the offer and issuance of New Common Stock and Subscription Rights (to the extent they constitute “securities” and, collectively with the New Common Stock, the “1145 Securities”) will be exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”) and equivalent provisions in state securities laws. Section 1145(a) of the Bankruptcy Code generally exempts from such registration requirements the issuance of securities if the following conditions are satisfied: (i) the securities are issued or sold under a chapter 11 plan by (a) a debtor, (b) one of its affiliates participating in a joint plan with the debtor, or (c) a successor to a debtor under the plan and (ii) the securities are issued entirely in exchange for a claim against or interest in the debtor or such affiliate, or are issued principally in such exchange and partly for cash or property. The Debtors believe that the exchange of 1145 Securities for Claims against the Debtors under the circumstances provided in the Plan will satisfy the requirements of section 1145(a) of the Bankruptcy Code.

The 1145 Securities to be issued pursuant to the Plan will be deemed to have been issued in a public offering under the Securities Act and, therefore, may be resold by any holder thereof without registration under the Securities Act pursuant to the exemption provided by section 4(1) thereof, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b)(1) of the Bankruptcy Code (a “statutory underwriter”). In addition, such securities generally may be resold by the holders thereof without registration under state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the individual states. However, holders of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under federal securities laws and any relevant state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

Section 1145(b)(i) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who (i) purchases a claim or interest with a view to distribution of any security to be received in exchange for the claim or interest, or (ii) offers to sell securities issued under a plan for the holders of such securities, or (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities and under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan, or (iv) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act.

An entity is not deemed to be an “underwriter” under section 2(a)(11) of the Securities Act with respect to securities received under section 1145(a)(1) which are transferred in “ordinary trading transactions” made on a national securities exchange or a NASDAQ market. However, there can be no assurances, and it is not currently anticipated, that such securities will be listed on an exchange or NASDAQ market. What constitutes “ordinary trading transactions” within the meaning of section 1145 of the Bankruptcy Code is the subject of interpretive letters by the staff of the Securities and Exchange Commission (the “SEC”). Generally, ordinary trading transactions are those that do not involve (i) concerted activity by recipients of securities under a plan of reorganization, or by distributors acting on their behalf, in connection with the sale of such securities, (ii) use of informational documents in connection with the sale other than the disclosure statement relating to the plan, any amendments thereto, and reports filed by the issuer with the SEC under the Securities Exchange Act of 1934 or (iii) payment of special compensation to brokers or dealers in connection with the sale.

The term “issuer” is defined in section 2(4) of the Securities Act; however, the reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. “Control” (as defined in Rule 405 under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “control person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the voting securities of such issuer. Additionally, the legislative history of section 1145 of the Bankruptcy Code provides that a creditor who receives at least 10% of the voting securities of an issuer under a plan of reorganization will be presumed to be a statutory underwriter within the meaning of section 1145(b)(i) of the Bankruptcy Code.

The Debtors believe that the securities (the “Management Securities”) to be issued under the Management Incentive Plan and New Management Agreements as provided under the Plan will be exempt from the registration requirements of the Securities Act, pursuant to section 4(2) of the Securities Act, as transactions by an issuer not involving any public offering, and equivalent exemptions in state securities laws.

Any issuance of the Overallotment Shares, the Backstop Shares and the related Subscription Rights to the Backstop Purchasers (collectively, the “Backstop Securities”) will not be exempt from the registration requirements of the Securities Act pursuant to section 1145 of the Bankruptcy Code, but the Debtors believe that any such issuance of the Backstop Securities to the Backstop Purchasers will be exempt pursuant to section (4)(2) of the Securities Act, as a transaction by an issuer not involving any public offering, and equivalent exemptions in state securities laws.

Lampe Conway believes that the issuance of the Lampe Conway Securities is exempt under section 1145 of the Bankruptcy Code from the registration requirements of the Securities Act and equivalent provisions in state securities laws. The Debtors, however, take no position whether the issuance of the Lampe Conway Securities to Lampe Conway will be exempt from the registration requirements of the Securities Act pursuant to section 1145 of the Bankruptcy Code. The Debtors will include in the proposed Confirmation Order the exemption under section 1145 of the Bankruptcy Code for the issuance of the Lampe Conway Securities, subject to approval by the Bankruptcy Court. If the Bankruptcy Court does not find that section 1145 is applicable to the issuance of the Lampe Conway Securities to Lampe Conway, the Debtors believe that any such issuance of the Lampe Conway Securities would be exempt pursuant to section (4)(2) of the Securities Act, as a transaction by an issuer not involving any public offering, and equivalent exemptions in state securities laws. If section 1145 of the Bankruptcy Code is not applicable to the Lampe Conway Securities, then any disclosure regarding the Backstop Securities contained in this Section VI.C.8 would also be applicable to the Lampe Conway Securities.

To the extent that persons receive Management Securities or Backstop Securities or persons deemed to be “underwriters” receive 1145 Securities pursuant to the Plan (collectively, “Restricted Holders”), resales by Restricted Holders would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Restricted Holders may, however, be able, at a future time and under certain conditions described below, to sell securities without registration pursuant to the resale provisions of Rule 144 under the Securities Act.

Under certain circumstances, holders of 1145 Securities deemed to be “underwriters” or holders of Management Securities may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act, to the extent available, and in compliance with applicable state and foreign securities laws. Generally, Rule 144 of the Securities Act provides that persons who are affiliates of an issuer who resell securities will not be deemed to be underwriters if certain conditions are met. These conditions include the requirement that current public information with respect to the issuer be available, a limitation as to the amount of securities that may be sold in any three-month period, the requirement that the securities be sold in a “brokers transaction” or in a transaction directly with a “market maker” and that notice of the resale be filed with the Securities and Exchange Commission. The Debtors cannot assure, however, that adequate current public information will exist with respect to any issuer of 1145 Securities, Backstop Securities or Management Securities and therefore, that the safe harbor provisions of Rule 144 of the Securities Act will be available.

Pursuant to the Plan, certificates evidencing 1145 Securities or Management Securities received by Restricted Holders or by a holder that the Debtors determine is an underwriter within the meaning of section 1145 of the Bankruptcy Code will bear a legend substantially in the form below:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

Any person or entity entitled to receive 1145 Securities who the issuer of such securities determines to be a statutory underwriter that would otherwise receive legended securities as provided above, may instead receive certificates evidencing 1145 Securities without such legend if, prior to the distribution of such securities, such person or entity delivers to such issuer, (i) an opinion of counsel reasonably satisfactory to such issuer to the effect that the 1145 Securities to be received by such person or entity are not subject to the restrictions applicable to “underwriters” under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act and (ii) a certification that such person or entity is not an “underwriter” within the meaning of section 1145 of the Bankruptcy Code.

Any holder of a certificate evidencing 1145 Securities bearing such legend may present such certificate to the transfer agent for 1145 Securities for exchange for one or more new certificates not bearing such legend or for transfer to a new holder without such legend at such time as (i) such securities are sold pursuant to an effective registration statement under the Securities Act or (ii) such holder delivers to the issuer of such securities an opinion of counsel reasonably satisfactory to such issuer to the effect that such securities are no longer subject to the restrictions applicable to “underwriters” under section 1145 of the Bankruptcy Code or (iii) such holder delivers to such issuer an opinion of counsel reasonably satisfactory to such issuer to the effect that (x) such securities are no longer subject to the restrictions pursuant to an exemption under the Securities Act and such securities may be sold without registration under the Securities Act or (y) such transfer is exempt from registration under the Securities Act, in which event the certificate issued to the transferee shall not bear such legend.

IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A RECIPIENT OF SECURITIES MAY BE AN UNDERWRITER OR AN AFFILIATE OF THE REORGANIZED DEBTORS, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES TO BE DISTRIBUTED PURSUANT TO THE PLAN. ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

9. Hart-Scott-Rodino Compliance

Any shares of New Common Stock to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, will not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated.

10. Registration Rights Agreement

On the Effective Date, Reorganized SGI will enter into the Registration Rights Agreement with each holder of greater than 7.5% of the New Common Stock as of the Effective Date, subject to such terms and conditions as are customary under and appropriate in light of the circumstances.

Each holder of greater than 7.5% of the New Common Stock on the Effective Date will have (i) certain rights to demand that Reorganized SGI, using commercially reasonable efforts, file, prepare and cause to become effective an two registration statements, which includes all of the registrable securities that each such holder has requested be registered and (ii) unlimited piggyback rights.

In the event that any New Common Stock is not entitled to exemption from registration under the Securities Act of 1933, the holders thereof will be entitled to unlimited piggyback registration rights.

The form of the Registration Rights Agreement will be set forth in the Plan Supplement.

The entering into and effectuation by Reorganized SGI of the Registration Rights Agreement on the Effective Date, will be authorized by the Plan without the need for any further corporate action and without any further action by holders of Claims or Equity Interests, and shall be effective on the date thereof.

D. RIGHTS OFFERING

1. Issuance of Subscription Rights

Each holder of an Allowed Secured Note Claim that was a holder as of the Secured Note Rights Offering Record Date will receive Subscription Rights entitling such holder to purchase its Ratable Proportion, as of the Secured Note Rights Offering Record Date, of 6,800,000 shares of New Common Stock, which New Common Stock shall be issued on the Effective Date or as soon thereafter as is practicable, and be entitled to participate in the Rights Offering.

In accordance with Rule 10b-17 of the Exchange Act, each holder of Allowed Cray Unsecured Debenture Claims as of July 7, 2006 (the “Cray Unsecured Debenture Rights Offering Record Date”) will receive Subscription Rights entitling such holder to purchase its Ratable Proportion, as of the Cray Unsecured Debenture Rights Offering Record Date of 700,000 shares of New Common Stock (the “Cray Rights Offering Shares”), which New Common Stock shall be issued on the Effective Date or as soon thereafter as is practicable, and be entitled to participate in the Rights Offering.

Holders of Allowed Secured Note Claims and Cray Unsecured Debenture Claims, as of the applicable record dates will have the right, but not the obligation, to participate in the Rights Offering as provided in Article IX of the Plan.

2. Lampe Conway Rights Offering Option

Pursuant to the Global Settlement, the Backstop Purchasers agreed to allow Lampe Conway to have an option to exercise any unsubscribed rights to purchase the Cray Rights Offering Shares, prior to the Backstop Purchasers’ commitment to do so. In accordance with the terms of the Lampe Conway Rights Offering Common Stock Purchase Agreement, Lampe Conway will have the option to purchase at the Subscription Purchase Price, the aggregate shares of the Cray Rights Offering Shares not otherwise purchased in the Rights Offering by the holders of the Cray Unsecured Debenture Claims (the “Lampe Conway Securities”). Lampe Conway must notify the Debtors in writing on or before five days after the deadline to exercise such Subscription Rights if it elects to exercise the Lampe Conway Rights Offering Option and the amount thereof. Lampe Conway will pay to the Rights Offering Agent, by wire transfer in immediately available funds prior to the Effective Date, Cash in an amount equal to the Subscription Purchase Price multiplied by the number of shares of New Common Stock it intends to purchase pursuant to the Lampe Conway Rights Offering Option. The Rights Offering Agent will deposit such payment into the Rights Offering Trust Account. Any shares of New Common Stock not timely purchased and paid for by Lampe Conway pursuant to the Lampe Conway Rights Offering Option will be subject to purchase pursuant to the Backstop Commitment Agreement.

3. Subscription Period

The Rights Offering will commence on the date Subscription Forms are mailed to holders of Allowed Secured Note Claims and Allowed Cray Unsecured Debenture Claims. Each holder of an Allowed Secured Note Claim or Allowed Cray Unsecured Debenture Claim intending to participate in the Rights Offering must affirmatively elect to exercise its Subscription Right and pay the Subscription Purchase Price with respect thereto on or prior to the Subscription

Expiration Date. After the Subscription Expiration Date, and subject to the Lampe Conway Rights Offering Option with respect to the Cray Rights Offering Shares, unexercised Subscription Rights will be treated as acquired by the Backstop Purchasers and any exercise of such Subscription Rights by any entity other than the Backstop Purchasers will be null and void and the Debtors will not be obligated to honor any such purported exercise received by the Rights Offering Agent after the Subscription Expiration Date, regardless of when the documents relating to such exercise were sent.

4. Subscription Purchase Price

Each holder of a Subscription Right will be required to pay, on or prior to the Subscription Expiration Date, the Subscription Purchase Price for each share of New Common Stock to be issued thereto in connection with the exercise of its Subscription Right.

5. Exercise of Subscription Rights

In order to exercise Subscription Rights, each holder of an Allowed Secured Note Claim or Allowed Cray Unsecured Debenture Claim must: (i) be a holder as of the Secured Note Rights Offering Record Date or the Cray Unsecured Debenture Rights Offering Record Date, as applicable, (ii) return a duly completed Subscription Form to the Rights Offering Agent so that such form is actually received by the Rights Offering Agent on or before the Subscription Expiration Date and (iii) pay to the Rights Offering Agent on or before the Subscription Expiration Date the Subscription Purchase Price multiplied by the number of shares of New Common Stock it seeks to purchase in accordance with the wire instructions set forth on the Subscription Form or by bank or cashier’s check delivered to the Rights Offering Agent together with the Subscription Form, or in the case of Allowed Secured Note Claims and Allowed Cray Unsecured Debenture Claims held through a bank or brokerage firm, arrange for such firm to effect the subscription through the Depository Trust Company (“DTC”). If, on or prior to the Subscription Expiration Date, the Rights Offering Agent for any reason does not receive from a given holder of Subscription Rights both a duly completed Subscription Form (or equivalent instructions in the case of the DTC) and immediately available funds as set forth above, such holder will be deemed to have relinquished and waived its right to participate in the Rights Offering. The payments made in accordance with the Rights Offering will be deposited and held by the Rights Offering Agent in the Rights Offering Trust Account. The Rights Offering Trust Account will be maintained by the Rights Offering Agent for the purpose of holding the money for administration of the Rights Offering until the Effective Date or such other later date, at the option of the Reorganized Debtors. The Rights Offering Agent will not use such funds for any other purpose prior to such date and shall not encumber or permit such funds to be encumbered with any Lien or similar encumbrance.

Each holder of an Allowed Secured Note Claim or Cray Unsecured Debenture Claim, as of the applicable record dates, may exercise all or any portion of such holder’s Subscription Rights pursuant to the Subscription Form. The valid exercise of Subscription Rights will be irrevocable. In order to facilitate the exercise of the Subscription Rights, on the commencement date of the Rights Offering, the Debtors will arrange to distribute the Subscription Form to each holder of an Allowed Secured Note Claim as of the Secured Note Rights Offering Record Date and each holder of and Allowed Cray Unsecured Debenture Claim as of the Cray Unsecured Debenture Rights Offering Record Date together with appropriate instructions for the proper completion, due execution and timely delivery of the Subscription Form, as well as instructions for payment. The Debtors may adopt such additional detailed procedures consistent with the provisions of Article IX of the Plan to more efficiently administer the exercise of the Subscription Rights.

6. Transfer Restriction; Revocation

The Subscription Rights are not transferable. Any such transfer or attempted transfer is null and void and the Debtors will not treat any purported transferee as the holder of any Subscription Rights. Once the holder of an Allowed Secured Note Claim or Cray Unsecured Debenture Claim has properly exercised its Subscription Rights, such exercise will not be permitted to be revoked.

7. Backstop of the Rights Offering

Any amount of New Common Stock not purchased pursuant to the Rights Offering issued to holders of Allowed Secured Note Claims or Cray Unsecured Debenture Claims (as to which the Lampe Conway Rights Offering Option is not exercised)(the “Backstop Shares”) will be purchased by the Backstop Purchasers pursuant to the terms and subject to the conditions of the Backstop Commitment Agreement at the same price provided in the Rights Offering. Pursuant to the terms and subject to the conditions of the Backstop Commitment Agreement, the Backstop Purchasers will pay to the Rights Offering Agent, by wire transfer in immediately available funds on or prior to the Effective Date, Cash in an amount equal to the Subscription Purchase Price multiplied by the number of shares of New Common Stock not purchased pursuant to the Subscription Rights issued to the holders of Allowed Secured Note Claims and Cray Unsecured Debenture Claims (as to which the Lampe Conway Rights Offering Option is not exercised). The Rights Offering Agent will deposit such payment into the Rights Offering Trust Account.

In consideration for its agreement to backstop the Rights Offering, the Backstop Purchasers will receive the Backstop Fee and Subscription Rights to purchase the Overallotment Shares, the allocation of which is set forth in the Backstop Commitment Agreement.

8. Distribution of the New Common Stock

On the Effective Date or as soon as reasonably practicable thereafter, the Rights Offering Agent will distribute or cause to be distributed the New Common Stock purchased pursuant to the Rights Offering.

9. No Interest

No interest will be paid to entities exercising Subscription Rights on account of amounts paid in connection with such exercise.

10. Exercise of Subscription Rights

All questions concerning the timeliness, viability, form and eligibility of any exercise of Subscription Rights will be determined by the Debtors, whose good-faith determinations shall be final and binding. The Debtors, in their reasonable discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported exercise of any Subscription Rights. Subscription Forms will be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors determine in their reasonable discretion. The Debtors will use commercially reasonable efforts to give notice to any holder of Subscription Rights regarding any defect or irregularity in connection with any purported exercise of Subscription Rights by such holder and may permit such defect or irregularity to be cured within such time as they may determine in good faith to be appropriate; provided, however, that neither the Debtors nor the Disbursing Agent will incur any liability for failure to give such notification.

E. THE LIQUIDATING TRUST

Pursuant to the Plan, on the Effective Date, the Debtors will transfer their interests in the DRAM Claims into a Liquidating Trust for the beneficial interest of the holders of Secured Note Claims. As further detailed herein, those interests will be prosecuted and any recovery will be liquidated and distributed to such holders in accordance with the terms of the Plan.

1. Execution of Liquidating Trust Agreement

On the Effective Date, the Liquidating Trust Agreement, which must be in form and substance satisfactory to the Ad Hoc Committee, will be executed by the Debtors and the Trustee, and all other necessary steps will be taken to establish the Liquidating Trust and the beneficial interests therein, which will be for the benefit of the holders of Allowed Secured Note Claims as provided in Section 4.5 of the Plan. Section 5.11 of the Plan sets forth the purpose of the Liquidating Trust as well as certain of the rights, duties, and obligations of the Trustee. In the event of any conflict between the terms of Section 5.11 and the terms of the Liquidating Trust Agreement, the terms of the Liquidating Trust Agreement will govern.

2. Purpose of the Liquidating Trust

The Liquidating Trust will be established for the sole purpose of prosecuting the DRAM Claims and thereafter liquidating any recovery therefrom and any other Liquidating Trust Assets, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

3. Liquidating Trust Assets

The Liquidating Trust will consist of the Liquidating Trust Assets, which will include all rights of the Debtors in and to the DRAM Claims, all proceeds therefrom, and $250,000 in Cash for the purpose of prosecuting the DRAM Claims and administering the Liquidating Trust. On the Effective Date, the Debtors will transfer all of the Liquidating Trust Assets to the Liquidating Trust free and clear of all Liens, Claims and encumbrances for the benefit of the holders of Allowed Secured Note Claims. Pursuant to the Plan, such transfer will be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax. Upon the delivery of the Liquidating Trust Assets into the Liquidating Trust, the Debtors will be released of all liabilities with respect to the delivery of such distributions.

4. Governance of the Liquidating Trust

The Liquidating Trust will be governed by the Trustee.

5. The Trustee

The Trustee will be designated by the Ad Hoc Committee in its sole discretion on the Effective Date. In the event the Trustee dies, is terminated or resigns for any reason, the Trust Advisory Board will designate a successor, which must be reasonably acceptable to the Reorganized Debtors.

6. Role of the Trustee

In furtherance of and consistent with the purpose of the Liquidating Trust and the Plan, the Trustee will (i) have the power and authority to hold, manage, and distribute the Liquidating Trust Assets, including prosecuting and resolving any and all claims belonging to the Liquidating Trust, (ii) hold the Liquidating Trust Assets for the benefit of the holders of Allowed Secured Note Claims, and (iii) have the power and authority to hold, manage and distribute Cash and non-Cash Liquidating Trust Assets obtained through the exercise of its power and authority. In all circumstances, the Trustee will act in the best interests of all beneficiaries of the Liquidating Trust and in furtherance of the purpose of the Liquidating Trust.

7. Nontransferability of Liquidating Trust Interests

The beneficial interests in the Liquidating Trust are not transferable.

8. Cash

The Trustee, as applicable, may invest Cash (including any earnings thereon or proceeds therefrom) as permitted by section 345 of the Bankruptcy Code, provided, however, that such investments are investments permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings or other controlling authorities.

9. Costs and Expenses of the Liquidating Trust

The costs and expenses of the Liquidating Trust, including the fees and expenses of the Trustee and its retained professionals, will be paid out of the Liquidating Trust Assets. Fees and expenses incurred in connection with the prosecution and settlement of any Claims will be considered costs and expenses of the Liquidating Trust.

10. Compensation of the Trustee

The Trustee will be entitled to reasonable compensation in an amount consistent with that of similar functionaries in similar types of reorganization proceedings and the compensation of the Trustee will be agreed to by the Ad Hoc Committee in its sole discretion.

11. Distribution of the Liquidating Trust Assets

At least annually, the Trustee will make distributions to the beneficial holders of the Liquidating Trust of all Cash on hand (including any Cash received from the Debtors on the Effective Date, and treating as Cash for purposes of Section 5.11(c) of the Plan any permitted investments under Section 5.11(h) of the Plan), except such amounts (i) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Liquidating Trust Assets during liquidation, (ii) to pay reasonable expenses (including, but not limited to, any taxes imposed on the Liquidating Trust or in respect of the Liquidating Trust Assets), and (iii) to satisfy other liabilities incurred by the Liquidating Trust in accordance with this Plan or the Liquidating Trust Agreement.

12. Retention of Professionals by the Trustee

The Trustee may retain and compensate counsel and other professionals to assist in its duties as Trustee on such terms as the Trustee deems appropriate without Bankruptcy Court approval. Without limiting the foregoing, the Trustee may retain any professional who represented parties in interest in the Reorganization Cases.

13. Federal Income Tax Treatment of the Trust for the Liquidating Trust Assets

For all federal income tax purposes, all parties (including, without limitation, the Debtors, the Trustee and the holders of Allowed Secured Note Claims) will treat the transfer of the Liquidating Trust Assets to the Liquidating Trust for the benefit of the holders of the Secured Note Claims as (i) a transfer of the Liquidating Trust Assets directly to the holders of the Secured Note Claims followed by (ii) the transfer by such holders to the Liquidating Trust of the Liquidating Trust Assets in exchange for beneficial interests in the Liquidating Trust. Accordingly, the holders of the Allowed Secured Note Claims will be treated for U.S. federal income tax purposes as the grantors and owners of their respective share of the Liquidating Trust Assets.

14. Tax Reporting

The Trustee will file returns for the Liquidating Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with Section 5.11(m)(ii) of the Plan. The Trustee will also annually send to each holder of a beneficial interest a separate statement setting forth the holder’s share of items of income, gain, loss, deduction or credit and will instruct all such holders to report such items on their U.S. federal income tax returns or to forward the appropriate information to the beneficial holders with instructions to report such items on their federal income tax returns. The Trustee will also file (or cause to be filed) any other statements, returns or disclosures relating to the Liquidating Trust that are required by any governmental unit. The trust’s taxable income, gain, loss, deduction or credit will be allocated to the holders of beneficial interests in accordance with their relative beneficial interests in the Liquidating Trust. The Trustee will also file (or cause to be filed) any other statements, returns or disclosures relating to the Liquidating Trust that are required by any governmental unit.

15. Good-Faith Valuation

As soon as possible after the Effective Date, the Trustee will make a good faith valuation of the Liquidating Trust Assets, and such valuation will be used consistently by all parties (including, without limitation, the Debtors, the Trustee and the holders of Allowed Secured Note Claims) for all federal income tax purposes.

16. Payment of Taxes

The Trustee will be responsible for payments, out of the Liquidating Trust Assets, of any taxes imposed on the trust or its assets.

17. Determination of Taxes

The Trustee may request an expedited determination of taxes of the Liquidating Trust under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Liquidating Trust for all taxable periods through the dissolution of the Liquidating Trust.

18. Dissolution

The Trustee and the Liquidating Trust will be discharged or dissolved, as the case may be, at such time as (i) all Liquidating Trust Assets have been liquidated and (ii) all distributions required to be made by the Trustee under the Plan have been made, but in no event will the Liquidating Trust be dissolved later than three years from the Effective Date unless the Bankruptcy Court, upon motion within the six-month period prior to the fifth anniversary (or at least six months prior to the end of any extension period), determines that a fixed period extension (not to exceed three years, together with any prior extensions, without a favorable letter ruling from the IRS that any further extension would not adversely affect the status of the trust as a liquidating trust for federal income tax purposes) is necessary to facilitate or complete the recovery, liquidation or dissolution of the Liquidating Trust Assets.

19. Indemnification of Trustee

The Trustee or the individuals comprising the Trustee, as the case may be, and the Trustee’s agents and professionals, will not be liable for actions taken or omitted in its capacity as, or on behalf of, the Trustee, except those acts arising out of its or their own willful misconduct or gross negligence, and each will be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its capacity as, or on behalf of, the Trustee, except for any actions or inactions involving willful misconduct or gross negligence. Any indemnification claim of the Trustee (and the other parties entitled to indemnification under this subsection) will be satisfied from the Liquidating Trust Assets. The Trustee will be entitled to rely, in good faith, on the advice of its retained professionals.

F. PLAN PROVISIONS GOVERNING DISTRIBUTION

1. Distribution on Account of General Unsecured Silicon Graphics Claims

Distributions with respect to holders of Allowed General Unsecured Silicon Graphics Claims will be made quarterly on each Distribution Date; provided, however, that, if any Disputed General Unsecured Silicon Graphics Claim becomes Allowed subsequent to the Initial Distribution Date, the Reorganized Debtors may, in their sole discretion, make a Distribution with respect to such Claim prior to a Distribution Date.

For purposes of treatment and Distribution under the Plan, all Allowed General Unsecured Silicon Graphics Claims held by a creditor will be aggregated and treated as a single Claim. At the written request of the Reorganized Debtors or the Disbursing Agent, any creditor holding multiple Allowed General Unsecured Silicon Graphics Claims will provide to the Reorganized Debtors or the Disbursing Agent, as the case may be, a single address to which any Distributions shall be sent.

2. Distribution Date

The Distribution Date with respect to holders of Allowed General Unsecured Silicon Graphics Claims will include (i) the Initial Distribution Date (as defined below), (ii) the first Business Day after the end of the months of March, June, September and December, commencing with the first such date to occur more than 90 days after the Effective Date and until the second anniversary of the Effective Date, (iii) after the second anniversary of the Effective Date, the first Business Day after the end of the month of December, and (iv) the Final Distribution Date; provided, however, that (a) a Distribution Date (other than the Initial Distribution Date and the Final Distribution Date) shall not occur if the aggregate amount Cash to be distributed on any Distribution Date is less than $50,000, in which case the amount to be distributed will be retained and added to the amount to be distributed on the next Distribution Date, and (b) any General Unsecured Silicon Graphics Claim that becomes Allowed less than 20 Business Days prior to a Distribution Date will be treated as a Disputed Claim for the purposes of the distribution occurring on such Distribution Date and will not receive a distribution until the Distribution Date immediately succeeding such Distribution Date.

3. Initial Distribution Date

The Reorganized Debtors will select, in their sole discretion a date after the Effective Date that is within 15 days after the Effective Date, or such later date as the Bankruptcy Court may establish upon request by Reorganized Debtors, for good cause shown; provided, however, that in no event shall the Initial Distribution Date be more than 45 days after the Effective Date.

4. Date of Distributions

In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

5. Disbursing Agent

In general, a disbursing agent is an entity designated to administratively effect the distributions to be provided under a plan of reorganization. All distributions under the Plan will be made by Reorganized Silicon Graphics as Disbursing Agent or such other entity designated by Reorganized Silicon Graphics as a Disbursing Agent. The Disbursing Agent will not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety will be borne by Reorganized Silicon Graphics.

6. Rights and Powers of Disbursing Agent

The Disbursing Agent will be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated under the Plan, (iii) employ professionals to represent it with respect to its responsibilities and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

7. Expenses of the Disbursing Agent

Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursing Agent (including, without limitation, taxes and reasonable attorneys’ fees and expenses) on or after the Effective Date will be paid in Cash by the Reorganized Debtors in the ordinary course of business.

8. Delivery of Distributions

(a) Last Known Address. Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or Allowed Administrative Expense Claim will be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or its agents, as applicable, unless the Debtors or Reorganized Debtors have been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim by such holder that contains an address for such holder different than the address of such holder as set forth on the Schedules. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent will use commercially reasonable efforts to determine the current address of such holder, but no distribution to such holder will be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time such distribution will be made to such holder without interest; provided that such distributions will be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interest in property will be returned by the Disbursing Agent to the Reorganized Debtors and will revert to Reorganized Silicon Graphics, and the Claim of any other holder to such property or interest in property will be discharged and forever barred.

(b) Distributions by Prepetition Agent. The Prepetition Agent will be the Disbursing Agent for the Prepetition Credit Agreement Claims. Distributions under the Plan to holders of Allowed Prepetition Credit Agreement Claims will be made by the Reorganized Debtors to the Prepetition Agent, which, in turn, will make the distributions to the holders of such Allowed Claims. Upon delivery of the distributions set forth in Article VI of the Plan to the Prepetition Agent, the Reorganized Debtors will be released of all liability with respect to the delivery of such distributions.

(c) Distribution by Indenture Trustee. The Indenture Trustee will be the Disbursing Agent for the Secured Note Claims and the Cray Unsecured Debenture Claims. Distributions under the Plan to holders of Allowed Senior Secured Convertible Notes, Allowed Senior Secured Notes, and Allowed Cray Unsecured Debenture Claims will be made by the Reorganized Debtors to the Indenture Trustee, which, in turn, will make the distributions to the holders of such Allowed Claims. Upon delivery of the distributions set forth in Article VI of the Plan to the Indenture Trustee, the Reorganized Debtors will be released of all liability with respect to the delivery of such distributions.

(d) Distribution Record Date. With respect to holders of all General Unsecured Claim against the Debtors, on the Distribution Record Date, the claims register will be closed and any transfer of any Claim therein shall be prohibited. The Debtors and the Reorganized Debtors will have no obligation to recognize any transfer of any such Claims occurring after the close of business after such date.

9. Manner of Payment

At the option of the Disbursing Agent, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

All distributions of Cash, New Common Stock and Subscription Rights, as applicable, to the creditors of each of the Debtors under the Plan will be made by, or on behalf of, the applicable Debtor. Reorganized Silicon Graphics will make a capital contribution, either directly or indirectly, to the applicable Reorganized Debtor in an amount equal to the Cash to be distributed to the creditors of such Debtor, but only at such time as, and to the extent, the Cash is actually distributed to holders of Allowed Claims.

10. No Fractional Distributions

No fractional shares of New Common Stock will be distributed and no Cash will be distributed in lieu of such fractional shares. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock will be rounded as follows: (i) fractions of one-half (1/2) or greater will be rounded to the next higher whole number and (ii) fractions of less than one-half (1/2) will be rounded to the next lower whole number with no further payment thereof. The number of authorized share of New Common Stock to be distributed to holders of Allowed Claims will be adjusted as necessary to account for the foregoing rounding.

11. Cash Distributions

No payment of Cash less than $100 will be made to any holder of an Allowed Claim unless a request for such payment is made in writing to the Reorganized Debtors.

12. Setoff and Recoupment

The Debtors may, but will not be required to, setoff against or recoup from any Claim and the payments to be made pursuant to the Plan in respect of such Claim any claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim under the Plan will constitute a waiver or release by the Debtors or Reorganized Debtors of any such claim it may have against such claimant.

13. Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and other amounts (such as accrued but unpaid interest thereon), such distribution will be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts.

G. PROCEDURES FOR TREATING DISPUTED CLAIMS

1. Objections

As of the Effective Date, objections to, and requests for estimation of, Administrative Expense Claims and Claims against the Debtors may be interposed and prosecuted only by the Reorganized Debtors. Such objections and requests for estimation will be served on the respective claimant and filed with the Bankruptcy Court on or before the latest of (i) 120 days after the Effective Date, (ii) 120 days after a proof of Claim has been filed with the claims agent appointed in the Reorganization Cases or, (iii) such later date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clauses (i) and (ii) above.

2. No Distributions Pending Allowance

Notwithstanding any other provision in the Plan, if any portion of a Claim or Administrative Expense Claim is Disputed, no payment or distribution provided in the Plan will be made on account of such Claim or Administrative Expense Claim unless and until such Disputed Claim or Disputed Administrative Expense Claim becomes Allowed.

3. Distributions After Allowance

To the extent that a Disputed Claim or Disputed Administrative Expense Claim ultimately becomes an Allowed Claim or Allowed Administrative Expense Claim, distributions (if any) will be made to the holder of such Allowed Claim or Allowed Administrative Expense Claim in accordance with the provisions of the Plan. Except with respect to General Unsecured Silicon Graphics Claims, as soon as practicable after the date that the order or judgment of the Bankruptcy Court Allowing any Disputed Claim or Disputed Administrative Expense Claim becomes a Final Order, the Disbursing Agent will provide to the holder of such Claim or Administrative Expense Claim the distribution (if any) to which such holder is entitled under the Plan.

4. Resolution of Administrative Expense Claims and Claims

On and after the Effective Date, the Reorganized Debtors will have the authority to compromise, settle, otherwise resolve or withdraw any objections to Administrative Expense Claims and Claims against the Debtors and to compromise, settle or otherwise resolve any Disputed Administrative Expense Claims and Disputed Claims against the Debtors without approval of the Bankruptcy Court, other than with respect to Administrative Expense Claims relating to compensation of professionals for fees and expenses incurred prior to the Confirmation Date.

5. Estimation of Claims

The Debtors or the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Contingent Claim, Unliquidated Claim or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether any of the Debtors or the Reorganized Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the

Bankruptcy Court estimates any Contingent Claim, Unliquidated Claim or Disputed Claim, the amount so estimated will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

6. Interest

To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, the holder of such Claim will not be entitled to any interest thereon.

H. PROVISIONS GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED LEASES

1. Assumption or Rejection of Executory Contracts

The Bankruptcy Code empowers the Debtors to assume or reject their executory contracts and unexpired leases. All executory contracts and unexpired leases that exist between the Debtors and any person or entity will be deemed rejected by the Debtors as of the Effective Date, except for any executory contract or unexpired lease (i) that has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (ii) as to which a motion for approval of the assumption of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date or (iii) that is specifically designated as a contract or lease to be assumed on Schedules 8.1(A) (executory contracts) or 8.1(B) (unexpired leases), which schedule will be contained in the Plan Supplement, and which will be deemed to include all Customer Support Agreements; provided, however, that the Debtors reserve the right, on or prior to the Confirmation Date, to amend such schedules to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) will be deemed to be, respectively, either rejected or assumed as of the Effective Date. The Debtors will provide notice of any such amendments to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedules 8.1(A) or (B) will not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

2. Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases

Entry of the Confirmation Order will, subject to and upon the occurrence of the Effective Date, constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 8.1 of the Plan, (ii) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume, assume and assign or reject the executory contracts and unexpired leases specified in Section 8.1 of the Plan through the date of entry of an order approving the assumption, assumption and assignment or rejection of such executory contracts and unexpired leases and (iii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 8.1 of the Plan.

3. Inclusiveness

Unless otherwise specified on Schedules 8.1(A) or (B) of the Plan Supplement, each executory contract and unexpired lease listed or to be listed therein is inclusive of any and all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on such schedule.

4. Cure of Defaults

Except to the extent that different treatment has been agreed to by the non-debtor party or parties to any executory contract or unexpired lease to be assumed pursuant to Section 8.1 of the Plan, the Debtors will, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within at least 20 days prior to the later of (i) the hearing on the Debtors’ motion for assumption or assumption and assignment and (ii) the Confirmation Hearing, file with the Bankruptcy Court and serve by first class mail on each non-Debtor party to such executory contracts or unexpired leases to be assumed pursuant to Section 8.1 of the Plan, the notice, which will list the cure amount as to each executory contract or unexpired lease to be assumed. The parties to such executory contracts or unexpired leases to be assumed or assumed and assigned by the Debtors will have 20 days from the date of service of such notice to file and serve any objection to the cure amounts listed by the Debtors. If there are any objections filed, the Bankruptcy Court will hold a hearing on a date to be set by the Bankruptcy Court. Notwithstanding Section 8.1 of the Plan, the Debtors will retain their rights to reject any of their executory contracts or unexpired leases that are subject to a dispute concerning amounts necessary to cure any defaults through the Effective Date.

5. Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan

Proofs of Claim for damages arising out of the rejection of an executory contract or unexpired lease must be filed with the Bankruptcy Court and served upon the attorneys for the Debtors on or before the date that is 30 days after the later of (i) the date of service of notice of the Confirmation Date, (ii) notice of modification to Schedules 8.1(A) or (B) of the Plan Supplement (solely with respect to the party directly affected by such modification) or (iii) the date of service of notice of such later rejection date that occurs as a result of a dispute concerning amounts necessary to cure any defaults (solely with respect to the party directly affected by such rejection). In the event that the rejection of an executory contract or unexpired lease by the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not already evidenced by a filed proof of Claim, will be forever barred and will not be enforceable against the Debtors or the Reorganized Debtors, or their properties or interests in property as agents, successors or assigns.

6. Indemnification Obligations

Subject to the occurrence of the Effective Date, the obligations of the Debtors as of the Commencement Date to indemnify, defend, reimburse or limit the liability of directors, officers or employees who are directors, officers or employees of the Debtors on or after the Confirmation Date, respectively, against any claims or causes of action as provided in the Debtors’ certificates of incorporation, bylaws, other organizational documents or applicable law, will survive confirmation of the Plan, remain unaffected thereby and not be discharged, irrespective of whether such indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before or after the Commencement Date.

7. Insurance Policies

Notwithstanding anything contained in the Plan to the contrary, unless specifically rejected by order of the Bankruptcy Court, all of the Debtors’ insurance policies and any agreements, documents or instruments relating thereto, will be continued pursuant to the Final Insurance Order. Nothing contained in Article VIII of the Plan will constitute or be deemed a waiver of any cause of action that the Debtors may hold against any entity, including, without limitation, the insurer, under any of the Debtors’ policies of insurance.

8. Retiree Benefits

On and after the Effective Date, the Reorganized Debtors will continue to pay all retiree benefits of the Debtors (within the meaning of and subject to section 1114 of the Bankruptcy Code) for the duration of the period for which the Debtors had obligated themselves to provide such benefits and subject to the right of the Reorganized Debtors to modify or terminate such retiree benefits in accordance with the terms thereof.

I. CORPORATE GOVERNANCE AND MANAGEMENT OF THE REORGANIZED DEBTORS

1. General

On the Effective Date, the management, control and operation of Reorganized Silicon Graphics and the other Reorganized Debtors will become the general responsibility of the New Boards of each Reorganized Debtor, respectively.

2. New Organizational Documents

Each of the Reorganized Debtors will be deemed to have adopted its respective New Organizational Documents effective as of the Effective Date. On the Effective Date, or as soon thereafter as practicable, the Reorganized Debtors will file their New Organizational Documents, as required or deemed appropriate, with the appropriate Persons in their respective jurisdictions of incorporation or establishment. The New Organizational Documents, to the extent applicable, will prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code.

3. New Boards of the Reorganized Debtors

On the Effective Date, the operation of Reorganized Silicon Graphics will become the general responsibility of its New Board, subject to, and in accordance with, its New Organizational Documents. The initial New Board of Reorganized Silicon Graphics will consist of five members, who shall be selected by the Ad Hoc Committee in consultation with the Debtors. The initial members of the New Boards of the Reorganized Debtors, together with biographical information, will be set forth in the Plan Supplement.

4. Officers of the Reorganized Debtors

The officers of the Debtors immediately prior to the Effective Date will serve as the initial officers of the Reorganized Debtors on and after the Effective Date. Such officers will serve in accordance with applicable non-bankruptcy law, any employment agreement entered into with the Reorganized Debtors on or after the Effective Date and the New Organizational Documents.

5. Management Incentive Plan

On the Effective Date, Reorganized Silicon Graphics will be deemed to have adopted the Management Incentive Plan. The solicitation of votes on the Plan will include, and be deemed to be, a solicitation for approval of the Management Incentive Plan. Entry of the Confirmation Order will constitute such approval.

6. New Management Agreements

On the Effective Date, Reorganized Silicon Graphics will enter into the New Management Agreements.

7. Affiliate Transactions

For a period of two years following the Effective Date, upon entry by the Debtors into any transaction with any holder of 10% or more of the New Common Stock or any such holder’s affiliate (each, an “SGI Affiliate”), pursuant to which Reorganized Silicon Graphics sells assets to, issues New Common Stock or any right to acquire New Common Stock to, repurchases stock from, or borrows from or lends to such SGI Affiliate in a private transaction, in each such case, in an amount greater than $25,000,000, Reorganized Silicon Graphics will obtain a written opinion from an independent recognized financial advisor as to the fairness to Reorganized Silicon Graphics of such transaction.

J. CONDITIONS PRECEDENT TO EFFECTIVE DATE

1. Conditions Precedent to Effectiveness

The Effective Date will not occur and the Plan will not become effective unless and until the following conditions are satisfied in full or waived in accordance with Section 11.2 of the Plan:

(a) The Confirmation Order, in form and substance acceptable to the Debtors, shall have been entered and is a Final Order;

(b) The conditions precedent to the effectiveness of the Exit Facility and the Backstop Commitment Agreement are satisfied or waived by the parties thereto and the Reorganized Debtors have access to funding under the Exit Facility;

(c) Allowed General Unsecured SGI Federal Claims and Allowed General Unsecured SGI World Trade Claims do not aggregate more than $1,000,000;

(d) All actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan are effected or executed and delivered, as applicable, in form and substance satisfactory to the Debtors; and

(e) All authorizations, consents and regulatory approvals, if any, required by the Debtors in connection with the consummation of the Plan are obtained and not revoked.

2. Waiver of Conditions

Each of the conditions precedent in Section 11.1 of the Plan may be waived, in whole or in part, by the Debtors with the prior consent of the Ad Hoc Committee (which consent shall not be unreasonably withheld). Any such waivers may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action.

3. Satisfaction of Conditions

Any actions required to be taken on the Effective Date will take place and will be deemed to have occurred simultaneously, and no such action will be deemed to have occurred prior to the taking of any other such action. In the event that one or more of the conditions precedent specified in Section 11.1 of the Plan have not occurred or otherwise been waived pursuant to Section 11.2 of the Plan, (i) the Confirmation Order will be vacated, (ii) the Debtors and all holders of Claims and interests including any Old Equity Interests will be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (iii) the Debtors’ obligations with respect to Claims and Equity Interests will remain unchanged and nothing contained in the Plan will constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

K. EFFECT OF CONFIRMATION

1. Vesting of Assets

On the Effective Date, the Debtors, their properties and interests in property, and their operations will be released from the custody and jurisdiction of the Bankruptcy Court, and all property of the estates of the Debtors will vest in the Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges and other interests, except as provided in the Plan. From and after the Effective Date, the Reorganized Debtors may operate their business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, or the Local Bankruptcy Rules, subject to the terms and conditions of the Plan.

2. Binding Effect

Subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan will bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder’s respective successors and assigns, whether or not the Claim or interests including any Equity Interest of such holder is impaired under the Plan and whether or not such holder is entitled to distribution under the Plan.

3. Discharge of Claims and Termination of Equity Interests

Except as provided in the Plan, the rights afforded in and the payments and distributions to be made under the Plan will terminate all Old Equity Interests and discharge all existing debts and Claims of any kind, nature or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in the Plan, upon the Effective Date, all existing Claims against the Debtors and Old Equity Interests in the Debtors will be, and will be deemed to be, discharged and terminated, and all holders of such Claims and Old Equity Interests will be precluded and enjoined from asserting against the Reorganized Debtors, their successors or assignees or any of their assets or properties, any other or further Claim or Old Equity Interest based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Old Equity Interest and whether or not the facts or legal bases therefore were known or existed prior to the Effective Date

4. Discharge

Upon the Effective Date, in consideration of the distributions to be made under the Plan and except as otherwise expressly provided in the Plan, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Old Equity Interest and any Affiliate of such holder will be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Old Equity Interests, rights and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such persons will be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Old Equity Interest in the Debtors.

5. Injunction or Stay

Except as otherwise expressly provided in the Plan or in the Confirmation Order, all Persons or entities who have held, hold or may hold Claims against or Old Equity Interests in will be permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Old Equity Interest against any of the Reorganized Debtors, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Reorganized Debtor with respect to such Claim or Old Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against any Reorganized Debtor or against the property or interests in property of any Reorganized Debtor with respect to such Claim or Old Equity Interest, (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due to any Reorganized Debtor or against the property or interests in property of any Reorganized Debtor with respect to such Claim or Old Equity Interest and (v) pursuing any Claim released pursuant to Article XII of the Plan.

Unless otherwise provided in the Confirmation Order, all injunctions or stays arising under or entered during the Reorganization Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, that are in existence on the Confirmation Date will remain in full force and effect until the Effective Date.

6. Exculpation

Notwithstanding anything in the Plan to the contrary, as of the Effective Date, none of the Debtors, the lenders party to the Postpetition Financing Agreement, the Backstop Purchasers, the Creditors’ Committee, Lampe Conway and the Ad Hoc Committee and their respective officers, directors, members, employees, accountants, financial advisors, investment bankers, agents, restructuring advisors and attorneys and representatives (but solely in their capacities as such) will have or incur any liability for any Claim, cause of action or other assertion of liability for any act taken or omitted to be taken in connection with, or arising out of, the Reorganization Cases, the formulation, dissemination, confirmation, consummation or administration of the Plan, property to be distributed under the Plan or any other act or omission in connection with the Reorganization Cases, the Plan, the Disclosure Statement or any contract, instrument, document or other agreement related thereto; provided, however, that the foregoing will not affect the liability of any person that otherwise would result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted willful misconduct or gross negligence.

7. Releases

Effective as of the Confirmation Date but subject to the occurrence of the Effective Date, and in consideration of the services of (i) the present and former directors, officers, members, employees, affiliates, agents, financial advisors, restructuring advisors, attorneys and representatives of or to the Debtors who acted in such capacities after the Commencement Date; (ii) the lenders party to the Postpetition Financing Agreement; (iii) the Backstop Purchasers; (iv) the Ad Hoc Committee; (v) each Indenture Trustee; (vi) the Creditors’ Committee; (vii) Lampe Conway; and (viii) the holders of Allowed Secured Note Claims; (x) the Debtors; (y) each holder of a Claim that votes to accept the Plan (or is deemed to accept the Plan) and (z) to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, each holder of a Claim that does not vote to accept the Plan, will release unconditionally and forever each present or former director, officer, member, employee, affiliate, agent, financial advisor, restructuring advisor, attorney and representative (and their respective affiliates) of the Debtors who acted in such capacity after the Commencement Date, the lenders party to the Postpetition Financing Agreement, the Backstop Purchasers, the Ad Hoc Committee, each Indenture Trustee, the Creditors’ Committee, Lampe Conway, each holder of an Allowed Secured Note Claim and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, parent corporations, subsidiaries, partners, affiliates and representatives from any and all Claims or causes of action whatsoever in connection with, related to, or arising out of the Reorganization Cases, the pursuit of confirmation of the Plan, the consummation thereof, the administration thereof or the property to be distributed thereunder; provided, however, that the foregoing shall not operate as a waiver of or release from any causes of action arising out of the willful misconduct or gross negligence of any such person or entity.

8. Avoidance Actions/Objections

Other than any releases granted in the Plan, by the Confirmation Order and by Final Order of the Bankruptcy Court, as applicable, from and after the Effective Date, pursuant to the Global Settlement, the Reorganized Debtors will have the right to prosecute any all avoidance actions, recovery causes of action and objections to Claims under sections 105, 502, 510, 542 through 551, and 553 of the Bankruptcy Code that belong to the Debtors or Debtors in Possession against those entities or individuals identified in schedule 12.9 of the Plan Supplement.

L. RETENTION OF JURISDICTION

The Bankruptcy Court will have exclusive jurisdiction of all matters arising out of, or related to, the Reorganization Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code, including, without limitation, the following purposes:

(1) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, and the allowance of Claims and Administrative Expense Claims resulting therefrom, and any disputes with respect to executory contracts or unexpired leases relating to facts and circumstances arising our of or relating to the Reorganization Cases;

(2) To determine any and all adversary proceedings, applications and contested matters;

(3) To hear and determine all applications for compensation and reimbursement of expenses under sections 330, 331, and 503(b) of the Bankruptcy Code;

(4) To hear and determine any timely objections to, or requests for estimation of, Disputed Administrative Expense Claims and Disputed Claims, in whole or in part;

(5) To resolve disputes as to the ownership of any Administrative Expense Claim, Claim or Old Equity Interest;

(6) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(7) To issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(8) To consider any amendments to or modifications of the Plan or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(9) To hear and determine disputes or issues arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby, any agreement, instrument, or other document governing or relating to any of the foregoing or any settlement approved by the Bankruptcy Court;

(10) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including, without limitation, any request by the Debtors prior to the Effective Date or request by the Reorganized Debtors after the Effective Date for an expedited determination of tax under section 505(b) of the Bankruptcy Code);

(11) To hear and determine all disputes involving the existence, scope, nature or otherwise of the discharges, releases, injunctions and exculpations granted under the Plan, the Confirmation Order or the Bankruptcy Code;

(12) To issue injunctions and effect any other actions that may be necessary or appropriate to restrain interference by any person or entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order or any other order of the Bankruptcy Court;

(13) To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(14) To hear and determine any rights, Claims or causes of action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal or state statute or legal theory;

(15) To recover all assets of the Debtors and property of the Debtors’ estates, wherever located;

(16) To enter a final decree closing the Reorganization Cases; and

(17) To hear any other matter not inconsistent with the Bankruptcy Code.

M. MISCELLANEOUS PROVISIONS

1. Effectuating Documents and Further Transactions

On or before the Effective Date, and without the need for any further order or authority, the Debtors will file with the Bankruptcy Court or execute, as appropriate, such agreements and other documents that are in form and substance satisfactory to them as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Reorganized Debtors are authorized under the Plan to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

2. Withholding and Reporting Requirements

Any party issuing any instrument or making any distribution under the Plan will comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

3. Corporate Action

On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors or Reorganized Debtors, including, without limitation, the authorization to issue or cause to be issued the New Common Stock and the Subscription Rights, the effectiveness of the New Organizational Documents, the election or appointment, as the case may be, of directors and officers of the Reorganized Debtors pursuant to the Plan and the authorization and approval of the New Management Agreements, will be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated, without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, or as soon thereafter as is practicable, the Reorganized Debtors will, if required, file their amended certificates of incorporation with the Secretary of State of the state in which each such entity is (or will be) organized, in accordance with the applicable general business law of each such jurisdiction.

4. Modification of Plan

Subject to the prior consent of the Ad Hoc Committee (which consent shall not be unreasonably withheld) and as otherwise provided for in the Global Settlement Agreement, alterations, amendments or modifications of or to the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, provided that the Plan, as altered, amended or modified satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code and the Debtors have complied with section 1125 of the Bankruptcy Code. Subject to the prior consent of the Ad Hoc Committee (which consent shall not be unreasonably withheld), the Plan may be altered, amended or modified at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications. A holder of a Claim that has accepted the Plan will be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder.

Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan of Reorganization without further order or approval of the Bankruptcy Court, provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Equity Interests.

5. Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan, in whole or in part, prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan in whole prior to the Confirmation Date, then the Plan will be deemed null and void. In such event, nothing in the Plan will constitute or be deemed a waiver or release of any Claims or Old Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors. The Debtors reserve the right to withdraw the Plan with respect to any Debtors and proceed with confirmation of the Plan with respect to any other Debtors. In such event, nothing in the Plan will constitute or be deemed a waiver or release of any Claims against or Equity Interests in such Debtors withdrawn from the Plan or any other person or to prejudice in any manner the rights of the withdrawn Debtor or any person in any further proceedings involving such withdrawn Debtors.

6. Plan Supplement

The Plan Supplement and the documents contained therein will be in form, scope and substance, satisfactory to the Debtors, and will be filed with the Bankruptcy Court no later than five Business Days before the deadline for voting to accept or reject the Plan, provided that the documents included therein may thereafter be amended and supplemented prior to execution upon notice to and consultation with the Creditors’ Committee and Lampe Conway, where reasonably necessary. The Plan Supplement and the documents contained therein are incorporated into and made part of the Plan as if set forth in full in the Plan.

7. Payment of Statutory Fees

All fees payable under section 1930 of chapter 123 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid on the Effective Date.

8. Post-Confirmation Date Professional Fees and Expenses

From and after the Confirmation Date, the Reorganized Debtors will, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by the Reorganized Debtors, and the Ad Hoc Committee.

9. Dissolution of the Creditors’ Committee

On the Effective Date, the Creditors’ Committee will be dissolved and the members thereof will be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Reorganization Cases, and the retention or employment of the Creditors’ Committee’s attorneys, financial advisors, accountants and other agents, if any, will terminate other than for purposes of filing and prosecuting applications for final allowances of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith.

10. Indenture Trustee as Claim Holder

Consistent with Bankruptcy Rule 3003(c), the Reorganized Debtors will recognize proofs of Claim timely filed by any Indenture Trustee in respect of any Claims under the Indentures. Accordingly, any Claim, proof of which is filed by the registered or beneficial holder of a Claim, will be disallowed as duplicative of the Claim of the applicable Indenture Trustee, without any further action of the Bankruptcy Court.

11. Exemption from Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under or in connection with the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, the New Common Stock, the Subscription Rights, the Exit Facility, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

12. Expedited Tax Determination

The Debtors and the Reorganized Debtors are authorized under the Plan to request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for any or all returns filed for, or on behalf of, the Debtors for any and all taxable periods (or portions thereof) ending after the Commencement Date through and including the Effective Date.

13. Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to the Plan or Plan Supplement provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit), the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to its principles of conflict of laws.

VII.

PROJECTIONS AND VALUATION ANALYSIS

A. CONSOLIDATED CONDENSED PROJECTED FINANCIAL STATEMENTS

1. Responsibility for and Purpose of the Projections

As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Debtors’ management has analyzed the ability of the Debtors to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct its business.

2. Pro Forma Financial Projections

SGI believes that the Plan meets the Bankruptcy Code’s feasibility requirement that Plan confirmation is not likely to be followed by liquidation, or the need for further financial reorganization of SGI or any successor under the Plan.

In connection with the development of the Plan, and for the purposes of determining whether the Plan satisfies the feasibility standard, SGI analyzed its ability to satisfy its financial obligations while maintaining sufficient liquidity and capital resources. In this regard, the management of SGI developed and refined its business plan and prepared financial projections for the three-month period ending September 30, 2006 (the “Stub Period”) the nine months ended June 29, 2007 and for the fiscal years ending June, 2008 through June, 2011 (collectively, the “Projections”). The Projections have been prepared on a consolidated basis including the operations of the SGI operating debtors (Silicon Graphics, Inc., SGI Federal, and SGI World Trade), along with the Company’s non-debtor foreign subsidiaries. Silicon Graphics does not, as a matter of course, publish its business plans and strategies or projections or its anticipated financial position or results of operations. Accordingly, SGI does not anticipate that it will, and disclaims any obligation to, furnish updated business plans or projections to holders of Claims or interests after the Confirmation Date, or to include such information in documents required to be filed with the Securities and Exchange Commission (if any) or otherwise make such information public. As of the date hereof, the Debtors do not have the actual results for the year ending June 30, 2006.

In connection with the planning and development of the Plan, the Projections were prepared by SGI to present the anticipated impact of the Plan. The Projections assume that the Plan will be implemented in accordance with its stated terms. Since the Projections are based on forecasts of key economic variables such as the demand for HPC systems, SGI’s ability to restructure its operations and achieve certain cost reductions in an efficient manner, the ability to introduce certain products to the market, and the ability to maintain certain customers and pricing, the estimates and assumptions underlying the Projections are inherently uncertain. Though considered reasonable by SGI as of the date hereof, the Projections are subject to significant business, economic and competitive uncertainties. Accordingly, such projections, estimates and assumptions are not necessarily indicative of current values or future performance, which may be significantly less favorable or more favorable than as set forth. The Projections were substantially completed in June of 2006.

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, THE PRACTICES RECOGNIZED TO BE IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OR THE RULES AND REGULATIONS OF THE SEC REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY INDEPENDENT ACCOUNTANTS.

ALTHOUGH EVERY EFFORT WAS MADE TO BE ACCURATE, THE PROJECTIONS ARE ONLY AN ESTIMATE, AND ACTUAL RESULTS MAY VARY CONSIDERABLY FROM THE PROJECTIONS. IN ADDITION, THE

UNCERTAINTIES WHICH ARE INHERENT IN THE PROJECTIONS INCREASE FOR LATER YEARS IN THE PROJECTION PERIOD, DUE TO INCREASED DIFFICULTY ASSOCIATED WITH FORECASTING LEVELS OF ECONOMIC ACTIVITY AND SGI PERFORMANCE AT MORE DISTANT POINTS IN THE FUTURE. CONSEQUENTLY, THE PROJECTED INFORMATION INCLUDED HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY SGI, SGI’S ADVISORS, OR ANY OTHER PERSON THAT THE PROJECTED RESULTS WILL BE ACHIEVED. THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS PUBLIC DISCLOSURE OR COMPLIANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, THE PUBLISHED GUIDELINES OF THE SECURITIES AND EXCHANGE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS. THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY SGI’S INDEPENDENT CERTIFIED ACCOUNTANTS. IMPAIRED CREDITORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FOLLOWING PROJECTIONS IN DETERMINING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.

The Projections assume that (i) the Plan will be confirmed and consummated in accordance with its terms, (ii) there will be no material change in legislation or regulations, or the administration thereof, that will have an unexpected effect on the operations of Reorganized SGI, (iii) there will be no change in generally accepted accounting principles in the United States that will have a material effect on the reported financial results of Reorganized SGI, (iv) the application of Fresh Start Reporting will not materially change SGI’s revenue accounting procedures, and (v) there will be no material contingent or unliquidated litigation or indemnity Claims applicable to Reorganized SGI. To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and considered reasonable by SGI when taken as a whole, the assumptions and estimates underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of Reorganized SGI. Accordingly, the Projections are only an estimate and, therefore, necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. The Projections should therefore not be regarded as a representation by SGI or any other person that the results set forth in the Projections will be achieved. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The Projections should be read together with the information, the assumptions, qualifications and footnotes to tables containing the Projections (which include projected statements of operations, projected balance sheets, and projected statements of cash flows) set forth herein, and the historical consolidated financial information (including the notes and schedules thereto) set forth in Exhibits D and E.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The Projections contain statements which constitute “forward-looking statements” within the meaning of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”), as amended by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” in the Projections include the intent, belief or current expectations of SGI and members of their management team with respect to the timing of, completion of and scope of the current restructuring, reorganization plan, strategic business plan, bank financing, and debt and equity market conditions and SGI’s future liquidity, as well as the assumptions upon which such statements are based. While SGI believes that the expectations are based on reasonable assumptions within the bounds of their knowledge of their business and operations, parties in interest are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in the Projections include, but are not limited to, further adverse developments with respect to SGI’s liquidity position or operations of SGI’s business, adverse developments in SGI’s efforts to renegotiate its funding and adverse developments in the bank financing or public or private markets for debt or equity securities, or adverse developments in the timing or results of SGI’s strategic business plan (including the time line to emerge from chapter 11), the ability of SGI to retain and attract new customers and maintain favorable vendor relationships, the difficulty in controlling industry costs and the ability of SGI to realize the anticipated general and administrative expense savings and overhead reductions presently contemplated, the ability of SGI to return SGI’s operations to profitability, the level and nature of any restructuring and other one-time charges, the difficulty in estimating costs relating to exiting certain markets and consolidating and closing certain operations, and the possible negative effects of a change in applicable legislation.

3. Summary of Significant Assumptions

SGI’s management developed the Projections based on: (i) current and projected market conditions in each of SGI’s respective markets, (ii) information regarding contracted customers which were likely to enter into new business or renew business for Fiscal Year 2006, (iii) cost savings opportunities at its manufacturing operation and administrative departments, (iv) the ability to maintain sufficient working capital to self-fund operations or access to financing sources to fund any deficiencies, and (v) confirmation of the Plan.

For presentation purposes, it is assumed that SGI emerges from chapter 11 on September 29, 2006, thus completing the financial restructuring of SGI. SGI intends to emerge in September or October 2006, which management believes will not materially change the Projections. All costs presented in the restructuring columns of the statements are assumed to be incurred and paid if applicable at September 29, 2006. However, not all of the costs presented in that column will be paid immediately and may be paid when approved by the Bankruptcy Court, when negotiated, or in the ordinary course of business of SGI.

Reorganized SGI expects to enter into an Exit Facility, consisting of two separate sub-facilities of up to $100 million upon emergence from its chapter 11 case. The two separate sub-facilities of the Exit Facility will likely consist of the following: (i) a $30 million Revolving Line of Credit which will primarily be used to fund intra-quarter working capital needs and (ii) a $70 million Term Loan.

For purposes of preparing the Projections, a blended interest rate at emergence of 10.50% has been assumed and applied to the estimated outstanding balance of the Exit Facility. The Projections assume that the Exit Facility will amortize on a five-year amortization schedule beginning in Fiscal Year 2009 with a balloon payment for the remaining outstanding balance due Fiscal Year 2011. The actual amount of proceeds required could differ materially from this estimate, as could the actual blended interest rate, amortization schedule and term ultimately obtained. The final terms of the Exit Facility are subject to further negotiation with SGI’s potential exit lenders and future market conditions.

The Projections assume payment of certain Cash amounts pursuant to the terms of the Plan to holders of General Unsecured Silicon Graphics Claims and the Cray Unsecured Debenture Claims. It is assumed that the General Unsecured SGI Federal Claims will be paid in full consisting of cure payments and Plan distributions of approximately $2.0 million in Cash and that holders of other General Unsecured Claims may receive payments related to cure costs and prepetition goods received by SGI after April 18, 2006 of $25.2 million. In addition, the Plan calls for Cash payments at emergence to holders of General Unsecured Silicon Graphics Claims and Cray Unsecured Debenture Claims of $9.0 million and $1.2 million, respectively.

“Fresh Start Reporting” principles, which SGI will be required to adopt upon emergence from chapter 11 have been reflected in the Projections based on the most current information available at the time of preparation of the Projections. Fresh Start Reporting requires, among other things, that SGI’s assets and liabilities be recorded at fair value on the Effective Date. As a result, SGI’s Projections reflect reductions in the intangibles and deferred financing expenses to reflect Fresh Start Reporting. The application of Fresh Start Reporting to SGI’s actual results may vary significantly from the Projections. The Projections have been prepared taking account the general principles of Fresh Start Reporting, however are not based upon actual appraisals, valuations, etc.

4. Business Strategy of Reorganized SGI

Prior to and during SGI’s chapter 11 case, its new senior management conducted an extensive review of SGI’s operations and competitive situation. Management focused its strategy on the following broad areas:

Implement top-line growth strategies:

(a) More effective selling in existing markets. SGI believes that it will be able to generate higher productivity out of its customer facing organization through a combination of a realignment of its salesforce on a geographic basis, and the re-deployment of its salesforce to focus on its core products and industry segments, and a focus on development and measurement against a clearly defined set of business metrics.

(b) Existing products in new markets. Traditionally SGI has focused its products and services on meeting the needs of the Scientific and Engineering markets which required system capabilities to analyze massive amounts of data. However, SGI believes that it is currently well positioned to expand its focus and leverage its products and knowledge to address problems in the enterprise market where large data optimization is becoming a major challenge.

(c) New products in existing and new markets. SGI plans to broaden its product offerings in order to fill a larger portion of customers’ information technology needs. SGI believes that it will capture additional sales in its existing markets through continued upgrades in its Altix line of servers based on introductions of Intel’s next generation of Itanium-based processors. Additionally SGI is launching a new family of cluster based server products utilizing dual core Intel Xeon processor technology which will enable SGI to address a larger portion of its current customers information technology system requirements.

Execute operational improvements:

(a) New organizational structure. In March 2006 the Company announced and took actions to implement a flatter leadership organizational structure with more direct access to the CEO, less complexity, more flexibility, with the ability to be more responsive.

(b) Cost savings actions . Beginning in May 2005, the Company initiated a process to develop and implement strategies to reduce its costs and simplify its operations. These plans included steps to reduce headcount and employee-associated expenses, information technology spending, finance and administrative costs, marketing costs, manufacturing costs, and material-source costs. Through December 2005 these efforts have yielded over $85 million in annualized expense savings and margin improvement. In March 2006, the Company began implementation of additional cost reduction and organizational re-alignment actions, which included additional reductions workforce, changes in sales force organizational deployment, and changes in product strategy. In conjunction with the actions already taken, the combined operational restructuring efforts underway are expected to reduce SGI’s costs by over $150 million annually when complete in the second quarter of Fiscal Year 2007. The Company also forecasts $30 million of additional annual cost savings from improvements in its manufacturing cost structure, and further reductions in overhead which will be implemented during Fiscal Year 2007 and Fiscal Year 2008.

5. Income Statement Assumptions

(a) Revenue. SGI prepared the revenue projections for the five-year based on an aggregation of forecasts by major product and service types. Given the strategies regarding new product development, penetration of new markets and the stabilization of SGI’s current core of revenue sources as described in Section 3, SGI has forecast pro forma year-over-year annual growth of approximately 2.5%-5.0%. As a result of the recognition of revenue related to a large transaction with a German customer forecast for Fiscal Year 2008, revenue growth for Fiscal Year 2008 vs. Fiscal Year 2007 is approximately 9%.

(b) Cost of Goods Sold. Cost of goods sold includes costs associated with the production of product including raw materials, direct labor and production overhead and third-party products and employee costs for SGI’s services business. During the forecast period, cost of goods sold as a percentage of revenue will change slightly as the mix of products changes and as revenue increases while fixed costs of goods sold remains static.

(c) Research & Development Expenses (“R&D”). R&D expenses are comprised of the costs to continue to develop proprietary technology and new & next-generation product development. As a result of a number of restructuring and cost-cutting actions taken during Fiscal Year 2006 and the elimination of certain product lines, SGI’s forecast R&D expense for Fiscal Year 2007 is approximately 19% lower than Fiscal Year 2006. As stated in Section VII.A.3 above, SGI will continue to implement further restructuring actions to reduce costs in Fiscal Year 2008. The Projections assume that for Fiscal Year 2009 and beyond, R&D expenses will increase from the Fiscal Year 2008 run-rate for modest annual increases in employee compensation.

(d) Selling, General & Administrative Expenses (“SG&A”). SG&A expenses are comprised of expenses related to the marketing and sales of SGI’s products and services as well as all general management and administrative functions including finance &

accounting, information technology, legal, human resources and occupancy. Information technology and facilities expenses are generally allocated across all functional expense lines and into cost of goods sold based on estimated usage. As a result of the recent and pending restructuring actions described in Section VII.A.3 above, SG&A is projected to decrease 25% for Fiscal Year 2007 versus Fiscal Year 2006 and 6% for Fiscal Year 2008 versus Fiscal Year 2007. The Projections assume that for Fiscal Year 2009 and beyond, SG&A expenses will increase from the Fiscal Year 2008 run-rate for modest annual increases in employee compensation.

(e) Restructuring Expense. Restructuring Expenses include expenses related to the cost savings actions, which are primarily comprised of unoccupied facilities costs and employee severance.

(f) Reorganization Expense. Reorganization Expenses include professional fees and expenses related to the chapter 11 proceedings.

(g) Restructuring Gain. Reorganization Gain is calculated based on the extinguishment of SGI debts net of Plan Distributions and other settlements.

(h) Interest Expense. For prepetition Fiscal Year 2006, Interest Expense includes interest accrued on the Senior Secured Convertible Notes, Cray Unsecured Debentures, the Senior Secured Notes and various lease obligations and interest and fees related to the pre- and postpetition credit facilities. In the post-emergence projection period, interest expense is for the Exit Facility.

(i) Other Expense (Income). Other Expense (Income) is primarily comprised of recognition of income related to SGI’s equity investment in SGI Japan, Ltd. (“SGI Japan”).

(j) Tax Expense (Benefit). The Projections assume that SGI will be able to utilize approximately $10 million of net operating loss carryforwards per year for U.S. federal income tax purposes during the Projection period after applicable limitations, and that SGI will pay approximately $4 million of annual foreign and local income taxes. In addition, the Projections assume collection of some income tax refunds which are currently in the process of being pursued from certain various and local governments.

6. Balance Sheet Assumptions

(a) Cash. At emergence, there is forecasted Cash of $42.7 million. The Projections reflect estimated amounts paid as a result of implementing the Plan, including but not limited to, payment of certain administrative, priority, miscellaneous secured Claims, cure costs and Plan settlement distributions.

(b) Short-term Investments, Restricted. Restricted short-term investments are primarily comprised of Cash amounts held in SGI accounts that are pledged as collateral against letters of credit or held under a security agreement. The majority of the amounts in the projection period are related to milestone payments from customers that become unrestricted and released to SGI upon meeting certain performance milestones.

(c) Accounts Receivable, Net (“AR”). Projected AR consists primarily of trade receivables owed to SGI by its customers for services provided in the ordinary course of business. During the pendency of the bankruptcy proceedings, the assumption for days sales outstanding is between 45 and 50 days. For all post-emergence periods, the assumption for days sales outstanding is 45 days, which is consistent with a range of recent historical activity.

(d) Inventory, Net. Projected inventory is based on historical inventory levels. The forecasted changes over the projection period are consistent with cost of goods sold levels achieved over the same period with exceptional activity during certain periods for inventory purchases and shipments related to customer contracts which require milestone deliveries of product prior to full recognition of revenue. During the bankruptcy period, the assumption for inventory turns is between 5.0 and 5.5 turns per year and for all post-emergence periods, the assumption is that inventory turns increase to 6.0.

(e) Other Current Assets. Primarily comprised of deferred cost of goods sold for partial and milestone shipments to customers for revenues that are recognized in future periods when the customer contracts are fully completed.

(f) Property, Plant & Equipment, Net. Projected Property, Plant & Equipment is presented net of accumulated depreciation on the balance sheet. Changes that occur throughout the projection period represent capital expenditures reduced by depreciation. Projected capital expenditures include maintenance and replacement of equipment and new projects and equipment to support growth and new product development.

(g) Prepaid Expenses. Prior to emergence from chapter 11 and application of Fresh Start accounting, prepaid expenses are primarily comprised of issuance costs related to the bond indentures. These amounts are written off in accordance with Fresh Start accounting. In the post-bankruptcy period, a de minimus amount of prepaid expenses is assumed and is related to income tax pre-payments.

(h) Other Long Term Assets. In the post-bankruptcy period, Other Long Term Assets primarily includes SGI’s interest in SGI Japan. Changes in the value of the interest in SGI Japan is based on historical trends of SGI Japan financial performance and the projected sale in Fiscal Year 2007 of part of SGI’s interest in SGI Japan.

(i) Spare parts, net. Spare parts are primarily used for servicing and repair of SGI’s installed customer base. Amounts net of depreciation are calculated based on assumptions about product life cycles, historical usage, current production status and installed base.

(j) Goodwill. In accordance with Fresh Start accounting, as of emergence all amounts of Goodwill are written off.

(k) Accounts Payable (“AP”). Projected AP is based on reestablishing credit terms provided by SGI’s vendors, and are forecasted to increase from 10-25 days as assumed during the bankruptcy period to 30 days in the periods post-emergence.

(l) Accrued Compensation. Accrued compensation is based on historical levels based on the projected employee and sales commission levels.

(m) Income Tax Payable. Projected amounts primarily relate to amounts due to local taxing authorities and is based on historical levels.

(n) Accrued Liabilities. Projected amounts primarily include general accrued liabilities for SGI’s foreign subsidiaries and royalty and warranty reserves.

(o) Short Term Restructuring Liability. Amounts relate to post-petition restructuring professional fees incurred and severance for employees terminated post-petition per the Company’s further anticipated cost reduction activities.

(p) Current Portion of Long Term Debt. De minimus amounts (less than $500,000) early in the forecast period are primarily comprised of local foreign debt and various lease arrangements.

(q) Short Term Deferred Revenue. Short Term Deferred Revenue is comprised of amounts related to both service contracts and product sales for which SGI has received payment but for various accounting-related reasons has not been able to recognize as revenue. Changes in Short Term Deferred Revenue are forecasted based on information about current customer contracts and changes in the forecast trend of Service revenues.

(r) DIP Term Loan / Exit Facility. SGI has obtained a DIP credit facility to provide up to a $100 million term loan. The Projections assume that SGI will have borrowed $80 million as of the Fiscal Year ended June 30, 2006 and an additional $20 million prior to the projected emergence at September 29, 2006.

At emergence, SGI anticipates that it will obtain a $70 million term loan and will repay the outstanding DIP facility with part of the proceeds of the rights offering and the $70 million exit facility. The $70 million exit facility is assumed to amortize on a 5-year amortization schedule beginning in Fiscal Year 2009 and with a balloon payment for the remaining outstanding balance due Fiscal Year 2011.

(s) Long Term Accrued Liabilities & Deferrals. Primarily comprised of foreign (non-US) income taxes payable and lease obligations.

(t) Long Term Deferred Revenue. As of the Fiscal Year ending June 2006, the majority of Long Term Deferred Revenue was comprised of deferred revenue related to a large contract with a German customer which is forecast to be accepted and recognized during Fiscal Year 2008. As such, approximately $30 million is reclassified in Fiscal Year 2007 from long term to short term deferred revenue. The Projections assume that future deferred revenue transactions will be booked at the same rate as any other outstanding deferred revenue amounts are recognized.

(u) Liabilities Subject to Compromise. Consists of pre-petition obligations of SGI. These are forecasted to be reorganized consistent with the Plan on the Effective Date.

(v) Total Equity. Stockholders’ equity represents a combination of SGI’s common & treasury stock, retained earnings, additional paid-in-capital, and other related accounts. The forecasted changes throughout the projection period represent the net income or net loss for SGI for the related period. Adjustments to stockholders’ equity made to effectuate the Plan include the adoption of Fresh-Start Reporting, and recognition of gains due to retirement of debt.

B. VALUATION

In connection with certain matters relating to the Plan, the Debtors directed Bear Stearns to prepare a valuation analysis of the Debtors’ businesses. The valuation analysis was prepared by Bear Stearns based on the Projections and financial and market conditions prevailing as of June 30, 2006.

In preparing its analysis, Bear Stearns has, among other things: (i) reviewed certain internal financial and operating data of the Debtors; (ii) discussed with certain senior executives the current operations and prospects of the Debtors; (iii) reviewed certain operating and financial forecasts prepared by the Debtors, including the Projections; (iv) discussed with certain senior executives of the Debtors key assumptions related to the Projections; (v) prepared discounted cash flow analyses based on the Projections, utilizing various discount rates and terminal value multiples; (vi) considered the prevailing trading multiples of certain publicly-traded companies in businesses reasonably comparable to the operating businesses of the Debtors; (vii) considered the transaction multiples of acquisitions involving companies in businesses reasonably comparable to the operating businesses of the Debtors; (viii) considered the indications of interest received from various third parties regarding a transaction with the Debtors; (ix) considered the results of estimates of value for certain non-core assets, including non-core intellectual property and certain litigation claims, prepared by the Debtors’ management and CRA International; and (x) considered such other analyses as Bear Stearns deemed appropriate and necessary under the circumstances.

Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with it by the Debtors or obtained it from public sources. Bear Stearns has not audited, reviewed or compiled the accompanying information in accordance with Generally Accepted Accounting Auditing Standards, or otherwise. With respect to all projections furnished to it, Bear Stearns has relied on representation that they would have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Debtors as to the expected future performance of the Debtors. Bear Stearns has not assumed any responsibility for the independent verification of any such information, including, without limitation, the Projections, and has further relied upon the assurances of the senior management of the Debtors that they are unaware of any facts that would make the information and Projections incomplete or misleading.

As a result of such analyses, review, discussions, considerations and assumptions, Bear Stearns provided to the Debtors an estimate that the total enterprise value (“TEV”) on a “reorganization value” basis of the Debtors is a range of approximately $210 million to $275 million with a mid-point value of $242.5 million (the “TEV Range”). Bear Stearns reduced such mid-point TEV estimate by (i) the estimated pro forma net debt levels of the Reorganized Debtors as of September 30, 2006 and (ii) the estimated value of the DRAM Claims that will be separated from the Debtors pursuant to the Plan, in order to calculate the implied reorganized equity value of the Reorganized Debtors. This amount is then divided by the number of shares of New Common Stock expected to be outstanding after consummation of the Plan to determine the estimated per share reorganized equity value.

Accordingly, Bear Stearns estimates that the Debtor’s mid-point total reorganized equity value is $179.1 million or $17.91 per share of New Common Stock, before the impact of the Management Incentive Plan or the purchase of any Overallotment Shares.

The above estimated range of values represents a hypothetical value that reflects the estimated intrinsic value of the Debtors derived through the application of various valuation methodologies. The equity value ascribed in Bear Stearns’ analysis does not purport to be an estimate of a post-reorganization trading value. To the extent a market can be found for the Reorganized Debtors’ equity securities, trading values may be materially different from the implied equity value ranges associated with Bear Stearns’ valuation analysis. Bear Stearns’ reorganization value estimate is based on economic, market, financial and other conditions as they exist, and on the information made available to Bear Stearns as of June 30, 2006. It should be understood that, although subsequent developments may affect Bear Stearns’ conclusions, Bear Stearns does not have any obligation to update, revise or reaffirm its estimate.

The summary set forth above does not purport to be a complete description of the analyses performed by Bear Stearns. The preparation of a valuation estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial results, financial condition and prospects of such a business. As a result, the estimate of implied equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. In addition, estimates of implied equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold. The estimates prepared by Bear Stearns assume that the Reorganized Debtors will continue as the owners and operators of their businesses and assets. Depending on the results of the Debtors’ operations or changes in the financial markets, actual total enterprise value may differ significantly from Bear Stearns’ valuation analysis disclosed herein.

Mid-point
Reorganization Value	$242.5 million
Less Net Debt and Estimated Value of DRAM Claims	$63.4 million
New Equity Value	$179.1 million

Silicon Graphics Inc.

Forecast Financial Statements

($ millions)	Estimate FY06	Forecast FY07	Forecast FY08	Forecast FY09	Forecast FY10	Forecast FY11
INCOME STATEMENT

Revenue	$532.2	$549.8	$600.8	$616.9	$645.7	$670.5
Cost Of Goods Sold	(329.2)	(334.4)	(367.0)	(372.7)	(389.2)	(403.3)

Gross Margin	203.0	215.4	233.8	244.2	256.6	267.2
% of Revenue	0.4	0.4	0.4	0.4	0.4	0.4

Research & Development	84.4	68.2	66.8	67.6	68.4	69.3
Selling, General & Administrative	213.6	158.9	148.7	150.5	152.3	154.1
Restructuring Expense	25.4	10.0	—	—	—	—

Total Operating Expenses	323.3	237.1	215.5	218.1	220.7	223.4

Operating Profit	(120.4)	(21.7)	18.3	26.0	35.8	43.8

Reorganization Expense (Income)	11.2	14.4	—	—	—	—
Restructuring Loss (Gain)	—	(163.3)	—	—	—	—
Interest Expense	16.6	13.2	7.4	6.7	5.2	2.3
Other Expense (Income)	0.5	(13.5)	(0.7)	(0.7)	(0.7)	(0.7)

Total	28.3	(149.1)	6.7	6.0	4.5	1.6

Income Before Taxes	(148.7)	127.4	11.6	20.1	31.3	42.2
Tax expense (benefit)	(3.3)	(1.6)	2.1	8.0	12.5	16.9

Net Income	$(145.4)	$129.0	$9.5	$12.0	$18.8	$25.3

($ millions)	Estimate FY06	Forecast FY07	Forecast FY08	Forecast FY09	Forecast FY10	Forecast FY11
BALANCE SHEET

Assets

Cash & Cash Equivalents	$31.3	$35.3	$58.2	$48.4	$49.6	$29.9
Short Term Investments, Restricted	45.6	25.0	5.3	5.3	5.3	5.3
Accounts Receivable, Net	61.1	73.5	70.4	77.1	80.7	83.8
Inventory, Net	80.5	71.8	56.5	62.1	64.9	67.2
Other Current Assets	36.4	48.7	36.4	36.4	36.4	36.4

Total Current Assets	254.9	254.3	226.7	229.3	236.9	222.6

Property, Plant & Equipment, Net	28.4	23.5	23.5	23.5	23.5	23.5

Reorganization value in excess	—	131.8	131.8	131.8	131.8	131.8

Prepaid Expenses	5.1	0.7	0.4	0.4	0.4	0.4
Other Long Term Assets	30.1	34.9	35.6	36.4	37.1	37.8
Spare Parts, Net	20.3	17.8	16.3	15.3	14.9	14.6
Goodwill	12.9	—	—	—	—	—

Total Long Term Assets	68.4	53.4	52.4	52.1	52.4	52.9

Total Assets	$351.7	$463.1	$434.5	$436.8	$444.6	$430.9

Liabilities

Accounts Payable	$12.2	$33.9	$32.4	$34.8	$36.2	$37.3
Accrued Compensation	22.3	25.3	25.6	25.9	26.1	26.2
Income Tax Payable	2.4	2.4	2.4	2.4	2.4	2.4
Accrued Liabilities	14.1	14.1	14.1	14.1	14.1	14.1
Short Term Restructuring Liability	4.3	—	—	—	—	—
Revolver borrowings	—	—	—	—	—	—
Current Portion of L/T Debt	0.5	—	—	—	—	—
Short Term Deferred Revenue	103.0	133.0	96.1	97.7	99.2	100.8

Total Current Liabilities	158.9	208.8	170.7	175.0	178.0	180.9

DIP Term Loan / Exit Facility	80.0	70.0	70.0	56.0	42.0	—
Long Term Accrued Liabilities & Deferrals	12.8	12.3	12.3	12.3	12.3	12.3
Long Term Deferred Revenue	49.1	19.3	19.3	19.3	19.3	19.3

Total Long Term Liabilities	141.9	101.6	101.6	87.6	73.6	31.6

Liabilities Subject to Compromise	384.9	—	—	—	—	—

Total Liabilities	685.7	310.4	272.3	262.6	251.6	212.5

Stockholders Equity

Common & Treasury Stock and APIC	1,553.4	166.4	166.4	166.4	166.4	166.4
Retained Earnings (Accumulated Deficit)	(1,867.4)	(13.7)	(4.2)	7.8	26.6	51.9
FX Translation and Other Gain (Loss)	(20.0)	—	—	—	—	—

Total Equity	(334.0)	152.7	162.2	174.2	193.0	218.3

Total Liabilities & Stockholders Equity	$351.7	$463.1	$434.5	$436.8	$444.6	$430.9

STATEMENT OF CASH FLOWS

Net Income	$(145.4)	$129.0	$9.5	$12.0	$18.8	$25.3

D&A	46.7	32.6	20.9	20.5	20.0	19.7
A/R	32.2	(12.4)	3.2	(6.7)	(3.6)	(3.1)
Inventory	(13.7)	8.7	15.4	(5.7)	(2.7)	(2.4)
Other Current Assets	1.8	(12.4)	12.4	—	—	—
A/P	7.7	21.8	(1.5)	2.4	1.4	1.2
Accrued Comp	(11.7)	2.9	0.3	0.3	0.2	0.1
Accrued Liab	(7.2)	—	—	—	—	—
Other	3.3	13.0	—	—	—	—
Restricted Cash	(5.9)	20.6	19.7	—	—	—
Payment/settlement of liabilities subj. to comp.	—	(42.6)	—	—	—	—
Restructuring gain	—	(163.3)	—	—	—	—
ST Restructuring	4.3	(4.3)	—	—	—	—
S/T Deferred Rev	15.6	30.1	(36.9)	1.5	1.6	1.6

Working Capital	26.5	(137.8)	12.5	(8.2)	(3.3)	(2.6)

Operating CF	(72.2)	23.8	42.9	24.4	35.5	42.5

CAPEX	(6.7)	(17.7)	(12.0)	(12.0)	(12.0)	(12.0)
Spares	(1.9)	(7.5)	(7.5)	(7.5)	(7.5)	(7.5)
Prepaid	0.3	1.0	0.3	—	—	—
Other Long Term Assets	(0.7)	(4.8)	(0.7)	(0.7)	(0.7)	(0.7)
Other investments	0.4	—	—	—	—	—
Investments	0.6	—	—	—	—	—

CF Investment	(8.1)	(29.0)	(20.0)	(20.2)	(20.2)	(20.2)

Revolver borrowings (repayments)	—	—	—	—	—	—
S/T Debt	(0.2)	(0.5)	—	—	—	—
Long Term Debt	(0.4)	(0.5)	—	—	—	—
Term Loan	80.0	(10.0)	—	(14.0)	(14.0)	(42.0)
Other L/T Liabs	(32.1)	(29.8)	—	—	—	—
Additional Paid in Capital	—	50.0	—	—	—	—

CF Finance	47.3	9.2	—	(14.0)	(14.0)	(42.0)

Net CF	(32.9)	4.0	22.9	(9.8)	1.3	(19.7)

Beg Cash	64.2	31.3	35.3	58.2	48.4	49.6

End Cash	$31.3	$35.3	$58.2	$48.4	$49.6	$29.9

Silicon Graphics Inc.

Emergence	Estimated Source and Uses of Funds

($ millions)
Cash, 9/29 pre-emergence	$75.6

Sources:
Exit facility	70.0
Rights offering	50.0

Total sources	120.0

Uses:
Payment of Priority Claims	2.6
Payment of Administrative Expense Claims	14.4
Payment of contract cure claims	15.9
Payment of General Unsecured SGI Federal Claims	0.9
Plan distribution - Litigation Trust	0.3
Plan distribution - General Unsecured Silicon Graphics Claims	9.0
Plan distribution - Cray Unsecured Debenture Claims	1.2
Final professional fees & holdbacks and Rights Offering and Exit Facility fees	8.6
Re-payment of DIP facility	100.0

Total uses	152.9

Net cash effect	(32.9)

Cash, post-emergence	$42.7

Silicon Graphics Inc.

Projected Pro Forma Balance Sheet

($ millions)	9/29/2006 Pre-restructuring	Plan Transactions		Fresh-Start Adjustments		9/29/2006 Pro Forma
Assets

Cash & Cash Equivalents	$75.6	$(32.9	)(a)	$—		$42.7
Short Term Investments, Restricted	35.5	—		—		35.5

Accounts Receivable, Net	62.0	—		—		62.0
Inventory, Net	67.8	—		—		67.8
Other Current Assets	48.7	—		—		48.7

Total Current Assets	289.6	(32.9)		—		256.6

Property, Plant & Equipment, Net	28.7	—		—		28.7

Reorganization value in excess	—	—		131.8	(g)	131.8

Prepaid Expenses	4.8	—		(3.4	)(h)	1.5
Other Long Term Assets	22.6	—		13.0	(h)	35.7
Spare Parts, Net	19.5	—		—		19.5
Goodwill	12.9	—		(12.9	)(h)	—

Total Long Term Assets	59.9	—		(3.2)		56.6

Total Assets	$378.2	$(32.9)		$128.6		$473.8

Liabilities

Accounts Payable	$26.4	$—		$—		$26.4
Accrued Compensation	23.6	—		—		23.6
Income Tax Payable	2.4	—		—		2.4
Accrued Liabilities	14.1	—		—		14.1
Short Term Restructuring Liability	7.3	(7.3	)(b)	—		—
Revolver borrowings	—	—		—		—
Current Portion of L/T Debt	0.3	—		—		0.3
Short Term Deferred Revenue	101.1	—		—		101.1

Total Current Liabilities	175.3	(7.3)		—		168.0

Term Loan / Exit Facility	100.0	(30.0	)(c)	—		70.0
Long Term Accrued Liabilities & Deferrals	12.6	—		—		12.6
Long Term Deferred Revenue	56.8	—		—		56.8

Total Long Term Liabilities	169.4	(30.0)		—		139.4

Liabilities Subject to Compromise	384.9	(42.6	)(d)	(342.3	)(i)	—

Total Liabilities	729.7	(79.9)		(342.3)		307.4

Stockholders Equity

Common & Treasury Stock and APIC	1,553.4	50.0	(e)	(1,437.0	)(i)	166.4
Retained Earnings (Accumulated Deficit)	(1,884.9)	(3.0	)(f)	1,887.9	(i)	—
FX Translation and Other Gain (Loss)	(20.0)	—		20.0	(i)	—

Total Equity	(351.5)	47.0		470.9		166.4

Total Liabilities & Stockholders Equity	$378.2	$(32.9)		$128.6		$473.8

Notes to Condensed Consolidated Projected Pro-Forma Balance Sheet

The consolidated projected pro forma balance sheet includes certain of the basic principles of “fresh start” reporting which will be required for financial reporting following confirmation of the Plan. Under “fresh start” reporting which is required by Statement of Position No. 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code (“SOP 90-7”), reorganization value is allocated to assets based upon their fair values and liabilities are stated at present values of amounts to be paid. For purposes of the pro forma projected balance sheet, it has been assumed that the enterprise value of SGI is $242.5 million which, after reduction for the Exit Facility, excess cash and the estimated value of the DRAM Claims, which are to be placed in a separate trust pursuant to the Plan, results in reorganized equity value of $179.1 million. This results in an excess of reorganization value over fair value of identifiable assets. However, because specific asset appraisals have not been completed, it has been assumed for purposes of this pro forma projected balance sheet that book value equals fair value. When specific asset appraisals are completed, each asset will be stated at fair value. If fair value of all identifiable assets exceeds reorganization value, the excess will be allocated to reduce proportionately the values assigned to all long-term assets. If reorganization value exceeds fair value of all identifiable assets, an intangible asset will be established for the excess.

The adjustments in the condensed consolidated projected pro forma balance sheet are based on estimates. Actual adjustments will be based on asset appraisals and may be materially different than those presented herein.

a.	It is assumed that upon emergence, the Reorganized Debtors will receive proceeds of approximately $50 million from the Rights Offering and $70 million from the Exit Facility Term loan. These proceeds and an additional $32.9 million of existing Cash on hand at emergence will be used to (i) repay the $100 million DIP term loan, (ii) fund approximately $44.3 million of priority and administrative Claims, cure costs and Plan distributions, and (iii) pay an estimated $8.6 million of accrued restructuring professional fees and holdbacks and closing fees related to the Exit Facility and the Rights Offering.

b.	Reflects the payment of accrued restructuring professional fees and holdbacks.

c.	Reflects the net of the repayment the $100 million DIP Term Loan and the funding of the $70 million Exit Facility Term Loan.

d.	The Plan assumes approximately $42.6 million of Cash payments and distributions to prepetition creditors.

e.	Reflects the $50 million Rights Offering.

f.	As discussed in footnote (a) of these Notes, the Projections assume expenses of $3.0 million related to the Rights Offering and Exit Facility.

g.	Based on the assumed enterprise value of $242.5 million and the estimates of the value of the assets and liabilities of the Reorganized Debtors, there is approximately $131.8 million of reorganization value in excess of identifiable assets.

h.	As required by Fresh Start reporting, assets and liabilities are stated at their estimated fair market values. As such, $3.4 million of assets related to prepetition Long Term Deferred Financing costs and all amounts of Goodwill are written off and SGI’s interest in SGI Japan is written up to reflect a value indicative of the estimated fair market value of the SGI Japan shares.

i.	Reflects the elimination of liabilities subject to compromise, the historical retained deficit and other equity accounts and an adjustment to shareholders’ equity to result in the estimated reorganized equity value in accordance with SOP 90-7.

VIII.

CERTAIN FACTORS AFFECTING THE DEBTORS

A. CERTAIN BANKRUPTCY LAW CONSIDERATIONS

1. Risk of Non-Confirmation of the Plan of Reorganization

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate resolicitation of votes. Moreover, the failure of the Debtors to obtain entry of the Confirmation Order on or before September 20, 2006, would (unless duly waived) constitute a termination event under the Restructuring Agreement that could allow parties to terminate their obligations to support the Plan. Moreover, the failure of the Debtors to obtain entry of the Confirmation Order on or before September 20, 2006, would be an event of default under the postpetition credit facility that could give rise to termination of such facility and the exercise of remedies by the Agent thereunder with respect to some or all of the Debtors’ assets. Such default would also result in the Debtors’ inability to use cash collateral absent further order of the Bankruptcy Court.

2. Non-Consensual Confirmation

In the event any impaired class of claims or equity interests does not accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired Classes. See section IX.B.(2) below, entitled “CONFIRMATION OF THE PLAN OF REORGANIZATION—Requirements for Confirmation of the Plan of Reorganization—Requirements of Section 1129(b) of the Bankruptcy Code.” Because Class 8 (Subordinated Securities Claims) and Class 9 (Old Equity Interests) are deemed to reject the Plan, these requirements must be satisfied with respect these Classes. The Debtors believe that the Plan satisfies these requirements.

3. Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to such timing. If each of the conditions to consummation and the occurrence of the Effective Date has not been satisfied or duly waived on or before October 20, 2006, or such later date as may be consented to by the Prepetition Agent, in accordance with the Restructuring Agreement, the Bankruptcy Court may vacate the Confirmation Order, in which event the Plan would be deemed null and void. Moreover, the failure of the Effective Date to occur on or before October 20, 2006, would (unless duly waived) constitute a termination event under the Restructuring Agreement that could allow parties to terminate their obligations to support the Plan. This, in turn, could cause an event of default under the Postpetition Financing Agreement and the Postpetition Financing Order that could give rise to termination of the postpetition credit facility and the Debtors’ ability to use cash collateral as well as the exercise of remedies by the DIP Agent with respect to some or all of the Debtors’ assets.

B. ADDITIONAL FACTORS TO BE CONSIDERED

1. The Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

2. No Representations Outside This Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Reorganization Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement should not be relied upon by you in arriving at your decision.

3. Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward looking, and contains estimates and assumptions which might ultimately prove to be incorrect, and contains projections which may be materially different from actual future experiences. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed.

4. Claims Could Be More Than Projected

The Allowed amount of Claims in each class could be significantly more than projected, which in turn, could cause the value of distributions to be reduced substantially. If the Claims asserted against the Debtors exceed projections, it may impair the value of the New Common Stock being distributed to the holders of Allowed Secured Notes Claims and Allowed Cray Unsecured Debenture Claims through the Rights Offering.

5. No Legal or Tax Advice is Provided to You By This Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business or tax advice. Each creditor or Equity Interest holder should consult his, her, or its own legal counsel and accountant as to legal, tax and other matters concerning his, her, or its Claim or Equity Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

6. No Admission Made

Nothing contained herein shall constitute an admission of, or be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or on holders of Claims or Equity Interests.

7. Business Factors and Competitive Conditions

(a) General Economic Conditions. In their financial projections, the Debtors have assumed that the general economic conditions of the United States economy will be stable over the next several years. The stability of economic conditions is subject to many factors outside the Debtors’ control, including interest rates, inflation, unemployment rates, consumer spending, war, terrorism and other such factors. Any one of these or other economic factors could have a significant impact on the operating performance of the Reorganized Debtors. There is no guarantee that economic conditions will improve in the near term.

(b) Business Factors. The Debtors believe that they will succeed in implementing and executing their business plan and operational restructuring for benefits of all constituencies. However, there are risks that the goals of the Debtors’ going-forward business plan and operational restructuring strategy will not be achieved. In such event, the Debtors may be forced to sell all or parts of their business, develop and implement further restructuring plans not contemplated herein or become subject to further insolvency proceedings. Because significant portions of holders of Claims in Class 5 (Secured Note Claims) and Class 7 (Cray Unsecured Debenture Claims) will be converted to equity in Reorganized Silicon Graphics under the Plan, in the event of further restructurings or insolvency proceedings, the Equity Interests of such persons could be substantially diluted or even cancelled.

(c) Competitive Conditions. The computer industry is highly competitive, with rapid technological advances and constantly improving price/performance. Most of the Debtors’ competitors have substantially greater technical, marketing and financial resources. They also generally have a larger installed base of customers and a wider range of available applications software. Competition may result in significant discounting and lower gross margins. In addition, as the Debtors’ Linux-based systems business grows, the number of competitors may grow commensurate with the increased market opportunity. An important competitive development in the market has been the emergence of networked clusters of commodity computers from suppliers like Dell Computer as an alternative to our midrange products. These clusters have grown at a faster than anticipated rate and are taking an increasing share of the high-performance computing market. These clustered systems may not be subject to U.S. export regulations, which may make them more attractive to certain international customers.

(d) Reliance on Key Personnel. One of SGI’s primary assets is its highly skilled personnel, who have the ability to leave SGI and deprive SGI of the skill and knowledge essential for performance of new and existing contracts. SGI operates a business that is highly dependent on its customers’ beliefs that SGI will perform tasks of the highest standards over an extended period of time. Deterioration of SGI’s business, or loss of a significant number of key personnel, will have a material adverse effect on the Reorganized Debtors and may threaten its ability to survive as a going concern.

SGI’s successful transition through the restructuring process is dependent in part on its ability to retain and motivate its officers and key employees. There can be no assurance that the Reorganized Debtors will be able to retain or employ qualified management and technical personnel. While SGI has entered into employment agreements with certain members of its senior management, should any of these persons be unable or unwilling to continue their employment with The Reorganized Debtors, the business prospects of The Reorganized Debtors could be materially and adversely affected.

(e) Customers. The Debtors believe that the majority of their customer relationships are strong. However, if the Debtors’ customers delay or stop paying the Debtors for goods purchased, assert unauthorized or inappropriate deductions for marketing and inventory programs against payments due to the Debtors, or refuse to continue to do business with the Debtors on customary, ordinary course, or continuing terms, the Debtors may be harmed. Additionally, the loss of a significant customer could have a material adverse impact on operating performance.

(f) Sales to the United States Government. A significant portion of the Debtors’ revenue is derived from sales to the United States Government, either directly or through system integrators and other resellers. Sales to the government present additional risks to those involved in sales to commercial customers, including potential disruptions due to changes in appropriation and spending patterns. The Debtors’ United States Government business is also highly sensitive to changes in the United States Government’s national and international priorities and budgeting. Events like Operation Iraqi Freedom and the continuing war on terrorism may affect funding for the Debtors’ programs or result in changes in government programs or spending priorities that may adversely affect the Debtors’ business. In addition, the United States Government can typically terminate or modify its contracts at any time for its convenience. The government business is also subject to specific procurement regulations and a variety of other requirements. Failure to comply with these or other applicable regulations and requirements could lead to suspension or debarment from government contracting or subcontracting for a period of time. Any disruption or limitation in the Debtors’ ability to do business with the United States Government could have an adverse impact on the Debtors’ financial performance.

(g) Suppliers. The Debtors rely on both single source and sole source suppliers for many of the components used in their products. For example, the Intel Itanium 2 processors is utilized in the Altix family of servers and superclusters and the Debtors have designed their system architecture to optimize performance using this processor. The Itanium 2 processor family is available only from Intel. If the Debtors were to utilize an alternative microprocessor, the transition would require an alternative design, which would be costly and cause significant delays in the development of future products, adversely affecting the Debtors’ business and operating results.

The Debtors’ business is dependent on their ability to anticipate their needs for components and products and their suppliers’ ability to deliver such components and products in time to meet critical manufacturing and distribution schedules. In addition, the Debtors have benefited from favorable discounts on certain components from key suppliers for selected transactions. The Debtors’ business could be adversely affected, for example, if suppliers fail to meet product release schedules, if the Debtors experience supply constraints, if the Debtors fail to negotiate favorable pricing or if the Debtors experience any other interruption or delay in the supply chain which interferes with their ability to manufacture products or manage inventory levels. Risks also include limited bargaining flexibility, the possibility of charges for excess and obsolete inventory and risks involved with end of life buys from single source and sole source suppliers.

(h) Products. Meeting objectives for the future will require that recently introduced products achieve success in the marketplace and that the Debtors succeed in the timely development and introduction of more successful new products. Product transitions are a recurring part of our business. A number of risks are inherent in this process.

The development of new technology and products is increasingly complex and uncertain, which increases the risk of delays. The introduction of new computer systems requires close collaboration and continued technological advancement involving multiple hardware and software design teams, internal manufacturing teams, outside suppliers of key components such as semiconductors and outsource manufacturing partners. The failure of any one of these elements could cause our products under development to fail to meet specifications or to miss the aggressive timetables that the Debtors establish. There is no assurance that development or acceptance of new systems will not be affected by delays in this process.

In addition, Intel recently announced delays in the development and launch of several processors of its Itanium 2 processor family. The Debtors’ product strategy and business depend on the continued availability and competitiveness of the Itanium 2 processor family and would be adversely affected by any delays and/or discontinuance of this processor family. In addition, the Debtors may incur penalties under long-term contracts that require the delivery of future products.

Short product life cycles place a premium on our ability to manage the transition to new products. The Debtors often announce new products in the early part of a quarter while the product is in the final stages of development and testing, and seek to manufacture and ship the product in volume during the same quarter. Results could be adversely affected by such factors as development delays, the release of products to manufacturing late in any quarter, quality or yield problems experienced by suppliers, variations in product costs and excess inventories of older products and components. In addition, some customers may delay purchasing existing products in anticipation of new product introductions.

Most products are upgraded during their product life cycle. The ability to upgrade products in a timely fashion is necessary to compete in the computer industry. Delay in introducing updates and upgrades can adversely affect acceptance and demand for product.

(i) Risks of International Operations. The Debtors generate a large portion of their revenue outside the United States, and as a result, are subject to the risks associated with doing business internationally. International transactions frequently involve increased financial and legal risks arising from stringent contractual terms and conditions and the widely differing legal systems and customs in foreign countries. War, terrorism or public health issues in the regions of the world in which we do business have caused and may continue to cause damage or disruption to commerce by creating economic and political uncertainties. Such events could adversely affect the Debtors’ business in any number of ways, such as decreasing demand for products, increasing costs of operations, making it difficult to deliver products to customers, and causing delays and other problems in the supply chain. Future revenue, gross margin, expenses and financial condition could also suffer due to other international factors, including but not limited to: changes in a country’s economic and labor conditions; currency fluctuations; compliance with a variety of foreign laws, as well as U.S. laws affecting the activities of U.S. companies abroad; changes in tax laws; changes in the regulatory or legal environment; difficulties associated with repatriating cash generated abroad; fluctuations in transportation costs; natural and medical disasters; and trade protection measures.

(j) Other Factors. Other factors that holders of Claims should consider are potential regulatory and legal developments that may impact the Reorganized Debtors. Although these and other such factors are beyond the Debtors’ control and cannot be determined in advance, they could have a significant impact on the Reorganized Debtors’ operating performance.

8. Access to Financing and Trade Terms

The Debtors’ operations are dependent on the availability and cost of working capital financing and trade terms provided by vendors and may be adversely affected by any shortage or increased cost of such financing and trade vendor support. The Debtors’ postpetition operations have been financed from operating cash flow and borrowings pursuant to the Postpetition Financing Agreement. The Debtors believe that substantially all of their needs for funds necessary to consummate the Plan and for post-Effective Date working capital financing will be met by projected operating cash flow, the New Working Capital Facility, and trade terms supplied by vendors. However, if the Reorganized Debtors require working capital and trade financing greater than that provided by such sources, they may be required either to (i) obtain other sources of financing or (ii) curtail their operations.

No assurance can be given, however, that any additional financing will be available, if at all, on terms that are favorable or acceptable to the Reorganized Debtors. The Debtors believe that it is important to their going-forward business plan that their performance meet projected results in order to ensure continued support from vendors. There are risks to the Reorganized Debtors in the event that such support erodes after emergence from chapter 11 that could be alleviated by remaining in chapter 11. Chapter 11 affords to debtors, such as these Debtors, the opportunity to close facilities and liquidate assets relatively expeditiously, tools that will not be available to the Reorganized Debtors upon emergence. However, the Debtors believe that the benefits of emergence from chapter 11 at this time outweigh the potential costs of remaining in chapter 11, and that emergence at this time is in the long-term operational best interests of the Debtors and their creditors.

9. Impact of Interest Rates

The Debtors’ assets and liabilities are subject to market risk associated with interest rate movements and currency rate movements on non-U.S. dollar denominated assets and liabilities, as well as collectibility of accounts receivable. Specifically, decreases in interest rates will positively impact the value of the Debtors’ assets and the strengthening of the dollar will negatively impact the value of their net foreign assets

10. Variances from Projections

The fundamental premise of the Plan is the deleveraging of the Debtors and the implementation and realization of the Debtors’ business plan, as reflected in the projections contained in this Disclosure Statement. The projections reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors, some of which may not materialize. Such assumptions include, among other items, assumptions concerning the general economy, the ability to make necessary capital expenditures, the ability to establish market strength, consumer purchasing trends and preferences, and the ability to stabilize and grow the company’s sales base and control future operating expenses. The Debtors believe that the assumptions underlying the projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Reorganized Debtors. Therefore, the actual results achieved throughout the periods covered by the projections necessarily will vary from the projected results, and such variations may be material and adverse.

Moreover, because the market and economic conditions upon which the value of the 1145 Securities will be based are beyond the control of the Debtors, the actual results that will be achieved cannot be assured.

11. Lack of Trading Market

It is not contemplated that the 1145 Securities will be listed on a national securities exchange or the NASDAQ market system. Accordingly, there may not be an active trading market and there can be no assurance that a holder of 1145 Securities will be able to sell such interests in the future or as to the price at which any such sale may occur. If a trading market does exist, the 1145 Securities could trade at prices higher or lower than the value ascribed to such securities herein depending upon many factors including, but not limited to, the prevailing interest rates, markets for similar securities, general economic and industry conditions and the performance of, and investor expectations for, the Reorganized Debtors.

12. Restrictions on Transfer

Holders of 1145 Securities issued under the Plan that are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code, including holders who are deemed to be “affiliates” or “control persons” within the meaning of the Securities Act, will be unable freely to transfer or to sell their securities except pursuant to (i) “ordinary trading transactions” by a holder that is not an “issuer” within the meaning of section 1145(b), (ii) an effective registration of such securities under the Securities Act and under equivalent state securities or “blue sky” laws or (iii) pursuant to the provisions of Rule 144 under the Securities Act, if available, or another available exemption from registration requirements. Restricted Holders will be unable to freely transfer or sell the New Common Stock except pursuant to (i) an effective registration of such securities under the Securities Act and under equivalent state securities or “blue sky” laws or (ii) pursuant to the provisions of Rule 144 or Rule 144A under the Securities Act, if available, or another available exemption from registration requirements. For a more detailed description of these matters, see section VI.C.8 above, entitled “THE PLAN OF REORGANIZATION – Exemption from Securities Laws.”

13. Privatization of Company Following Emergence

Upon emergence, approximately 93% of the New Common Stock will have been issued to holders of Secured Note Claims. As a result of such concentration of the equity of the New Common Stock, it is possible that such holders could approve a transaction which would reduce the number of stockholders to below 300 stockholders and cause Reorganized Silicon Graphics to become a private company.

14. Significant Holders

Under the Plan, certain holders of Allowed Claims may receive distributions of shares of New Common Stock representing in excess of five percent of the outstanding New Common Stock. If holders of a significant number of shares of New Common Stock were to act as a group, such holders may be in a position to control the outcome of actions requiring shareholder approval, including the election of directors.

Further, the possibility that one or more of the holders of a number of shares of New Common Stock may determine to sell all or a large portion of their shares of New Common Stock in a short period of time may adversely affect the market price of the shares of New Common Stock.

15. DRAM Claims Risk

Prosecution of the DRAM Claims has not, as of yet been commenced. The Debtors have not conducted any discovery in respect of their Claims. There can be no assurance that a court will uphold the DRAM Claims. As such there is no assurance that the holders of Secured Note Claims will obtain any distribution from the Liquidating Trust. The prosecution of the DRAM Claims will be conducted by the Trustee and the Debtors will have no interest in nor control over such prosecution.

C. CERTAIN TAX MATTERS

For a summary of certain federal income tax consequences of the Plan to holders of Claims and Equity Interests and to the Debtors, see Section XII below, entitled “CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.”

IX.

CONFIRMATION OF THE PLAN OF REORGANIZATION

A. CONFIRMATION HEARING

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of a plan of reorganization. As set forth in the Disclosure Statement Order, the Bankruptcy Court has scheduled the confirmation hearing for September [_], 2006. The confirmation hearing may be adjourned from time-to-time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any subsequent adjourned confirmation hearing.

Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of Claims or interests held or asserted by the objector against the Debtors’ estate or property, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon (i) Weil, Gotshal & Manges LLP, Attorneys for the Debtors, 767 Fifth Avenue, New York, New York 10153, (Attention: Gary T. Holtzer, Esq. and Shai Y. Waisman, Esq.), (ii) Goodwin Proctor, LLP, Attorneys for the Ad Hoc Committee, 599 Lexington Avenue, New York, New York 10022 (Attention: Allan S. Brilliant, Esq. and Emanuel C. Grillo, Esq.), and (iii) Winston & Strawn, LLP, Attorneys for the Creditors Committee, 200 Park Avenue, New York, New York 10166 (Attention: David Neier, Esq. and Eric E. Sagerman, Esq.) so as to be received no later than 4:00 p.m. (prevailing Eastern Time) on [                 ], 2006.

Objections to confirmation of the Plan of Reorganization are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B. REQUIREMENTS FOR CONFIRMATION OF THE PLAN OF REORGANIZATION

1. Requirements of Section 1129(a) of the Bankruptcy Code

(a) General Requirements. At the confirmation hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

(1) The Plan complies with the applicable provisions of the Bankruptcy Code.

(2) The Debtors have complied with the applicable provisions of the Bankruptcy Code.

(3) The Plan has been proposed in good faith and not by any means proscribed by law.

(4) Any payment made or promised by the Debtors or by a Person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Reorganization Cases, or in connection with the Plan and incident to the Reorganization Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

(5) The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan of Reorganization, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Debtors have disclosed the identity of any insider that will be employed or retained by the Debtors, and the nature of any compensation for such insider.

(6) With respect to each class of claims or equity interests, each holder of an impaired claim or impaired equity interest either has accepted the Plan or will receive or retain under the Plan on account of such holder’s claim or equity interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. See discussion of “Best Interests Test” below.

(7) Except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (discussed below), each class of claims or equity interests has either accepted the Plan or is not impaired under the Plan.

(8) Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that administrative expenses and priority claims other than priority tax claims will be paid in full on the Effective Date and that priority tax claims will receive on account of such claims deferred cash payments, over a period not exceeding six years after the date of assessment of such claims, of a value, as of the Effective Date, equal to the allowed amount of such claims.

(9) At least one class of impaired claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a claim in such class.

(10) Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See discussion of “Feasibility” below.

(11) The Plan provides for the continuation after the Effective Date of payment of all “retiree benefits” (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to subsection 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

(b) Best Interests Test. As described above, the Bankruptcy Code requires that each holder of an impaired claim or equity interest either (i) accepts the Plan or (ii) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date.

The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in the context of a chapter 7 liquidation case. The gross amount of Cash available would be the sum of the proceeds from the disposition of the Debtors’ assets and the Cash held by the Debtors at the time of the commencement of the chapter 7 case. The next step, is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Debtors’ business and the use of chapter 7 for the purposes of liquidation. Any remaining net Cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code (see discussion below). Finally, taking into account the time necessary to accomplish the liquidation, the present value of such allocations may be compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

The Debtors’ costs of liquidation under chapter 7 would include the fees payable to a chapter 7 trustee in bankruptcy, as well as those that might be payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by the Debtors during the chapter 11 case and allowed in the chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed. Moreover, in a chapter 7 liquidation, additional claims would arise by reason of the breach or rejection of obligations incurred and executory contracts or leases entered into by the Debtors both prior to, and during the pendency of, the chapter 11 cases.

The foregoing types of claims, costs, expenses, fees and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, with interest, and no equity holder receives any distribution until all creditors are paid in full, with interest. The Debtors believe that in a chapter 7 case, holders of General Unsecured Silicon Graphics Claims, General Unsecured SGI Federal Claims and Cray Unsecured Debenture Claims would receive no distributions of property. Accordingly, the Plan satisfies the rule of absolute priority.

After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a chapter 11 case, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail and (iii) substantial increases in claims which would be satisfied on a priority basis, the Debtors have determined that confirmation of the Plan will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

Moreover, the Debtors believe that the value of any distributions from the liquidation proceeds to each class of allowed claims in a chapter 7 case would be the same or less than the value of distributions under the Plan because such distributions in a chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the claims and prepare for distributions. In the event litigation were necessary to resolve claims asserted in the chapter 7 case, the delay could be further prolonged and administrative expenses further increased.

The Debtors’ liquidation analysis is an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the assets of the Debtors.

The analysis is based upon a number of significant assumptions which are described. The liquidation analysis does not purport to be a valuation of the Debtors’ assets and is not necessarily indicative of the values that may be realized in an actual liquidation.

(c) Liquidation Analysis. The Debtors’ chapter 7 liquidation analysis and assumptions are set forth in Exhibit F to this Disclosure Statement.

(d) Feasibility. The Bankruptcy Code requires a debtor to demonstrate that confirmation of a plan of reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor unless so provided by the plan of reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their financial obligations as contemplated thereunder. As part of this analysis, the Debtors have prepared the projections contained in section VII above, entitled “PROJECTIONS AND VALUATION ANALYSIS,” and in Exhibit E to this Disclosure Statement. These projections are based upon the assumption that the Plan will be confirmed by the Bankruptcy Court, and for projection purposes, that the Effective Date of the Plan and its substantial consummation will take place in September 2006. The projections include balance sheets, statements of operations and statements of cash flows. Based upon the projections, the Debtors believe they will be able to make all payments required to be made pursuant to the Plan.

2. Requirements of Section 1129(b) of the Bankruptcy Code

The Bankruptcy Court may confirm the Plan over the rejection or deemed rejection of the Plan by a class of claims or equity interests if the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such class.

No Unfair Discrimination. This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under a plan of reorganization. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”

Fair and Equitable Test. This test applies to classes of different priority (e.g., unsecured versus secured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to the dissenting class, the test sets different standards, depending on the type of claims or interests in such class:

Secured Claims. Each holder of an impaired secured claim either (i) retains its Liens on the property (or if sold, on the proceeds thereof) to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the effective date of the plan, of at least the allowed amount of such claim or (ii) receives the “indubitable equivalent” of its allowed secured claim.

Claims. Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed unsecured claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive or retain any property under the plan of reorganization.

Equity Interests. Either (i) each equity interest holder will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of interests that are junior to the equity interests of the dissenting class will not receive or retain any property under the plan of reorganization.

The Debtors believe the Plan will satisfy both the “no unfair discrimination” requirement and the “fair and equitable” requirement notwithstanding that Classes 34 (Subordinated Securities Claims), and 35 (Old Equity Interests) are deemed to reject the Plan, because as to Classes 34 (Subordinated Securities Claims) and 35 (Old Equity Interests), there is no class of equal priority receiving more favorable treatment and no class that is junior to such a dissenting class will receive or retain any property on account of the claims or equity interests in such class.

X.

FINANCIAL INFORMATION

The Form 10-K for the fiscal year ended June 24, 2005, and the Form 10-Q for the quarter ended December 30, 2005, and the related consolidated statements of operations and consolidated statements of cash flows of Silicon Graphics and its affiliates are contained in Exhibits D and E to this Disclosure Statement, and the full text of which is incorporated herein by reference. This financial information is provided to permit the holders of Claims and Equity Interests to better understand the Debtors’ historical business performance and the impact of the Reorganization Cases on the Debtors’ business.

XI.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN OF REORGANIZATION

If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) an alternative chapter 11 plan of reorganization.

A. LIQUIDATION UNDER CHAPTER 7

If no plan can be confirmed, the Debtors’ chapter 11 cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recovery of holders of claims and equity interests and the Debtors’ liquidation analysis are set forth in Section IX above, entitled “CONFIRMATION OF THE PLAN OF REORGANIZATION — Requirements for Confirmation of the Plan of Reorganization — Consensual Confirmation — Best Interests Test.” The Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan because of (i) the likelihood that the assets of the Debtors would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time, (ii) additional administrative expenses involved in the appointment of a trustee and (iii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors’ operations. In a chapter 7 liquidation, the Debtors believe that there would be no distribution to the holders of General Unsecured Claims or the holders of Equity Interests.

B. ALTERNATIVE PLAN OF REORGANIZATION

If the Plan of Reorganization is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different chapter 11 plan of reorganization. Such a plan of reorganization might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of its assets under chapter 11. With respect to an alternative plan, the Debtors have explored various alternatives in connection with the formulation and development of the Plan. The Debtors believe that the Plan, as described herein, enables creditors and equity holders to realize the most value under the circumstances. In a liquidation under chapter 11, the Debtors’ assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtors believe that any alternative liquidation under chapter 11 is a much less attractive alternative to creditors and equity holders than the Plan because of the greater return provided by the Plan.

XII.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and certain holders of Claims. The following summary does not address the U.S. federal income tax consequences to holders whose Claims are unimpaired or otherwise entitled to payment in full in Cash under the Plan (e.g., Administrative Expense Claims, Priority Non-Tax Claims, and Prepetition Credit Agreement Claims) or holders whose equity interests are extinguished without a distribution in exchange therefor.

The following summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below.

The U.S. federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary generally does not address foreign, state or local tax consequences of the Plan, nor does it address the U.S.

federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, other financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, persons holding an equity interest as part of an integrated constructive sale or straddle, and investors in pass-through entities). This summary also does not address any tax consequences to secondary purchasers of New Common Stock.

Accordingly, the following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of a Claim.

IRS CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR EQUITY INTERESTS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A. CONSEQUENCES TO THE DEBTORS

For U.S. federal income tax purposes, the Debtors are members of an affiliated group of corporations, of which Silicon Graphics is the common parent, and file a single consolidated federal income tax return (the “U.S. Group”). The U.S. Group reported consolidated net operating loss (“NOL”) carryforwards as of June 24, 2005 for U.S. federal income tax purposes of over $1 billion. The U.S. Group expects to incur additional losses for its taxable year ending June 30, 2006. The amount of the U.S. Group’s NOL carryforwards and other tax attributes remains subject to audit and adjustment by the IRS.

As discussed below, in connection with the implementation of the Plan, the amount of the U.S. Group’s NOL carryforwards and current year losses will be reduced. In addition, the U.S. Group’s subsequent utilization of any NOL carryforwards remaining and possibly certain other tax attributes may be severely restricted following the Effective Date.

1. Cancellation of Debt

In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes – such as NOL carryforwards and current year NOLs, tax credits, and tax basis in assets – by the amount of any cancellation of debt (“COD”). COD is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor. Certain statutory or judicial exceptions can apply to limit the amount of COD and attribute reduction (such as where the payment of the canceled debt would have given rise to a tax deduction). This reduction in tax attributes occurs only after the determination of tax for the taxable year in which the COD occurs. If advantageous, a debtor can elect to reduce the basis of depreciable property prior to any reduction in its NOLs or other tax attributes. Where the debtor joins in the filing of a consolidated federal income tax return, applicable Treasury Regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the debtor and other members of the group also be reduced.

As a result of the discharge of Claims pursuant to the Plan, the Debtors are expected to realize significant COD and tax attribute reduction. The calculation of the actual amount of COD for U.S. federal income tax purposes will depend, in principal part, on the value of the New Common Stock distributed in discharge of Allowed Claim. Based on the estimated reorganization value of the Reorganized Debtors and an assumed Effective Date of September 29, 2006 (see section VII.B), it is anticipated that the Debtors will incur approximately $100 million of COD as a result of the implementation of the Plan, with a consequent reduction in its NOL carryforwards and current year NOLs.

2. Limitations on NOL Carryforwards and Other Tax Attributes

Following the implementation of the Plan, any remaining loss and credit carryforwards and certain other tax attributes (including current year NOLs) of the Reorganized Debtors allocable to periods prior to the Effective Date (collectively, “pre-change losses”) will be subject to limitation under section 382 of the Tax Code as a result of the change in ownership of the Reorganized Debtors. These limitations apply in addition to, and not in lieu of, the attribute reduction that results from the discharge of claims pursuant to the Plan.

Under section 382 of the Tax Code, if a corporation (or consolidated group) undergoes an “ownership change” and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation. The issuance of the New Common Stock to holders of Allowed Claims pursuant to the Plan will constitute an “ownership change” of the U.S. Group for these purposes.

In general, the amount of the annual limitation to which a corporation (or consolidated group) that undergoes an ownership change would be subject is equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments) multiplied by (ii) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (4.45% for ownership changes occurring in June 2006). For a corporation (or consolidated group) in bankruptcy that undergoes the change of ownership pursuant to a confirmed bankruptcy plan, the stock value generally is determined immediately after (rather than before) the ownership change, after giving effect to the surrender of creditors’ claims; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets.

Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s pre-change losses.

Section 382 can operate to limit the deduction of built-in losses recognized subsequent to the date of the ownership change. If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then generally built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as part of the pre-change losses subject to the annual limitation. Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. In general, a loss corporation’s (or consolidated group’s) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10,000,000 or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. The Debtors anticipate that the U.S. Group will have a net unrealized built-in gain on the Effective Date.

An exception to the foregoing annual limitation rules generally applies where qualified creditors of a debtor receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan. However, the Debtors do not believe that they will qualify for this exception, but otherwise would expect to elect out of the exception.

3. Alternative Minimum Tax

In general, a U.S. alternative minimum tax (“AMT”) is imposed on a corporation’s U.S. alternative minimum taxable income at a 20% tax rate if and to the extent such tax exceeds the corporation’s regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. For example, a corporation is generally not allowed to offset more than 90% of its taxable income for AMT purposes by available NOL carryforwards (as computed for AMT purposes).

In addition, if a corporation (or consolidated group) undergoes an “ownership change” within the meaning of section 382 of the Tax Code and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s (or consolidated group’s) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. The IRS has taken the position that this provision would apply even if a corporation otherwise qualifies for, and avails itself of, the special bankruptcy exception to the annual limitation rules of section 382 discussed in the previous section.

Any AMT that a U.S. corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in any future taxable year when the corporation is no longer subject to AMT and otherwise becomes subject to regular tax.

4. Transfer of Assets to Liquidating Trust

As discussed below (see section XII.B.6, below, “Consequences to Holders of Certain Claims – Tax Treatment of Liquidating Trust and Holders of Beneficial Interests”), pursuant to the Plan, each of the Debtors will be treated for U.S. federal income tax purposes as transferring the portion of their assets that comprise part of the Liquidating Trust Assets to the holders of Allowed Secured Note Claims, who will then be treated as transferring such assets to the Liquidating Trust. Accordingly, the transfer of such assets may result in the recognition of income or gain by the Debtors, depending in part on the value of such assets on the Effective Date. Nevertheless, due to the Debtors’ substantial NOL carryforwards and anticipated current year losses, the Debtors do not anticipate that a significant tax liability (if any) will be incurred as a result of such transfer.

B. CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS

Pursuant to the Plan, holders of General Unsecured Silicon Graphics Claims (Class 6) will receive, in one or more distributions (depending on the resolution of Disputed Claims), $9 million in Cash in satisfaction and discharge of their Claims; holders of Secured Note Claims (Class 5) will receive New Common Stock, Subscription Rights and the beneficial interests in the Liquidating Trust in satisfaction and discharge of their Claims; and holders of Cray Unsecured Debenture Claims (Class 7) will receive $1.2 million in Cash (less the Cray Indenture Trustee Fees) and Subscription Rights in satisfaction and discharge of their Claims.

The following discussion does not necessarily apply to holders who have Claims in more than one class relating to the same underlying obligation (such as where the underlying obligation serves as the basis for a primary Claim against one Debtor and a secondary liability or guarantee claim against another Debtor). Such holders should consult their tax advisors regarding the effect of such dual status obligations on the U.S. federal income tax consequences of the Plan to them.

1. Consequences to Holders of General Unsecured Silicon Graphics Claims

In general, each holder of an Allowed General Unsecured Silicon Graphics Claim should recognize gain or loss in an amount equal to the difference between (x) the amount of Cash received by the holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest and other than any amount treated as imputed interest as further discussed below) and (y) the holder’s adjusted tax basis in its Claim (other than any basis attributable to accrued but unpaid interest). For a discussion of the tax consequences of any Claim for accrued but unpaid interest, see section XII.B.3, below (“Distributions in Discharge of Accrued But Unpaid Interest”).

It is possible that a holder of an Allowed General Unsecured Silicon Graphics Claim may receive additional distributions subsequent to the Effective Date in respect of any subsequently disallowed Disputed Claims or unclaimed distributions. Under the Tax Code, a portion of such later distributions to such holder may be treated as imputed interest. In addition, it is possible that any loss and a portion of any gain realized by such holder may be deferred until such time as such holder has received its final distribution. All holders of General Unsecured Silicon Graphics Claims should consult their tax advisors as to tax consequences of the receipt of additional distributions subsequent to the Effective Date.

Where gain or loss is recognized by a holder of an Allowed General Unsecured Silicon Graphics Claim, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including, among others, the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction.

2. Consequences to Holders of Secured Note Claims and Cray Unsecured Debenture Claims

The U.S. federal income tax treatment to a holder of an Allowed Secured Note Claim or an Allowed Cray Unsecured Debenture Claim depends on whether the holder’s Claim constitutes a “security” of Silicon Graphics for U.S. federal income tax purposes. The term “security” is not defined in the Tax Code or in the Treasury Regulations promulgated thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a “security” generally depends on an overall evaluation of the nature of the original obligation. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute “securities,” whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute “securities.” In addition, the IRS recently ruled that a debt instrument with a term of two years could be a “security” if received in a reorganization in exchange for a former security that was in substantially the same form (including maturity date), but had a different interest rate. In the present case, a Claim’s status as a “security” is only relevant in relation to Silicon Graphics, and not any other Debtor. Holders of Allowed Secured Note Claims and Allowed Cray Unsecured Debenture Claims are urged to consult their tax advisors regarding the status of their Claims as “securities” of Silicon Graphics for U.S. federal income tax purposes.

(a) Claim Does Not Constitute a “Security” of Silicon Graphics. In general, if an Allowed Secured Note Claim or an Allowed Cray Unsecured Debenture Claim does not constitute a security for U.S. federal income tax purposes, the holder of such Claim will recognize gain or loss in an amount equal to the difference between (i) the “amount realized” by such holder in satisfaction of its Claim (other than in respect of any Claim for accrued but unpaid interest) and (ii) the holder’s adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). For a discussion of the U.S. federal income tax consequences to holders of any Claim for accrued but unpaid interest, see section XII.B.3, below.

A holder’s “amount realized” generally will equal (A) in the case of an Allowed Secured Note Claim, the sum of the fair market value of the New Common Stock, the undivided interest in the Liquidating Trust Assets, and possibly the Subscription Rights received, and (B) in the case of an Allowed Cray Unsecured Debenture Claim, the sum of the amount of any Cash and possibly the fair market value of the Subscription Rights received. See section XII.B.4, below, with respect to the treatment of the Subscription Rights.

As discussed below (see section XII.B.6, below, “Tax Treatment of Liquidating Trust and Holders of Beneficial Interests”), the Liquidating Trust has been structured to qualify as a “grantor trust” for U.S. federal income tax purposes. Accordingly, each holder of an Allowed Secured Note Claim will be treated for U.S. federal income tax purposes as directly receiving, and as a direct owner, of its respective share of the Liquidating Trust Assets. Pursuant to the

Plan, the Trustee will make a good faith valuation of the Liquidating Trust Assets, and all parties (including the Debtors, the Trustee and the holders of Secured Note Claims) must consistently use such valuation for all U.S. federal income tax purposes.

After the Effective Date, any amount a holder of a Secured Note Claim receives as a distribution from the Liquidating Trust in respect of its beneficial interest in the Liquidating Trust should not be included, for U.S. federal income tax purposes, in the holder’s amount realized in respect of its Allowed Claim but should be separately treated as a distribution received in respect of such holder’s beneficial (ownership) interest in the Liquidating Trust. See section XII.B.6, below (“Tax Treatment of Liquidating Trust and Holders of Beneficial Interests”).

Where gain or loss is recognized by a holder in respect of its Allowed Claim, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including, among others, the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, and whether and to what extent the holder had previously claimed a bad debt deduction in respect of such Claim. A holder that purchased its Claim from a prior holder at a market discount may be subject to the market discount rules of the Tax Code. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of such Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.

A holder’s tax basis in its New Common Stock, Subscription Rights and/or undivided interest in the Liquidating Trust Assets for U.S. federal income tax purposes will equal the amount taken into account in respect of such stock, rights or interests in determining the holder’s amount realized. A holder’s holding period in such stock, rights or interests generally will begin the day following the Effective Date.

(b) Claim Constitutes a “Security” of Silicon Graphics. In general, if an Allowed Secured Note Claim or an Allowed Cray Unsecured Debenture Claim constitutes a security of Silicon Graphics for U.S federal income tax purposes, the receipt of New Common Stock and/or possibly Subscription Rights (see section XII.B.4, below) will qualify as a “recapitalization” for U.S. federal income tax purposes. In such event, each such holder generally will not recognize any loss upon the exchange of its Claim, but will recognize any gain (computed as discussed in the preceding section) to the extent of any Cash or the fair market value of any share of the Liquidating Trust Assets received (other than to the extent received in respect of a Claim for accrued but unpaid interest). For a discussion of the U.S. federal income tax consequences of any Claim for accrued but unpaid interest, see Section XII.B.3, below.

In general, a holder’s aggregate tax basis in any New Common Stock and possibly any Subscription Rights received in respect of an Allowed Claim that constitutes a security of Silicon Graphics for U.S. federal income tax purposes will equal the holder’s aggregate adjusted tax basis in such Claim (including any Claim for accrued but unpaid interest), increased by any gain recognized or interest income received in respect of such Claim, and decreased by the amount of any Cash and the fair market value of any share of the Liquidating Trust Assets received and any deductions claimed in respect of any previously accrued interest. In general, the holder’s holding period for any such New Common Stock and, applicable, Subscription Rights will include the holder’s holding period for its Claim, except to the extent that the stock or rights were received in respect of a Claim for accrued but unpaid interest (which will commence a new holding period). A holder’s tax basis in its respective share of the Liquidating Trust Assets will equal the fair market value of such share, and the holder’s holding period generally will begin the day following the Effective Date.

3. Distributions in Discharge of Accrued but Unpaid Interest

Pursuant to the Plan, distributions to any holder of an Allowed Claim will be allocated first to the original principal amount of such Claim as determined for U.S. federal income tax purposes, and then, to the extent the consideration exceeds such amount, to the remainder of the Claim, such as any portion of the Claim representing accrued but unpaid interest or original issue discount (“OID”). However, there is no assurance that the IRS would respect such allocation for U.S. federal income tax purposes.

In general, to the extent that an amount received by a holder of debt is received in satisfaction of accrued interest or OID during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income). Conversely, a holder will generally recognize a deductible ordinary loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. However, the treatment of unpaid OID that was previously included in income is less clear. The IRS has privately ruled that a holder of a security, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. Accordingly, it is possible that, by analogy, a holder of a Claim that does not constitute a security would be required to recognize a capital loss, rather than an ordinary loss, with respect to any previously included OID that is not paid in full. Each holder is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of accrued but unpaid interest for U.S. federal income tax purposes.

4. Tax Treatment of Subscription Rights

The characterization of the Subscription Rights for U.S. federal income tax purposes is uncertain.

Because the rights are exercisable prior to the Effective Date of the Plan, a holder that exercises its rights may be treated as receiving in respect of its Allowed Claim for U.S. federal income tax purposes additional New Common Stock with a value equal to the value of such rights, rather than being treated as receiving and thereafter exercising the rights. A holder of a Subscription Right (however characterized) generally will not recognize gain or loss upon the exercise of such right, and a holder’s tax basis in the New Common Stock received upon exercise of a Subscription Right will be equal to the sum of (i) the amount paid for the New Common Stock and (ii) the holder’s resulting tax basis, if any, in the Subscription Right (or if disregarded for U.S. federal income tax purposes, the additional New Common Stock received) due to the receipt of such right (or stock) in partial satisfaction of its Allowed Claim. A holder’s holding period in the New Common Stock received upon exercise of a Subscription Right generally should commence the day following the Effective Date, unless the Subscription Right is disregarded and the holder is instead treated as receiving for its Allowed Claim additional New Common Stock. In the latter event, the holder could have a split holding period (part new and part carry over) if the receipt of the additional stock was part of a “recapitalization” exchange for U.S. federal income tax purposes.

In contrast, it is uncertain whether a holder that does not exercise a Subscription Right should be treated as receiving anything of additional value in respect of its Claim, or should be treated as receiving a right that lapsed. In the latter event, the holder generally would recognize a loss equal to its tax basis in the Subscription Right, if any. In general, such gain or loss would be a capital gain or loss, and would be a short term or long term gain or loss depending on its holding period. See Section XII.B.2 (b), above, for the potential tacking of holding period in the case of a “recapitalization” exchange for U.S. federal income tax purposes.

5. Subsequent Disposition of New Common Stock

Any gain recognized by a holder of New Common Stock upon a subsequent taxable disposition of such stock (or any stock or property received for it in a later tax-free exchange) should be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to the Claim for which stock was received and any ordinary loss deductions incurred upon satisfaction of the Claim, less any income (other than interest income) recognized by the holder upon satisfaction of the Claim, and (ii) with respect to a cash-basis holder, also any amounts which would have been included in its gross income if the holder’s Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

In addition, the U.S. Treasury Department has long been expected to promulgate regulations that provide for the carry over of any accrued “market discount” not treated as ordinary income upon a tax-free exchange (including a tax-free recapitalization) of market discount bonds to the nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan (and, likely, even without the issuance of regulations), any holder of an Allowed Secured Note Claim or an Allowed Cray Unsecured Debenture Claim that constitutes a “security” of Silicon Graphics for U.S. federal income tax purposes and that has accrued market discount would carry over such accrued market discount to any nonrecognition property received pursuant to the Plan (principally the New Common Stock), such that any gain recognized by the holder upon a subsequent disposition of such property also would be treated as ordinary income to the extent of any accrued market discount not previously included in income. In general, a Claim will have “accrued market discount” if such Claim was acquired after its original issuance at a discount to its adjusted issue price (subject to a de minimis rule).

6. Tax Treatment of Liquidating Trust and Holders of Beneficial Interests

Upon the Effective Date, the Liquidating Trust will be established for the benefit of holders of Allowed Secured Note Claims.

(a) Classification as Liquidating Trusts. The Litigation Trust is intended to qualify as a liquidating trust for U.S. federal income tax purposes. In general, a liquidating trust is not a separate taxable entity but rather is treated for U.S. federal income tax purposes as a “grantor” trust (i.e., a pass-through entity).

However, merely establishing a trust as a liquidating trust does not ensure that it will be treated as a grantor trust for U.S. federal income tax purposes. The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan. The Liquidating Trust has been structured with the intention of complying with such general criteria. Pursuant to the Plan, and in conformity with Revenue Procedure 94-45, all parties (including, without limitation, the

Debtors, the Trustee and the holders of Secured Note Claims) are required to treat, for U.S. federal income tax purposes, the Liquidating Trust as a grantor trust of which the holders of Secured Note Claims are the owners and grantors. The following discussion assumes that the Liquidating Trust will be so respected for U.S. federal income tax purposes. However, no ruling has been requested from the IRS and no opinion of counsel has been requested concerning the tax status of the Liquidating Trust as a grantor trust. Accordingly, there can be no assurance that the IRS would not take a contrary position. Were the IRS successfully to challenge such classification, the U.S. federal income tax consequences to the Liquidating Trust, the holders of claims, and the Debtors could vary from those discussed herein (including the potential for an entity level tax on any income of the Liquidating Trust).

(b) General Tax Reporting by the Liquidating Trust and Beneficiaries. For all U.S. federal income tax purposes, all parties (including, without limitation, the Debtors, the Trustee, and the holders of Secured Note Claims) must treat the transfer of assets to the Liquidating Trust as a transfer of such assets directly to the holders of Allowed Secured Note Claims, followed by the transfer of such assets by such holders to the Liquidating Trust. Consistent therewith, all parties must treat the Liquidating Trust as a grantor trust of which such holders are the owners and grantors. Thus, such holders (and any subsequent holders of interests in the Liquidating Trust) will be treated as the direct owners of an undivided interest in the assets of the Liquidating Trust for all U.S. federal income tax purposes (which assets will have a tax basis equal to their fair market value on the date transferred to the Liquidating Trust). Pursuant to the Plan, the trustee will determine the fair market value of the assets transferred to the Liquidating Trust as soon as possible after the Effective date, and all parties must consistently use such valuation for all U.S. federal income tax purposes (including for determining gain, loss, or tax basis).

Accordingly, each holder of an Allowed Secured Note Claim will be required to report on its federal income tax return its allocable share of any income, gain, loss, deduction or credit recognized or incurred by the Liquidating Trust, in accordance with its relative beneficial interest in the trust. The character of items of income, deduction and credit to any holder and the ability of such holder to benefit from any deductions or losses may depend on the particular situation of such holder.

The U.S. federal income tax obligations of a holder are not dependent upon the Liquidating Trust distributing any Cash or other proceeds. Therefore, a holder may incur a federal income tax liability with respect to its allocable share of the income of the trust even if the Liquidating Trust has not made a concurrent distribution to the holder. In general, a distribution of Cash or property by the Liquidating Trust will not be taxable to the holder as such holder is already regarded for U.S. federal income tax purposes as owning the underlying assets or realizing the income.

The Trustee will file with the IRS returns for the Liquidating Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a). The Trustee will also send to each record holder a separate statement setting forth the information necessary for such holder to determine its share of items of income, gain, loss, deduction, or credit and will instruct the holder to report such items on its federal income tax return or to forward the appropriate information to the beneficial holders with instructions to report such items on their federal income tax returns. Such items generally would be reported on the holder’s state and/or local tax returns in a similar manner.

7. Information Reporting and Withholding

All distributions to holders of Claims under the Plan are subject to any applicable tax withholding, including employment tax withholding. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable withholding rate (currently 28%). Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is supplied to the IRS. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

In addition, from an information reporting perspective, Treasury Regulations generally require disclosure by a taxpayer on its federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders’ tax returns.

THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS RECEIVING A DISTRIBUTION UNDER THE PLAN ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

XIII.

CONCLUSION

The Debtors believe that confirmation and implementation of the Plan is in the best interests of all creditors, and urge holders of impaired claims in Class 5, Class 6, and Class 7 entitled to vote on the Plan to vote to accept the Plan and to evidence such acceptance by returning their ballots so that they will be received no later than 4:00 p.m. (prevailing Eastern Time) on September 6, 2006

Dated: June 30, 2006

Respectfully submitted,

Silicon Graphics, Inc.
Silicon Graphics Federal, Inc.
Silicon Graphics World Trade Corporation
Cray Research, L.L.C.
Silicon Graphics Real Estate, Inc.
Silicon Studio, Inc.
Cray Research America Latina Ltd.
Cray Research Eastern Europe Ltd.
Cray Research India Ltd.
Cray Research International, Inc.
Cray Financial Corporation
Cray Asia/Pacific, Inc.,
Paragraph International, Inc.
WTI Development, Inc.

By:	/s/ Kathy Lanterman
Name:	Kathy Lanterman
Title:	Senior Vice President and Chief Financial Officer of SGI

Exhibit F

Liquidation Analysis

Pursuant to section 1129(a)(7) of the Bankruptcy Code (often called the “Best Interest Test”), each holder of an impaired Claim or Equity Interest must either (i) accept the Plan, or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such non-accepting holder would receive or retain if the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. In determining whether the Best Interest Test has been met, the first step is to determine the dollar amount that would be generated from a hypothetical liquidation of the Debtors’ assets in chapter 7. The gross amount of Cash available would be the sum of the proceeds from the disposition of the Debtors’ assets and the Cash held by the Debtors at the commencement of their chapter 7 cases. Such amount then would be reduced by the costs and expenses of the liquidation. Prior to determining whether the Best Interest Test has been met for general unsecured creditors, further reductions would be required to eliminate Cash and asset liquidation proceeds that would be applied to Secured Claims and amounts necessary to satisfy chapter 11 Administrative Expense Claims, tax, and priority claims that are senior to general unsecured claims, including any incremental Administrative Expense Claims that may result from the termination of the Debtors’ business and the liquidation of their assets. Any remaining Cash would be available for distribution to general unsecured creditors and Equity Interest holders in accordance with the distribution hierarchy established by section 726 of the Bankruptcy Code.

The Debtors prepared these liquidation analyses with the assistance of Bear Stearns and the Debtors’ other advisors. A liquidation analysis has been prepared for each of Silicon Graphics, Inc., Silicon Graphics Federal, Inc., and Silicon Graphics World Trade Corp. The liquidation analyses reflect the Debtors’ estimate of the Cash proceeds, net of liquidation-related expenses, that would be realized if the Debtors were liquidated in accordance with chapter 7 of the Bankruptcy Code. Underlying the liquidation analyses are a number of estimates and assumptions that although considered reasonable, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSES WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

The liquidation analyses assume a liquidation period of 120 days for all assets with the exception of the company’s intellectual property and certain litigation claims against third parties. Intellectual property is expected to be liquidated over a period of six to nine months. Certain litigation claims are assumed to be placed in a liquidating trust to maximize their value. It is also assumed that there are no recoveries from any potential preference or avoidable transactions.

The liquidation analyses are based on the Debtors consolidating balance sheet at March 31, 2006, the most recent available quarter-end consolidating balance sheet, adjusted for the forecasted net Cash position of the Debtors at September 30, 2006. Due to the number of Debtor and non-debtor subsidiaries and the inter-company relationships between them, the March 31, 2006 consolidating balance sheet provides the best approximation of the assets to be liquidated and the resulting proceeds available to the Debtors if the Debtors were to be liquidated in accordance with chapter 7 of the Bankruptcy Code.

The liquidation analyses assume that the liquidation of the Debtors would result in the insolvency and liquidation of each of the Debtors’ non-debtor subsidiaries. Specifically, it is assumed that the Debtors’ conversion to a chapter 7 would deprive these non-debtor entities, which primarily resell and service the Debtors’ products, of a product to sell as well as disrupt their funding which is facilitated through cross-border inter-company relationships. For all non-debtor entities, a liquidation analysis was performed applying liquidation value realization assumptions consistent with those used in the Debtors’ liquidation analyses (as described below), making adjustments for any material asset-specific and local jurisdictional issues. The results of these analyses determined the realizable value in a liquidation for the net Intercompany Accounts Receivables from these non-debtor subsidiaries to the Debtors as well as the value of the Investment In Subsidiaries accounts for each Debtor.

2

Silicon Graphics, Inc.

Hypothetical Liquidation Analysis

			Hypothetical Percentage Recovery		Estimated Liquidation Value
	Note	Book Value	Low	High	Low	High
Assets
Cash and Cash Equivalents	1	$45.9	100%	100%	$45.9	$45.9
Restricted Cash and Cash Equivalents	2	1.2	0%	0%	—	—
Accounts Receivable	3	11.3	42%	53%	4.7	6.1
Inventory, net	4	85.8	18%	33%	15.5	27.9
Property Plant & Equipment, net	5	33.5	19%	20%	6.2	6.7
Other Assets	6	31.6	4%	11%	1.3	3.6
Intercompany Receivable from SGI Federal, net	8	55.0	0%	0%	—	—
Intercompany Receivables from non-debtors, Net	9	41.6	20%	23%	8.1	9.5
Investments In Subsidiaries	10
SGI Federal		—	0%	0%	—	—
SGI World Trade		54.7	0%	0%	—	—
Non-debtor subsidiaries		6.6	9%	9%	0.6	0.6

Total		61.3			0.6	0.6

Goodwill	7	12.9	0%	0%	—	—
Intellectual Property and Litigation Claims	7				25.1	55.5

Net Proceeds Available For Distribution		$380.1			107.4	155.7

Less:
Secured First Lien / DIP Claims		100.0	77%	71%	76.7	70.8
Secured Second Lien Claims		191.0	16%	44%	30.7	85.0

Estimated Proceeds Available After Secured Claims					—	—

Less: Administrative & Priority Claims	11				30.4	32.4

Estimated Recovery for Administrative & Priority Claims					0.0%	0.0%

Estimated Proceeds Available For Unsecured Claims					$—	$—

Unsecured Claims	12
First Lien Deficiency Claim					—	—
Second Lien Deficiency Claim					160.3	106.0
General Unsecured Claims					112.3	112.3
Cray Unsecured Debentures					56.8	56.8
Intercompany Payables to Non-debtors					98.8	98.8

					$428.1	$373.8

Estimated Recovery for Unsecured Creditors	13				0.0%	0.0%

Silicon Graphics Federal, Inc.

Hypothetical Liquidation Analysis

			Hypothetical Percentage Recovery		Estimated Liquidation Value
	Note	Book Value	Low	High	Low	High
Assets
Cash and Cash Equivalents		$0.0	100%	100%	$0.0	$0.0
Accounts Receivable	A	20.1	42%	53%	8.4	10.8
Inventory, net		(0.2)	0%	0%	—	—
Property Plant & Equipment, net	B	0.9	0%	3%	—	0.0
Other Assets	C	6.1	13%	22%	0.8	1.4
Intercompany Receivables from non-debtors, Net		0.0	44%	58%	0.0	0.0

Net Proceeds Available For Distribution		$27.1			9.2	12.2

Less:
Secured First Lien / DIP Claims		100.0	9%	12%	9.2	12.2
Secured Second Lien Claims		191.0	0%	0%	—	—

Estimated Proceeds Available After Secured Claims					—	—

Less: Administrative & Priority Claims	D				1.2	1.3

Estimated Recovery for Administrative & Priority Claims					0.0%	0.0%

Estimated Proceeds Available For Unsecured Claims					—	—

Less:
Unsecured Claims	E
Intercompany Payable to Silicon Graphics					55.0	55.0
General Unsecured Claims					65.4	65.4

					$120.3	$120.3

Estimated Recovery for Unsecured Claims	F				0.0%	0.0%

Silicon Graphics World Trade Corp

Hypothetical Liquidation Analysis

			Hypothetical Percentage Recovery		Estimated Liquidation Value
	Note	Book Value	Low	High	Low	High
Assets
Cash and Cash Equivalents		$0.0	100%	100%	$0.0	$0.0
Intercompany Receivable from Silicon Graphics, Inc.	i	2.0	0%	0%	—	—
Intercompany Receivables from non-debtors, Net	ii	3.8	1%	1%	0.0	0.0
Investments In Subsidiaries	iii
World Trade, BV		36.8	38%	46%	14.0	17.0
Other		12.2	0%	0%	—	—

Total		49.0			14.0	17.0

Net Proceeds Available For Distribution		$54.8			14.0	17.0

Less:
Secured First Lien / DIP Claims		100.0	14%	17%	14.0	17.0
Secured Second Lien Claims		191.0	0%	0%	—	—

					—	—

Less: Administrative & Priority Claims	iv				0.4	0.5

Estimated Recovery for Administrative & Priority Claims					0.0%	0.0%

Estimated Proceeds Available For Unsecured Claims					—	—

Less:

Unsecured Claims		—			—	—

Estimated Recovery for Unsecured Claims					—	—

Estimated Proceeds Available For Shareholders					$—	$—

Silicon Graphics Inc. — Footnotes to Liquidation Analysis

1. Cash and Cash Equivalents

Silicon Graphics has estimated Cash and Cash Equivalents of $45.9 million at September 30, 2006. It is assumed that no additional Cash is generated from operations during the liquidation period. It is assumed that unrestricted Cash and Cash Equivalents are fully available in a liquidation.

2. Restricted Cash and Equivalents

Restricted Cash and Equivalents relate to deposits and other funds held by the Debtor on behalf of customers and other third parties. It is assumed that in a liquidation, Restricted Cash and Equivalents would not be available to the Debtor.

3. Accounts Receivable

It is assumed that in a liquidation, the chapter 7 trustee along with certain employees retained during the liquidation, would aggressively pursue collection of Accounts Receivables. The Debtor’s accounts receivables fall into three major categories; receivables related to completed and delivered systems; progress payments for systems not delivered; and receivables representing pre-payments of service contracts. Collections of Accounts Receivables will likely be compromised as customers attempt to reduce amounts due to the Debtors by alleged damage claims and breach of contract claims, particularly with regard to those receivables related to incomplete systems and pre-payment of service contracts. Consistent with the Debtor’s experience with collecting Accounts Receivables, adjusted for anticipated attempts to setoff claims against receivables and the general difficulties experienced by liquidating Debtors in realizing on its Accounts Receivables, the liquidation value for Accounts Receivables is based on applying a recovery percentage of 70% to 90% for receivables related to completed systems and a recovery percentage of 0% for receivable related to incomplete systems and customer service contracts.

4. Inventory

Inventory consists primarily of raw materials, work in process, finished goods, sales and trade show inventory, and spare parts. On April 5, 2006 Emerald Technology Valuations, LLC delivered a liquidation valuation of certain inventory to Wells Fargo Foothill, Inc. a copy of which was provided to the Debtors. Based on these analyses and the Debtors experience, recovery percentages were applied to the various categories of inventory of between 0% and 25% of inventory cost.

5. Property, Plant & Equipment

Property, Plant & Equipment consists primarily of an owned facility in Chippewa Falls, software, IT equipment, leasehold improvements and tools & test equipment. The liquidation value of the Chippewa Falls property of $6.2 million is based on the property’s contribution to the Debtors’ borrowing base per its pre-petition credit facility. Per the Debtors’ understanding, such borrowing base calculation was based on the property’s estimated value under a liquidation per an appraisal prepared for the benefit of the pre-petition lenders. The balance of the Property, Plant & Equipment is valued between 0% and 10% of its net book value.

6. Other Assets

Other Assets include: prepaid expenses (including insurance and royalties), deferred cost of goods sold, deposits, non-trade receivables, deferred financing fees, residual value in equipment under long-term leases, and deferred compensation assets.

The Debtors believes that prepaid royalties, insurance other prepaid expenses, and deferred financing fees would not be recoverable in a liquidation. Further, the Debtors believes that in a liquidation, there would be no residual value to equipment under long-term leases, nor would there be for non-trade receivables, which are made up of credits with certain vendors. Deferred cost of goods sold is treated using the same realization factor as for work-in-process inventory. Deposits, primarily related to facilities and utilities, are assumed to be fully offset by amounts due to such parties.

7. Goodwill, Intellectual Property and Litigation Claims

Silicon Graphics’ goodwill of $12.9 relates to value attributable to the Debtors’ foreign, non-debtor subsidiaries. Any value attributable to these entities is captured elsewhere in the liquidation analysis (see Intercompany Receivables From Non-Debtors and Investments In Subsidiaries).

The liquidation value of the Debtors intellectual property of $22.2 – $46.0 million, net of sale transaction costs, was determined based on an appraisal performed by CRA International. In addition, for liquidation purposes the Debtors estimate the value attributable to the DRAM Claims at $2.8 - $9.5 million, net of expenses.

8. Intercompany Receivable From SGI Federal

Silicon Graphics has a net intercompany receivable from SGI Federal of $55 million. This balance has been created as a result of funds advanced to SGI Federal to fund direct operating expenses, charges for inventory on goods sold through SGI Federal, management services provided by Silicon Graphics to SGI Federal, and to adjust for funds inadvertently sent to the wrong Debtor by a customer. Recovery in a liquidation on the intercompany receivable is determined by the SGI Federal Liquidation Analysis contained elsewhere in the exhibit.

9. Intercompany Receivables From Non-Debtors

Silicon Graphics charges its non-debtor subsidiaries for the cost of Silicon Graphics’ goods sold by such subsidiaries, resulting in intercompany receivables. Realizable liquidation value has been analyzed on a subsidiary by subsidiary basis as described herein.

10. Investments In Subsidiaries

Silicon Graphics has Investments in Subsidiaries with a book value of $61.3 million, $54.7 million of which is its investment in SGI World Trade, and the balance being its investment in SGI Federal and non-debtor subsidiaries. Realizable liquidation value has been analyzed on a subsidiary by subsidiary basis as described herein.

11. Administrative Expenses, Priority & Tax Claims

Administrative expenses include any unpaid expenses incurred by the Debtors post-petition, as well as the costs and expenses related to the liquidation of the Debtors estate. These expenses include chapter 7 trustee expenses, any professionals required to assist the trustee, payroll and facilities costs incurred during the liquidation period.

Chapter 7 trustee fees are estimated at 3% of the gross proceeds of the Debtors’ assets. Professional fees of the trustee, including attorneys and accountants, are estimated at $350 thousand per month for a period of four months.

Payroll and operating expenses during the liquidation represent costs related to certain employees that would be retained to assist the trustee in liquidating the assets of the Debtors. Such personnel would be required to assist in the collection of accounts receivables and the sale of inventory and other assets, as well as to complete administrative duties such as payroll and tax returns. Such personnel costs during the liquidation period are estimated at $1.0 – $1.3 million for the liquidation period. In addition, expenses for facilities and administrative overhead are estimated at $0.9 – $1.2 million.

Incremental Administrative claims that would result from post-petition intercompany payables have not been estimated for purposes of this liquidation analysis. Such amounts could be material.

Priority claims include any claims entitled to priority status as set out in the Bankruptcy Code. Priority Claims are estimated to include certain obligations to taxing authorities and to employees. Priority Claims are estimated to be $2.6 million.

12. Unsecured Claims

Unsecured claims consist of class 6 General Unsecured Silicon Graphics Claims, prior to any claims cured pursuant to the Plan and class 7 Cray Unsecured Debenture Claims. In addition, for the liquidation analysis, unsecured claims also include; the unsecured deficiency claims of the First Lien Debt and the Second Lien Debt; deferred revenue claims, inter-company claims, employee claims, and claims arising from the rejection of leases that are otherwise assumed under the Debtors’ Plan. Other than by the inclusion of deferred revenue, the liquidation analysis does not estimate additional claims that would arise from the rejection of executory contracts that are otherwise assumed under the Debtors’ Plan, which claims could be material.

13. Application of Proceeds of Liquidation Between First Lien/DIP Claims and Second Lien Claims

The analysis for Silicon Graphics assumes that the First Lien/DIP Claims would be satisfied first from proceeds of collateral in which the Second Lien Claims do not have a security interest. If the assumption is made that the First Lien/DIP Claims would be satisfied first from proceeds of collateral in which both the First Lien/DIP Claims and the Second Lien Claims share a security interest, and that no further collateral value is available to the Second Lien Claims, the Estimated Recovery for Unsecured Creditors would range from a low of 0.0% to a high of 8.9%.

Silicon Graphics Federal, Inc. — Footnotes to Liquidation Analysis

A. Accounts Receivable

Liquidation values of accounts receivables at SGI Federal have been determined utilizing the same methodology as described in Note 3.

B. Property, Plant & Equipment

SGI Federal’s net Property, Plant & Equipment is limited primarily to installed IT equipment and leasehold improvements. The Debtors believes that these assets would have a de minimis value in a liquidation.

C. Other Assets

Other assets consist primarily of residual value in equipment under long-term leases. The Debtors believes that in a liquidation, there would be no residual value to equipment under long-term leases.

D. Administrative Expenses, Priority and Tax Claims

Administrative expenses include any unpaid expenses incurred by the Debtors post-petition, as well as the costs and expenses related to the liquidation of the Debtors estate. These expenses include chapter 7 trustee expenses, estimated at 3% of gross proceeds of the Debtors assets, any professionals required to assist the trustee, and payroll and facilities costs incurred during the liquidation period.

Incremental administrative claims that would result from post-petition intercompany payables have not been estimated for purposes of this liquidation analysis. Such amounts could be material.

E. Unsecured Creditors

Unsecured claims consist of an inter-company payable to Silicon Graphics estimated at $55 million, with the balance representing deferred revenue as well as employee claims resulting from the liquidation.

F. Application of Proceeds of Liquidation Between First Lien/DIP Claims and Second Lien Claims

The analysis for SGI Federal assumes that the First Lien/DIP Claims would be satisfied first from proceeds of collateral in which the Second Lien Claims do not have a security interest. If the assumption is made that the First Lien/DIP Claims would be fully satisfied from proceeds of collateral within Silicon Graphics and SGI World Trade, the Estimated Recovery for unsecured creditors would range from a low of 6.7% to a high of 9.1%.

Silicon Graphics World Trade Corp — Footnotes to Liquidation Analysis

i. Intercompany Receivable from Silicon Graphics, Inc.

Realizable liquidation value has been analyses based on Silicon Graphics’ liquidation analysis, and no liquidation value has been attributed to World Trade Corp’s receivable from SGI Inc.

ii. Intercompany Receivable from non-Debtors

SGI World Trade has net Intercompany Accounts Receivable from Silicon Graphics AE, Greece and Silicon Graphics Ltd, South Africa. Based on a review of these subsidiaries it has been assumed that in a liquidation, no value would be realized on these receivables.

iii. Investment in Subsidiaries

SGI World Trade has investments in two active subsidiaries, Silicon Graphics Computer Systems Limited and Silicon Graphics World Trade, BV. Based on a review of Silicon Graphics Computer Systems Limited, it has been assumed that in a liquidation, no value would be realized on this investment.

World Trade BV is a foreign holding company whose assets consist of $55 million in Intercompany Receivables from Non-debtors, $194.1 million book value of Investments in Subsidiaries, and its equity investment in SGI Japan.

A liquidation analysis was performed for each of the counterparties for the Intercompany Receivables, applying liquidation value realization assumptions consistent with those used in the Debtors’ Liquidation Analysis, making adjustments for any material asset-specific and local jurisdictional issues. These analyses yield a liquidation value for these intercompany receivables of $2.4 - $2.7 million. Similar liquidation analyses were performed for each of World Trade BV’s 32 foreign subsidiaries. These analyses yield a value for these Investments in Subsidiaries of $4.9 - $5.5 million.

As of September 30, 2006, it is assumed that World Trade BV holds an 11% common stock investment in SGI Japan. SGI Japan is a private company that is majority owned by NEC and its affiliates. SGI Japan sells and services SGI systems as well as systems provided by other suppliers, and a majority of SGI Japan’s revenue is not related to Silicon Graphics or its products. In estimating the value of World Trade BV’s investment in SGI Japan in the context of a liquidation of the Debtors, we reviewed recent transactions in SGI Japan’s equity as well as indications of interest received for future transactions, and then applied a discount to these values to reflect an estimated range of lost value resulting from the loss of revenues related to the Debtors products. Based on this review, the liquidation value for World Trade BV’s investment in SGI Japan is estimated at $13.4 to $15.6 million.

iv. Administrative Expenses, Priority and Tax Claims

Chapter 7 trustee fees are estimated at 3% of the gross proceeds of the Debtors’ assets. No other administrative expenses are assumed for SGI World Trade.

For non-debtor entities an estimate of 4% of proceeds was used to account for general administration of foreign insolvency proceedings. Incremental employee costs for foreign non-debtor entities that would result from the liquidation of such entities have not been estimated for purposes of this liquidation analysis. Such amounts could be substantial.